UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2019

OR

☐TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number 1-11758

A.       Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

1585 Broadway

New York, NY 10036

B.       Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	06/26/2020	By:	/s/ Adam Kudelka
(Signature)
		Name:	Adam Kudelka
		Title:	Morgan Stanley Director of Compensation and Retirement Plans

Morgan Stanley
401(k) Plan

Employer ID Number: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2019 and
2018, and for the Year Ended December 31, 2019,
Supplemental Schedule at December 31, 2019, and

Report of Independent Registered Public Accounting

Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits at December 31, 2019 and 2018	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2019	3

Notes to Financial Statements at December 31, 2019 and 2018, and for the Year Ended December 31, 2019	4–17

SUPPLEMENTAL SCHEDULE:

Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2019	18–70

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Administrator of the

Morgan Stanley 401(k) Plan

New York, New York

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2019 has been subjected to audit procedures performed in conjunction with the audit of the Morgan Stanley 401(k) Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

Crowe LLP

We have served as the Plan's auditor since 2014.

New York, New York

June 26, 2020

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS:
Participant-directed investments at fair value	$12,197,615,656	$9,981,904,711
Receivables:
Employer contributions	278,065,434	271,566,711
Notes receivable from participants (Note 1)	102,723,614	103,826,360
Receivables for securities sold and other	133,221,861	156,508,739
Receivable from Solium Plan Custodian (Note 1)	12,245,057	—
Total Receivables	526,255,966	531,901,810
Total Assets	12,723,871,622	10,513,806,521
LIABILITIES:
Participant-directed investments at fair value	16,707,206	15,672,022
Payables for securities purchased and other	211,827,128	302,312,490
Total Liabilities	228,534,334	317,984,512
NET ASSETS AVAILABLE FOR BENEFITS	$12,495,337,288	$10,195,822,009

See notes to the financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2019

ADDITIONS:
Net investment income:
Net appreciation in fair value of investments	$2,105,689,139
Dividends and interest	131,719,702
Net investment income	2,237,408,841
Contributions:
Employer contributions	278,065,434
Participant contributions	508,620,239
Rollover contributions	77,515,308
Total contributions	864,200,981
Interest income on notes receivable from participants	5,438,920
Total additions	3,107,048,742
DEDUCTIONS:
Benefits paid to participants	807,374,668
Administrative fees	12,673,746
Total deductions	820,048,414
Net increase in net assets before plan merger	2,287,000,328
Merger of Solium Plan net assets into Plan (Note 1)	12,514,951
Net increase in net assets available for benefits	2,299,515,279
NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	10,195,822,009
End of year	$12,495,337,288

See notes to the financial statements.

Morgan stanley 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2019 AND 2018, AND FOR THE YEAR ENDED DECEMBER 31, 2019

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Domestic Holdings, Inc. (the “Plan Sponsor”) is a corporation wholly owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Plan Sponsor has delegated certain functions to Morgan Stanley Services Group Inc. (“MSSG”), a corporation wholly owned by the Plan Sponsor as of December 31, 2019. The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

The Company acquired Solium Capital Inc. in the second quarter of 2019. In connection with the acquisition, the Solium Capital, LLC, 401(k) Retirement Plan (the “Solium Plan”) was merged into the Plan, and participants of the Solium Plan became members of the Plan effective at the close of business December 31, 2019. The final valuation for the Solium Plan was performed at market close on December 31, 2019 and the Solium Plan assets, including notes receivable from participants, were merged into the Plan’s assets.

All of the Plan’s investments are held in a trust account (“trust account”) at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time and part-time (regularly scheduled to work at least 50% of the Company’s standard work week) employees of participating companies are eligible to participate in the Plan upon hire.

Part-time employees who are regularly scheduled to work less than 50% of the Company’s standard work week may elect to commence participation in the Plan on the later of (A) the date their employment commences or (B) January 1, 2018, without regard to age.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire. As of December 31, 2019, individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; (c) first hired or transferred to a participating company while in an hourly status on or after July 1, 2004; or (d) Puerto Rico residents, are not eligible to participate in the Plan. See Note 7 for changes to eligible employees which occurred after December 31, 2019.

Employee Contributions — Eligible participants may elect to contribute before-tax or Roth after-tax contributions of 1% to 30% of eligible pay subject to Code limits ($19,000 for 2019). Those participants who have attained at least age 50 by the end of 2019 may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 30% of eligible pay, subject to Code limits ($6,000 for 2019).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 30% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees (for 2019, employees who earned less than $270,061 during 2018). Participants may also contribute amounts representing eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of Retirement, Release, Total and Permanent Disability (each as defined by the Plan) or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: The Plan-provided Company Match for 2019 was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $280,000. The maximum Company Match for 2019 was limited to $11,200. The Company Match is made at the discretion of the Plan Sponsor.

The 2019 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2019 Company Match was $242,379,063, of which $6,130,696 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2019 and paid in cash by the Company to the Plan in January 2020. The 2018 Company Match was $234,156,585, of which $6,783,579 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2018 and paid in cash by the Company to the Plan in January 2019.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 and who are not Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2019 Fixed Contribution of $16,404,151 was recorded as Employer contributions receivable at December 31, 2019 and paid in cash by the Company in January 2020. The 2018 Fixed Contribution of $17,412,777 was recorded as Employer contributions receivable at December 31, 2018 and paid in cash by the Company in January 2019.

Citi Pension Transition Contributions: To be eligible for Citi Pension Transition Contributions, employees who transferred from Citigroup to the Company or its affiliates in connection with the formation of the Company’s Wealth Management business segment must have been notified by Citigroup that their prior plan benefit opportunity qualified them for transition contributions under the Citigroup 401(k) Plan and they must have been at least age 45 with five or more years of service, including prior Citigroup service, at December 31, 2010. Citi Pension Transition Contributions may be available for up to 10 Plan Years, beginning with the 2011 Plan year.

The Citi Pension Transition Contributions are based on the one-time calculation Citigroup performed to determine the percentage of annual eligible pay for the annual transition contributions under the Citigroup 401(k) Plan. The 2019 Citi Pension Transition Contribution of $2,024,063 was recorded as Employer contributions receivable at December 31, 2019 and paid in cash by the Company in January 2020. The 2018 Citi Pension Transition Contribution of $2,185,280 was recorded as Employer contributions receivable at December 31, 2018 and paid in cash by the Company in January 2019.

Morgan Stanley Transition Contribution: Eligible employees are those who earned a Morgan Stanley pension benefit or received a 401(k) Plan Retirement Contribution during 2010 and at December 31, 2010 were employed by a participating company and at least age 45 with five or more years of service. Eligible employees receive a Morgan Stanley Transition Contribution regardless of whether or not they contribute to the Plan. Morgan Stanley Transition Contributions may be available under the Plan for up to 10 Plan Years, beginning with the 2011 Plan Year.

The 2019 Morgan Stanley Transition Contribution of $23,388,853 was recorded as Employer contributions receivable at December 31, 2019 and paid in cash by the Company in January 2020. The 2018 Morgan Stanley Transition Contribution of $24,595,648 was recorded as Employer contributions receivable at December 31, 2018 and paid in cash by the Company in January 2019.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2019, the Plan offered four mutual funds, 21 commingled or collective trust funds, one employer stock fund, and 13 separately managed accounts.

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code.

Forfeitures — Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow up to the lesser of $50,000 or 50% of his/her vested Plan account (see Note 7). The loan is secured by the balance in the participant’s account and bears interest at a rate determined by the Plan Administrator. Fixed, Retirement and Transition Contributions, each as defined by the Plan, are not eligible for loans. Each loan processed incurs a $75 administrative fee. Generally, principal and interest are paid ratably through payroll deductions back to the individual participant’s account; participants may fully or partially pre-pay their loans without penalty. A participant may only have one outstanding loan at a time. Loans become due on termination of employment, except in the case of Release, in which case a participant may continue repayments for up to 12 months, or the due date for the loan, whichever is earlier (see Note 7).

Domestic Relations Orders — Generally, participants who submit a domestic relations order for qualification incur a $750 qualification fee which is paid from the participant’s and alternate payee’s accounts.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Non-hardship withdrawals are limited to eight per year.

A participant may elect to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind. Shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Financial Solutions, Inc.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the years ended December 31, 2019 and 2018 generally were paid prior to the respective year end. Amounts requested in the plan year but paid subsequent to the plan year were not significant.

Risks and Uncertainties — The Plan utilizes various investment options, including derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on investments are reflected in Net investment income (loss)—Net appreciation (depreciation) in fair value of investments. Management fees and operating expenses charged to each of the investment options under the Plan are deducted from income earned and are not separately reflected in the Statement of changes in net assets available for benefits. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that requires the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the observability of inputs as follows, with Level 1 being the highest and Level 3 being the lowest level:

Level 1. Valuations based on quoted prices in active markets that the Plan has the ability to access for identical assets or liabilities. Valuation adjustments, block discounts and discounts for entity-specific restrictions that would not transfer to market participants are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2. Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3. Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the product. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the total fair value amount is disclosed in the level appropriate for the lowest level input that is significant to the total fair value of the asset or liability.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance. Interest is repaid monthly and any delinquent interest payments at December 31, 2019 and 2018 were not significant. Based on the terms of the Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s separately managed account (“Separate Account”) portfolios only to the extent that they comply with all of the Plan’s policy guidelines, and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps and forwards.

Market risk arises from adverse changes in the fair value of these contracts.

Futures, Options and Warrant — The trust account held certain fixed income future and option contracts in Separate Accounts at December 31, 2019 and 2018 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, and PIMCO Low Duration Fund. The trust account held certain equity index future contracts in a Separate Account at December 31, 2019 and 2018 within AQR International Equity Fund. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The trust account held an equity warrant in a Separate Account at December 31, 2019 within the Artisan International Growth Fund. The fair value of these investments at December 31, 2019 and 2018 was not significant and the changes in fair value are accounted for as part of Net appreciation (depreciation) in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. At December 31, 2019 and 2018, the investment assets held by the Plan included positions in interest rate swaps, credit default swaps, total return swaps, and inflation swaps. These assets were held in Separate Accounts at December 31, 2019 and 2018 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, PIMCO Low Duration Fund and AQR International Equity Fund. The fair value of these investments at December 31, 2019 and 2018 was not significant and the changes in fair value are accounted for as part of Net appreciation (depreciation) in fair value of investments in the Statement of changes in net assets available for benefits.

Forwards — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2019 in the PIMCO Real Return Portfolio Fund, Artisan International Growth Fund, PIMCO Low Duration Fund, and AQR International Equity Fund and at December 31, 2018 in the PIMCO Real Return Portfolio Fund, Fidelity Institutional Asset Management Select International Small Growth Fund, Artisan International Growth Fund, PIMCO Low Duration Fund, and AQR International Equity Fund. The Plan also held positions in forward equity contracts in Separate Accounts at December 31, 2019 and 2018 in the AQR International Equity Fund. The fair value of these investments at December 31, 2019 and 2018 was not significant and the changes in fair value are accounted for as part of Net appreciation (depreciation) in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The investment managers, BlackRock and PIMCO, entered into several repurchase agreements. The fair value of these investments at December 31, 2019 and 2018 was not significant and the changes in fair value are accounted for as part of Net appreciation (depreciation) in fair value of investments in the Statement of changes in net assets available for benefits.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest include Plan fiduciaries, employees, participant employers and service providers, certain owners and certain relatives of such individuals, as defined by ERISA.

There were 39 and 40 investment options, respectively, available in the Plan at December 31, 2019 and 2018, of which two and three, respectively, were managed by Morgan Stanley Investment Management (“MSIM”), 36 were managed by third parties and one of which was an employer stock fund (Morgan Stanley Stock Fund). All party-in-interest investment options are in the Morgan Stanley Stock Fund, Northern Trust Short-Term Investment Fund, the funds managed by MSIM, an affiliate of the Plan Sponsor, and funds issued by PIMCO, Blackrock, Voya Financial Inc., AQR Capital Management, T. Rowe Price, William Blair, Rice Hall James, Artisan Partners, Fidelity Institutional Asset Management, Shenkman, Thompson, Siegel & Walmsley, and Westfield Capital Management Company.

Investments in and income related to common stock and funds issued by Morgan Stanley or its affiliates, including Mitsubishi UFJ Financial Group and MSIM, and notes receivables from participants are as follows:

Investments and receivables held by the Plan

	At	At	Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019
Morgan Stanley common stock
Number of shares held	33,678,328	37,084,930	n/a
Fair value of shares held	$1,721,636,127	$1,470,417,474	n/a
Net realized gain	n/a	n/a	$66,916,519
Dividend income	n/a	n/a	$46,902,304
Mitsubishi UFJ Financial Group common stock
Number of shares held	97,500	195,000	n/a
Fair value of shares held	$532,202	$956,027	n/a
Investments in a Registered Investment Company issued by MSIM
Fair value of shares held	$1,130,761,764	$1,312,018,722	n/a
Net realized gain	n/a	n/a	$137,742,886
Investments in a Collective Trust Fund issued by MSIM
Fair value of shares held	$158,600,627	$137,126,130	n/a
Net realized gain	n/a	n/a	$783,386
Notes receivable from participants
Participant loans	$102,723,614	$103,826,360	n/a
Interest income	n/a	n/a	$5,438,920

Eligible participants of the Morgan Stanley Stock Fund may elect to receive current cash payment of dividends paid on the Morgan Stanley Stock Fund within the Plan, to the extent provided in the Plan.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated May 22, 2018, that the Plan and its related trust account continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter, however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2019 and 2018, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2013.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies – Mutual funds are registered with the Securities and Exchange Commission and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices or net asset value (“NAV”) and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The PIMCO International Bond (Unhedged) fund requires the Trustee to calculate the fair value since the fund has a daily interest rate factor that pays a monthly dividend and therefore the fund is categorized as Level 2 of the fair value hierarchy. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Separate Accounts – The Plan holds investments in the Morgan Stanley Stock Fund (the “Fund”) holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. There are no unfunded commitments and no restricted redemption notice periods. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

The remaining Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. At December 31, 2019 and 2018, the Plan’s Separate Accounts consisted of the T. Rowe Price U.S. Large-Cap Value Fund, the PIMCO Core Fixed Income Fund, the PIMCO Real Return Portfolio Fund, the PIMCO Low Duration Fund, the Shenkman Capital High Yield Bond Fund, the Fidelity Institutional Asset Management Select International Small Cap Fund, the Artisan International Growth Fund, the BlackRock Government Short Term Investment Fund, the Thompson, Siegel & Walmsley Mid Cap Value Fund, the William Blair Small Cap Value Fund, the Rice Hall James Small Cap Opportunities Fund, and AQR International Equity Fund. At December 31, 2019, the Plan’s Separate Accounts also consisted of the AQR Emerging Equities Collective Investment Fund and the Westfield Mid Cap Growth Equity Fund. At December 31, 2018, the Plan’s Separate Accounts also consisted of the Voya Mid Cap Growth Fund. The Trustee is responsible for determining the Separate Accounts’ fair value. Terms of the agreements with the investment managers (“Investment Management Agreements”) for the Separate Accounts permit the termination of the Investment Management Agreements and the distribution of the Separate Accounts’ securities at fair value. There were no unfunded commitments and no restricted redemption notice periods. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Corporate equities are categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are categorized in Level 1 of the fair value hierarchy.

Government and agency securities

Government and agency securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model-driven based on spreads of a comparable to be announced security. For index linked securities, the market price is adjusted daily by the appropriate index factor. The fair value of state and municipal securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, index linked securities, and state and municipal government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, observable market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are categorized in Level 2 of the fair value hierarchy.

Derivative instruments

Depending on the product and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative instruments are categorized in Level 2 of the fair value hierarchy.

Repurchase agreements

The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued by the investment managers at NAVs and recent transaction prices and therefore are not required to be categorized by Levels of the fair value hierarchy. If there is a fee accrual, the Trustee is responsible for determining the fair value. At December 31, 2019 and 2018, the Plan held investments in funds managed by State Street Global Advisors, BlackRock, Inc., Wellington Management, and Morgan Stanley Investment Management. At December 31, 2019, the Plan also held investments in a fund managed by AQR Capital Management. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2019
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable Inputs	Unobservable
	Identical Assets		Inputs

Investment Assets:	Level 1	Level 2	Level 3	Total

Registered Investment Companies	$1,172,736,168	$38,622,379	$—	$1,211,358,547
Separately Managed Accounts
Corporate equities	3,886,793,067	1,606,256	—	3,888,399,323
Cash and cash equivalents	63,018,148	—	—	63,018,148
Government and agency securities
U.S. Treasury and agency securities	161,062,591	838,956,909	—	1,000,019,500
Other sovereign government obligations	—	15,871,412	—	15,871,412
State and municipal securities	—	5,176,909	—	5,176,909
Total Government and agency securities	161,062,591	860,005,230	—	1,021,067,821
Corporate debt instruments	—	241,398,036	—	241,398,036
Derivative instruments	—	16,707,478	—	16,707,478
Repurchase agreements	—	5,800,000	—	5,800,000
	4,110,873,806	1,125,517,000	—	5,236,390,806

Collective Trust Funds *				5,749,866,303

Participant-directed investments				$12,197,615,656

Investment Liabilities:
Separately Managed Accounts
Government and agency securities
U.S. Treasury and agency securities	—	5,053,848	—	5,053,848
Derivative instruments	1,516,221	10,137,137	—	11,653,358
Participant-directed investments	$1,516,221	$15,190,985	$—	$16,707,206

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2018
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable Inputs	Unobservable
	Identical Assets		Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:
Registered Investment Companies	$1,376,068,724	$36,254,872	$—	$1,412,323,596
Separately Managed Accounts
Corporate equities	3,306,299,802	2,521,659	—	3,308,821,461
Cash and cash equivalents	55,260,076	—	—	55,260,076
Government securities
U.S. Treasury and agency securities	130,403,058	746,219,549	—	876,622,607
Other sovereign government obligations	—	20,656,700	—	20,656,700
State and municipal securities	—	4,387,453	—	4,387,453
Total government securities	130,403,058	771,263,702	—	901,666,760
Corporate debt instruments	—	230,553,381	—	230,553,381
Derivative instruments	—	12,404,512	—	12,404,512
Repurchase agreements	—	39,600,000	—	39,600,000
	3,491,962,936	1,056,343,254	—	4,548,306,190
Collective Trust Funds *				4,021,274,925

Participant-directed investments				$9,981,904,711

Investment Liabilities:
Participant-directed derivative investments	$1,690,136	$13,981,886	$—	$15,672,022

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

7.	SuBSEQUENT EVENTS

Effective January 1, 2020, hourly employees are eligible to participate in the Plan.

Beginning May 15 and ending December 31, 2020, certain eligible employees may withdraw up to $100,000 from the Plan, or may delay payments for up to 12 months for any loans outstanding as of December 31, 2020, in accordance with the Coronavirus Aid, Relief and Economic Security (CARES) Act. In addition, beginning May 29 and ending September 23, 2020, certain eligible employees may borrow up to $100,000 from the Plan in accordance with the CARES Act.

The coronavirus disease (“COVID-19”) pandemic and related government-imposed shelter-in-place restrictions have had, and will likely continue to have, a severe impact on global economic conditions and the environment in which the Plan operates. The future impact on plan assets of economic and market conditions related to COVID-19 is uncertain and depends on the scope and duration of the pandemic and any recovery period, and future actions taken by governmental authorities, central banks and other third parties in response to the pandemic, among other factors.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
*	MSIF	MSIF Inc. Growth Portfolio Fund		$1,130,761,764
*	Northern Trust	Northern Trust Global Sustainability Index Fund		26,733,133
	Pax	Pax Global Environmnetal Markets Fund		15,241,271
*	PIMCO	PIMCO International Bond Fund (Unhedged)		38,622,379

	Corporate equities
	5Th 3Rd Bancorp	475,171 Shares of Common Stock		14,606,757
	Aalberts Nv	12,900 Shares of Common Stock		579,355
	Aareal Bank Ag	22,660 Shares of Common Stock		769,435
	Abbvie Inc	101,277 Shares of Common Stock		8,967,066
	Abc-Mart Inc	1,200 Shares of Common Stock		82,153
	Acadia Rlty Tr	90,844 Shares of Common Stock		2,355,585
	Aci Worldwide Inc	128,254 Shares of Common Stock		4,858,903
	Acs Actividades Co	23,797 Shares of Common Stock		952,288
	Adapteo Oyj	20,400 Shares of Common Stock		250,569
	Adecco Group Ag	24,546 Shares of Common Stock		1,551,821
	Adidas Ag	7,064 Shares of Common Stock		2,297,923
	Adr Alibaba Group Holding Ltd	11,179 Shares of Common Stock		2,371,066
	Adr Amarin Corp Plc	131,400 Shares of Common Stock		2,817,216
	Adr Ascendis Pharma	52,690 Shares of Common Stock		7,330,233
	Adr Criteo S A	113,320 Shares of Common Stock		1,963,836
	Adr Mix Telematics Ltd	48,997 Shares of Common Stock		635,491
	Adr Nice Ltd	42,642 Shares of Common Stock		6,615,906
	Adr Petroleo Brasileiro Sa Petrobras	257,327 Shares of Common Stock		4,101,792
	Adr Total Sa	411,986 Shares of Common Stock		22,782,826
	Adr Wns Hldgs Ltd	73,949 Shares of Common Stock		4,891,726
	Adyen Nv	2,641 Shares of Common Stock		2,167,066
	Aeon Delight Co.Ltd.	15,300 Shares of Common Stock		552,588
	Aeon Financial Service Co Ltd	26,800 Shares of Common Stock		425,890
	Aercap Holdings	29,926 Shares of Common Stock		1,839,551
	Aerie Pharmaceuticals Inc	80,129 Shares of Common Stock		1,936,718
	Agc Inc	6,200 Shares of Common Stock		224,210
	Ageas	26,936 Shares of Common Stock		1,592,815
	Agree Rlty Corp	20,094 Shares of Common Stock		1,409,996
	Aia Group Ltd	763,000 Shares of Common Stock		8,010,139
	Aimmune Therapeutics Inc	46,642 Shares of Common Stock		1,561,108
	Air Liquide(L')	60,994 Shares of Common Stock		8,640,380
	Airbus Se	55,922 Shares of Common Stock		8,190,550
	Akebia Therapeutics Inc	89,888 Shares of Common Stock		568,092
	Alaska Air Group Inc	25,300 Shares of Common Stock		1,714,075
	Alcon Ag	60,800 Shares of Common Stock		3,439,456
	Alexandria Real Estate Equities Inc	26,910 Shares of Common Stock		4,348,118
	Alfresa Holdings	21,900 Shares of Common Stock		448,983
	Alleghany Corp Del	3,800 Shares of Common Stock		3,038,366
	Allianz Se	37,024 Shares of Common Stock		9,076,583

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Allstate Corp	22,600 Shares of Common Stock		$2,541,370
	Ally Finl Inc	29,800 Shares of Common Stock		910,688
	Alphabet Inc	3,633 Shares of Common Stock		4,861,735
	Alps Alpine Co Ltd	48,000 Shares of Common Stock		1,100,676
	Alstom	2,455 Shares of Common Stock		116,375
	Alten	6,600 Shares of Common Stock		833,456
	Altice Usa Inc	213,330 Shares of Common Stock		5,832,442
	Amada Holdings Co Ltd	7,300 Shares of Common Stock		83,966
	Amazon Com Inc	2,517 Shares of Common Stock		4,651,013
	American Assets Tr Inc	51,919 Shares of Common Stock		2,383,082
	American International Group Inc	386,381 Shares of Common Stock		19,832,937
	Americold Rlty Tr	76,282 Shares of Common Stock		2,674,447
	Amerisourcebergen Corp	25,600 Shares of Common Stock		2,176,512
	Ametek Inc	59,300 Shares of Common Stock		5,914,582
	Amundi	22,245 Shares of Common Stock		1,745,404
	Ana Holdings Inc	5,000 Shares of Common Stock		167,564
	Anglo American	40,148 Shares of Common Stock		1,155,733
	Annaly Cap Mgmt Inc	349,300 Shares of Common Stock		3,290,406
	Anritsu Corp	35,400 Shares of Common Stock		706,208
	Antero Res Corp	202,824 Shares of Common Stock		578,048
	Antofagasta Ord	23,310 Shares of Common Stock		283,107
	Aon Plc	32,572 Shares of Common Stock		6,784,422
	Aozora Bank	9,600 Shares of Common Stock		255,382
	Applied Materials Inc	287,734 Shares of Common Stock		17,563,284
	Aramark	32,100 Shares of Common Stock		1,393,140
	Arcadis Nv	40,500 Shares of Common Stock		944,685
	Arch Capital Group	56,500 Shares of Common Stock		2,423,285
	Archrock Inc	181,526 Shares of Common Stock		1,822,521
	Armstrong World Inds Inc	42,196 Shares of Common Stock		3,965,158
	As One Corporation	8,500 Shares of Common Stock		798,574
	Ashtead Group Ord	5,216 Shares of Common Stock		166,805
	Asm Pacific Tech	57,800 Shares of Common Stock		801,892
	Asml Holding Nv	12,406 Shares of Common Stock		3,672,217
	Assa Abloy	5,392 Shares of Common Stock		126,145
	Assic Generali Spa	198,720 Shares of Common Stock		4,103,248
	Assocd Brit Foods Ord	10,412 Shares of Common Stock		358,350
	Astellas Pharma	217,500 Shares of Common Stock		3,742,581
	Astrazeneca Ord	16,740 Shares of Common Stock		1,686,952
	Atea Asa	34,800 Shares of Common Stock		509,290
	Atos Se	12,501 Shares of Common Stock		1,042,886
	Aurizon Holdings	175,223 Shares of Common Stock		644,195
	Ausnet Services	433,068 Shares of Common Stock		517,523
	Aust & NZ Bank Group	12,100 Shares of Common Stock		209,495
	Auto Trader Group Ord	9,925 Shares of Common Stock		78,179
	Aveva Group Ord	42,293 Shares of Common Stock		2,608,647

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Aviva Ord	294,245 Shares of Common Stock		$1,632,097
	Avnet Inc	47,596 Shares of Common Stock		2,019,974
	Axa	76,054 Shares of Common Stock		2,143,656
	Axos Finl Inc	101,581 Shares of Common Stock		3,075,873
	Azbil Corp	36,000 Shares of Common Stock		1,021,946
	B & M European Value Retail Sa Ord	257,668 Shares of Common Stock		1,398,152
	Bae Systems Ord	141,401 Shares of Common Stock		1,057,989
	Baker Hughes Co	49,300 Shares of Common Stock		1,263,559
	Balfour Beatty	166,300 Shares of Common Stock		575,880
	Baloise Holding Ag	3,810 Shares of Common Stock		688,542
	Banc Calif Inc	97,317 Shares of Common Stock		1,671,906
	Bank Ozk	58,760 Shares of Common Stock		1,792,474
	Bankinter Sa	72,900 Shares of Common Stock		534,515
	Banner Corp Com	38,385 Shares of Common Stock		2,172,207
	Bapcor Ltd	175,073 Shares of Common Stock		787,632
	Barclays Plc Ord	573,418 Shares of Common Stock		1,364,609
	Barratt Developments Ord	127,614 Shares of Common Stock		1,262,177
	Barry Callebaut Ag	340 Shares of Common Stock		750,679
	Bayer Ag	50,832 Shares of Common Stock		4,154,460
	Bbva(Bilb-Viz-Arg)	326,483 Shares of Common Stock		1,826,156
	Beazley Plc (Uk) Ord	112,100 Shares of Common Stock		825,685
	Becton Dickinson & Co	29,247 Shares of Common Stock		7,954,307
	Becton Dickinson & Co Dep Shs Repstg	28,293 Shares of Common Stock		1,852,060
	Befimmo Sa	13,535 Shares of Common Stock		821,943
	Belden Inc	42,675 Shares of Common Stock		2,347,125
	Berkley Gp Holdings	15,499 Shares of Common Stock		997,664
	Bezeq Israel Telcm	558,600 Shares of Common Stock		448,788
	BHP Group Limited	55,112 Shares of Common Stock		1,507,799
	Bhp Group Plc Ord	63,926 Shares of Common Stock		1,504,700
	Bilfinger Se	11,633 Shares of Common Stock		451,547
	Binggrae	9,954 Shares of Common Stock		482,013
	Biomarin Pharmaceutical Inc	45,940 Shares of Common Stock		3,884,227
	Biospecifics Technologies Corp	23,651 Shares of Common Stock		1,346,688
	Bjs Restaurants Inc	6,583 Shares of Common Stock		249,891
	Black Hills Corp	32,333 Shares of Common Stock		2,539,434
	Bluescope Steel	195,339 Shares of Common Stock		2,067,942
	Bnk Financial Group Inc	77,162 Shares of Common Stock		511,099
	Bnp Paribas	92,228 Shares of Common Stock		5,469,276
	Boeing Co	38,084 Shares of Common Stock		12,406,244
	Boingo Wireless Inc	137,479 Shares of Common Stock		1,505,395
	Boston Private Finl Hldgs Inc	163,292 Shares of Common Stock		1,964,403
	Bouygues	5,466 Shares of Common Stock		232,416
	Boyd Gaming Corp	81,925 Shares of Common Stock		2,452,835
	Bqe Cant Vaudoise	880 Shares of Common Stock		717,922
	Brady Corp	75,880 Shares of Common Stock		4,344,889

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Brambles Ltd	72,572 Shares of Common Stock		$597,890
	Brembo Spa	57,100 Shares of Common Stock		708,888
	Brigham Minerals Inc	59,541 Shares of Common Stock		1,276,559
	British American Tobacco Ord	24,419 Shares of Common Stock		1,045,360
	Britvic Ord	37,402 Shares of Common Stock		448,164
	Brother Industries	34,800 Shares of Common Stock		727,222
	Brunello Cucinelli	14,500 Shares of Common Stock		513,679
	Bt Group Ord	574,488 Shares of Common Stock		1,464,570
	Bucher Industries	2,170 Shares of Common Stock		761,466
	Bunge Ltd	128,414 Shares of Common Stock		7,390,226
	Burberry Group Ord	29,130 Shares of Common Stock		850,909
	Buzzi Unicem Spa	34,100 Shares of Common Stock		859,324
	C&C Group	156,006 Shares of Common Stock		840,109
	Cairn Homes Plc Ord	515,135 Shares of Common Stock		730,894
	Calamp Corp	69,265 Shares of Common Stock		663,559
	Callon Pete Co Del	376,720 Shares of Common Stock		1,819,558
	Capcom Co Ltd	34,300 Shares of Common Stock		956,329
	Capgemini	7,272 Shares of Common Stock		888,931
	Cardinal Hlth Inc	18,200 Shares of Common Stock		920,556
	Carlsberg	1,998 Shares of Common Stock		298,274
	Carnival Corp	143,829 Shares of Common Stock		7,310,828
	Carnival Plc Ord	2,430 Shares of Common Stock		117,306
	Carpenter Technology Corp	40,226 Shares of Common Stock		2,002,450
	Carrefour Sa	11,907 Shares of Common Stock		199,816
	Carter Inc Formerly Carter Hldgs Inc	74,852 Shares of Common Stock		8,184,317
	Cdk Global Inc	32,500 Shares of Common Stock		1,777,100
	Centene Corp Del	15,500 Shares of Common Stock		974,485
	Centerpoint Energy Inc	329,890 Shares of Common Stock		8,996,100
	Centrica Ord	552,875 Shares of Common Stock		654,052
	Century Casinos Inc	162,843 Shares of Common Stock		1,289,717
	Cerved Group	52,700 Shares of Common Stock		514,359
	Ceva Inc	116,546 Shares of Common Stock		3,142,080
	Cf Inds Hldgs Inc	174,534 Shares of Common Stock		8,332,253
	Challenger Ltd	93,287 Shares of Common Stock		530,511
	Cheesecake Factory Inc	43,467 Shares of Common Stock		1,689,128
	Chubb Ltd Ord	122,251 Shares of Common Stock		19,029,591
	Cie De St-Gobain	33,633 Shares of Common Stock		1,377,986
	Cimic Group Limited	38,412 Shares of Common Stock		894,837
	Cimpress Plc	24,219 Shares of Common Stock		3,046,024
	Cinemark Hldgs Inc	45,193 Shares of Common Stock		1,529,783
	Cisco Systems Inc	259,600 Shares of Common Stock		12,450,416
	Cit Group Inc	39,400 Shares of Common Stock		1,797,822
	Citigroup Inc	65,684 Shares of Common Stock		5,247,495
	Ck Asset Holdings Ltd	406,000 Shares of Common Stock		2,930,966
	Ck Hutchison Holdings	59,500 Shares of Common Stock		567,372

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Cloetta Ab	172,500 Shares of Common Stock		$584,149
	Clp Holdings Ltd	60,500 Shares of Common Stock		635,919
	Cno Finl Group Inc	99,589 Shares of Common Stock		1,805,549
	Coca-Cola Hbc Ag Ord	15,838 Shares of Common Stock		538,173
	Cognizant Tech Solutions Corp	143,332 Shares of Common Stock		8,889,451
	Collegium Pharmaceutical Inc	71,473 Shares of Common Stock		1,470,914
	Colony Cap Inc	196,605 Shares of Common Stock		933,874
	Comcast Corp	241,909 Shares of Common Stock		10,878,648
	Comfortdelgro Corp Ltd	400,900 Shares of Common Stock		709,584
	Compass Group Ord	16,819 Shares of Common Stock		421,110
	Compugroup Medical	12,200 Shares of Common Stock		873,024
	Conagra Brands Inc	229,800 Shares of Common Stock		7,868,352
	Conmed Corp	34,144 Shares of Common Stock		3,818,324
	Contact Energy	70,200 Shares of Common Stock		337,680
	Cooper Cos Inc	17,120 Shares of Common Stock		5,500,485
	Cornerstone Ondemand Inc	25,024 Shares of Common Stock		1,465,155
	Corteva Inc	73,800 Shares of Common Stock		2,181,528
	Coty Inc	45,900 Shares of Common Stock		516,375
	Covestro Ag	1,679 Shares of Common Stock		78,120
	Cracker Barrel Old Country Store	11,360 Shares of Common Stock		1,746,486
	Cranswick Ord	15,113 Shares of Common Stock		678,710
	Credit Agricole Sa	22,163 Shares of Common Stock		321,548
	Crown Resorts Limited	21,069 Shares of Common Stock		177,874
	CSL Ltd	2,784 Shares of Common Stock		539,666
	Curtiss Wright Corp	31,193 Shares of Common Stock		4,394,782
	Cusip Change Equitable Hldgs	235,539 Shares of Common Stock		5,836,656
	Cvs Health Corp	208,404 Shares of Common Stock		15,482,333
	Cypress Semiconductor Corp	80,127 Shares of Common Stock		1,869,363
	D R Horton Inc	56,860 Shares of Common Stock		2,999,365
	Dah Sing Financial	152,000 Shares of Common Stock		598,886
	Dai-Ichi Life Hold	21,300 Shares of Common Stock		356,029
	Daikin Industries	3,400 Shares of Common Stock		483,368
	Daikyonishikawa Corporation	56,600 Shares of Common Stock		445,300
	Daiwa House Inds	11,600 Shares of Common Stock		361,850
	Daiwa Office Investment Corp Reit	105 Shares of Common Stock		805,797
	Dana Inc	111,077 Shares of Common Stock		2,021,601
	Danske Bank	14,344 Shares of Common Stock		232,279
	Darling Ingredients Inc	104,684 Shares of Common Stock		2,939,527
	Dassault Aviation	192 Shares of Common Stock		252,158
	Dassault Systemes	6,490 Shares of Common Stock		1,067,621
	Dave & Busters Entmt Inc	99,010 Shares of Common Stock		3,977,232
	Dechra Pharma Ord	18,300 Shares of Common Stock		703,045
	Deutsche Boerse Ag	80,703 Shares of Common Stock		12,696,066
	Deutsche Lufthansa Ord	22,530 Shares of Common Stock		415,008
	Deutsche Post Ag	160,445 Shares of Common Stock		6,125,185

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Deutsche Telekom	44,546 Shares of Common Stock		$728,542
	Deutsche Wohnen Se	7,406 Shares of Common Stock		302,768
	Dexcom Inc	31,250 Shares of Common Stock		6,835,625
	Dexus Property Group	101,980 Shares of Common Stock		838,736
	Diageo Ord Plc	106,370 Shares of Common Stock		4,509,942
	Direct Line Insurance Plc Ord	225,053 Shares of Common Stock		931,684
	Disco Corporation	3,000 Shares of Common Stock		714,976
	Discovery Inc	39,869 Shares of Common Stock		1,215,606
	Dish Network Corp	51,100 Shares of Common Stock		1,812,517
	Dollar Tree Inc	44,640 Shares of Common Stock		4,198,393
	Dollarama Inc	21,501 Shares of Common Stock		739,996
	Dow Inc	84,668 Shares of Common Stock		4,633,880
	Dsv Panalpina	1,937 Shares of Common Stock		223,408
	Dufry Ag	3,155 Shares of Common Stock		312,845
	Dupont De Nemours Inc	122,825 Shares of Common Stock		7,885,365
	E Trade Finl Corp Formerly E Trade Groupinc	43,000 Shares of Common Stock		1,950,910
	E.On Se	31,245 Shares of Common Stock		334,031
	East Japan Railway Co	1,800 Shares of Common Stock		163,280
	Echo Global Logistics Inc	87,981 Shares of Common Stock		1,821,207
	Edf	115,648 Shares of Common Stock		1,288,802
	Edison Intl	136,781 Shares of Common Stock		10,314,655
	Eiffage	23,206 Shares of Common Stock		2,656,971
	Elanco Animal Health Inc	197,190 Shares of Common Stock		5,807,246
	Eldorado Resorts Inc	78,300 Shares of Common Stock		4,669,812
	Elementis Ord	388,000 Shares of Common Stock		920,065
	Elior Group	47,826 Shares of Common Stock		703,269
	Emcor Group Inc	31,840 Shares of Common Stock		2,747,792
	Emergent Biosolutions Inc	64,629 Shares of Common Stock		3,486,735
	Enagas Sa	49,136 Shares of Common Stock		1,254,228
	Encompass Health Corp	43,072 Shares of Common Stock		2,983,597
	Endesa Sa	76,413 Shares of Common Stock		2,040,554
	Enel Spa	272,625 Shares of Common Stock		2,164,185
	Engie Comstk	159,187 Shares of Common Stock		2,573,099
	Entra Asa	44,000 Shares of Common Stock		726,048
	Epr Pptys Com Sh Ben Int Com Sh Ben Int	29,937 Shares of Common Stock		2,114,750
	Eqt Corp	190,530 Shares of Common Stock		2,076,777
	Equitrans Midstream Corp	89,585 Shares of Common Stock		1,196,856
	Ericsson	153,154 Shares of Common Stock		1,334,385
	Essity Ab	5,831 Shares of Common Stock		187,991
	Etsy Inc	52,450 Shares of Common Stock		2,323,535
	Eurocommercial	20,519 Shares of Common Stock		575,815
	Euronav	61,100 Shares of Common Stock		753,061
	Euronet Worldwide Inc	9,416 Shares of Common Stock		1,483,585
	Eutelsat Communica	4,970 Shares of Common Stock		80,837
	Evergy Inc	69,973 Shares of Common Stock		4,554,543

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Eversource Energy	50,299 Shares of Common Stock		$4,278,936
	Evn Ag	31,300 Shares of Common Stock		607,823
	Evraz Plc Ord	116,549 Shares of Common Stock		623,769
	Expedia Group Inc	21,524 Shares of Common Stock		2,327,605
	Experian Ord	13,998 Shares of Common Stock		473,239
	Exxon Mobil Corp	198,729 Shares of Common Stock		13,867,310
	F N B Corp Pa	176,419 Shares of Common Stock		2,240,521
	Fabege Ab	38,700 Shares of Common Stock		643,687
	Fagron	23,700 Shares of Common Stock		514,241
	Federal Agric Mtg Corp	14,868 Shares of Common Stock		1,241,478
	Fiat Chrysler Automobiles Nv	191,634 Shares of Common Stock		2,838,151
	Fidelity Natl Finl Inc	54,900 Shares of Common Stock		2,489,715
	Fidelity Natl Information Svcs Inc	48,800 Shares of Common Stock		6,787,592
	Finecobank Spa	67,228 Shares of Common Stock		806,704
	Firstenergy Corp	49,600 Shares of Common Stock		2,410,560
	Fiserv Inc	48,020 Shares of Common Stock		5,552,553
	Fleetcor Technologies Inc	15,100 Shares of Common Stock		4,344,572
	Fluidra Sa	46,010 Shares of Common Stock		630,084
	Foot Locker Inc	102,2344 Shares of Common Stock		3,986,104
	Forbo Hldgs Ag	320 Shares of Common Stock		544,596
	Fortescue Metals Grp Ltd	237,293 Shares of Common Stock		1,783,147
	Fortinet Inc	50,880 Shares of Common Stock		5,431,949
	Fortum Oyj	80,771 Shares of Common Stock		1,994,640
	Fortune Brands Home & Sec Inc	94,200 Shares of Common Stock		6,155,028
	Fortune R/Est Inv	293,000 Shares of Common Stock		341,817
	Fox Corp	46,607 Shares of Common Stock		1,727,721
	Fox Corp	243,011 Shares of Common Stock		8,845,600
	Fp Corp	12,400 Shares of Common Stock		740,520
	Franklin Covey Co	25,588 Shares of Common Stock		824,701
	Fresenius Medical Care	22,302 Shares of Common Stock		1,651,242
	Fresenius Se&Kgaa	8,703 Shares of Common Stock		490,214
	Frkln Res Inc	133,928 Shares of Common Stock		3,479,449
	Fti Consulting Inc	28,148 Shares of Common Stock		3,114,858
	Fuchs Petrolub Se	12,200 Shares of Common Stock		604,749
	Fuji Electric Holindgs Co	39,200 Shares of Common Stock		1,206,570
	Fujifilm Holdings Corp	13,200 Shares of Common Stock		635,252
	Fujitsu	22,100 Shares of Common Stock		2,088,493
	Gallagher Arthur J & Co	52,720 Shares of Common Stock		5,020,526
	Gaming & Leisure Pptys Inc	52,300 Shares of Common Stock		2,251,515
	Gci Liberty Inc	17,500 Shares of Common Stock		1,239,875
	General Electric Co	1,964,122 Shares of Common Stock		21,919,602
	General Mills Inc	22,000 Shares of Common Stock		1,178,320
	Genmab	20,569 Shares of Common Stock		4,577,584
	Genting Singapore Ltd	115,000 Shares of Common Stock		78,682
	Genus Ord	12,200 Shares of Common Stock		513,304

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Gilead Sciences Inc	96,869 Shares of Common Stock		$6,294,548
	Glacier Bancorp Inc	33,357 Shares of Common Stock		1,534,088
	Glaxosmithkline Ord	182,946 Shares of Common Stock		4,311,544
	Glencore Plc Ord	373,898 Shares of Common Stock		1,165,739
	Global Blood Therapeutics Inc	19,511 Shares of Common Stock		1,550,929
	Global Pmts Inc	48,930 Shares of Common Stock		8,932,661
	Gmo Internet Inc	35,100 Shares of Common Stock		670,186
	Goodman Group	67,747 Shares of Common Stock		636,716
	Gpt Group	51,414 Shares of Common Stock		202,392
	Grainger Plc Ord	166,800 Shares of Common Stock		692,073
	Grand Canyon Ed Inc	9,143 Shares of Common Stock		875,808
	H.Lundbeck	22,085 Shares of Common Stock		843,987
	Hancock Whitney Corp	66,143 Shares of Common Stock		2,902,355
	Hanover Ins Group Inc	17,658 Shares of Common Stock		2,413,319
	Hansen Technologie	179,240 Shares of Common Stock		478,788
	Hansol Chemical Co	6,890 Shares of Common Stock		631,536
	Haulotte Group	22,224 Shares of Common Stock		132,216
	Hd Supply Hldgs Inc.	38,600 Shares of Common Stock		1,552,492
	Healthcare Rlty Tr	93,418 Shares of Common Stock		3,117,359
	Helix Energy Solutions Group Inc	210,190 Shares of Common Stock		2,024,130
	Henderson Land Development	140,950 Shares of Common Stock		691,925
	Hennes & Mauritz	65,650 Shares of Common Stock		1,335,855
	Herman Miller Inc	55,245 Shares of Common Stock		2,300,954
	Hermes Intl	2,069 Shares of Common Stock		1,547,218
	Hexpol	52,900 Shares of Common Stock		518,769
	Highwoods Pptys Inc	50,025 Shares of Common Stock		2,446,723
	Hilton Worldwide Hldgs Inc	73,500 Shares of Common Stock		8,151,885
	Hiscox Ord	34,500 Shares of Common Stock		650,823
	Hitachi	77,100 Shares of Common Stock		3,281,938
	Hitachi High-Tec	19,500 Shares of Common Stock		1,388,820
	Hkt Trust And Hkt	112,000 Shares of Common Stock		157,827
	Hochtief Ag	2,364 Shares of Common Stock		301,713
	Hologic Inc	155,379 Shares of Common Stock		8,112,338
	Home Bancshares Inc	138,359 Shares of Common Stock		2,720,138
	Hong Kong Exchanges & Clear	24,500 Shares of Common Stock		795,516
	Horace Mann Educators Corp	34,463 Shares of Common Stock		1,504,655
	Hoshizaki Corp	900 Shares of Common Stock		80,663
	Hoya Corp	9,500 Shares of Common Stock		913,504
	Hsbc Hldgs Ord	289,846 Shares of Common Stock		2,272,739
	Hugel Inc	1,400 Shares of Common Stock		481,456
	Hunt J B Trans Svcs Inc	45,480 Shares of Common Stock		5,311,154
	Hysan Development	80,000 Shares of Common Stock		313,663
	Iaa Spinco Inc	20,378 Shares of Common Stock		958,989
	Iac / Interactivecorp	19,910 Shares of Common Stock		4,959,780
	Iberdrola Sa	220,795 Shares of Common Stock		2,275,193

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Iberiabank Corp	32,751 Shares of Common Stock		$2,450,757
	Ibiden Co Ltd	33,000 Shares of Common Stock		791,028
	Ibstock Plc Ord	149,000 Shares of Common Stock		621,771
	Icon Plc	32,310 Shares of Common Stock		5,564,751
	Idacorp Inc	18,297 Shares of Common Stock		1,954,120
	Idexx Labs Inc	24,330 Shares of Common Stock		6,353,293
	Idorsia Ltd	36,390 Shares of Common Stock		1,125,127
	Igo Ltd	193,647 Shares of Common Stock		849,415
	Ihs Markit Ltd	64,050 Shares of Common Stock		4,826,168
	Ill Tool Wks Inc	42,574 Shares of Common Stock		7,647,568
	Ima(Ind Macc Auto)	7,000 Shares of Common Stock		503,666
	Imax Corp	69,401 Shares of Common Stock		1,417,862
	Immunomedics Inc	89,483 Shares of Common Stock		1,893,460
	Inchcape Ord	75,332 Shares of Common Stock		704,560
	Incitec Pivot	248,545 Shares of Common Stock		555,593
	Indutrade Ab	14,300 Shares of Common Stock		512,054
	Infineon Technolog Ord	88,274 Shares of Common Stock		2,012,469
	Informa Plc (Gb) Ord	68,031 Shares of Common Stock		772,363
	Ing Groep N.V.	506,849 Shares of Common Stock		6,080,810
	Ingenico Group	3,055 Shares of Common Stock		331,950
	Ingersoll-Rand Trane Technology	43,360 Shares of Common Stock		5,763,411
	Ingevity Corp	44,880 Shares of Common Stock		3,921,614
	Inphi Corp	20,343 Shares of Common Stock		1,505,789
	Insmed Inc	31,023 Shares of Common Stock		740,829
	Integer Hldgs Corp	32,726 Shares of Common Stock		2,632,152
	Intercontinental Exchange Inc	25,740 Shares of Common Stock		2,382,237
	Intermed Cap Grp Ord	25,337 Shares of Common Stock		540,400
	Intesa Sanpaolo	1,717,700 Shares of Common Stock		4,528,186
	Intl Paper Co	229,464 Shares of Common Stock		10,566,817
	Investor Ab	9,732 Shares of Common Stock		531,457
	Ipsen	1,180 Shares of Common Stock		104,639
	Ipsos	21,900 Shares of Common Stock		711,671
	Iress Limited	116,095 Shares of Common Stock		1,064,181
	Itochu Corp	40,400 Shares of Common Stock		942,202
	Ituran Location & Control	16,554 Shares of Common Stock		416,002
	J & J Snack Foods Corp	15,915 Shares of Common Stock		2,932,657
	J2 Global Inc	70,031 Shares of Common Stock		6,562,605
	Japan Airlines Co	104,700 Shares of Common Stock		3,272,748
	Japan Lifeline Co	35,400 Shares of Common Stock		486,333
	Japan Post Hold Co	13,600 Shares of Common Stock		128,398
	Japan Rental Housing Investments Inc	500 Shares of Common Stock		489,073
	Japan Tobacco Inc	29,600 Shares of Common Stock		662,544
	Jbg Smith Properties	54,800 Shares of Common Stock		2,185,972
	Jefferies Finl Group Inc	81,900 Shares of Common Stock		1,750,203
	Jeol Ltd	20,200 Shares of Common Stock		618,035

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Jetblue Awys Corp	81,100 Shares of Common Stock		$1,518,192
	Jins Holdings Inc	9,700 Shares of Common Stock		658,716
	Johnson & Johnson	135,362 Shares of Common Stock		19,745,255
	Johnson Ctls Intl Plc	146,025 Shares of Common Stock		5,944,678
	Jpmorgan Chase & Co	241,942 Shares of Common Stock		33,726,715
	Jtekt Corporation	7,200 Shares of Common Stock		86,195
	Jungheinrich Non-Vtg Prf	17,000 Shares of Common Stock		410,274
	Jyske Bank	15,300 Shares of Common Stock		558,725
	Kamigumi Co Ltd	9,600 Shares of Common Stock		211,920
	Kaz Minerals Plc	63,900 Shares of Common Stock		449,838
	Kbc Groep Nv	4,852 Shares of Common Stock		365,234
	Kddi Corp	7,800 Shares of Common Stock		233,480
	Kenedix Inc	115,400 Shares of Common Stock		604,211
	Kepco Plant Service & Engineering Co	6,641 Shares of Common Stock		224,822
	Kering	1,276 Shares of Common Stock		838,188
	Kerry Properties	177,000 Shares of Common Stock		562,226
	Kh Neochem Co Ltd	18,600 Shares of Common Stock		399,812
	Kimberly-Clark Corp	91,030 Shares of Common Stock		12,521,177
	Kingfisher Ord	127,745 Shares of Common Stock		367,230
	Kintetsu World Exp	28,800 Shares of Common Stock		505,640
	Kion Group Ag	13,954 Shares of Common Stock		964,237
	Kohls Corp	47,956 Shares of Common Stock		2,443,358
	Koito Mfg Co Ltd	3,400 Shares of Common Stock		159,558
	Kojamo Oyj	47,500 Shares of Common Stock		863,764
	Kon Ahold Delhaize	135,343 Shares of Common Stock		3,387,113
	Kone Corporation	3,595 Shares of Common Stock		235,182
	Konica Minolta Inc	86,900 Shares of Common Stock		570,138
	Koninklijke Dsm	19,153 Shares of Common Stock		2,496,062
	Koninklijke Philip	55,041 Shares of Common Stock		2,688,819
	Kraft Heinz Co	28,900 Shares of Common Stock		928,557
	Kroger Co	48,430 Shares of Common Stock		1,403,986
	Krones Ag Ord	9,000 Shares of Common Stock		681,919
	Kudelski Sa	32,419 Shares of Common Stock		192,502
	Kyocera Corp	10,600 Shares of Common Stock		729,588
	Kyung Dong Navien	13,246 Shares of Common Stock		533,757
	Kyushu Railway Cor	5,200 Shares of Common Stock		174,649
	L Brands Inc	51,300 Shares of Common Stock		929,556
	L3Harris Technologies Inc	27,820 Shares of Common Stock		5,504,743
	Lab Corp Amer Hldgs	15,400 Shares of Common Stock		2,605,218
	Laborat Farma Rovi	16,000 Shares of Common Stock		438,224
	Lafargeholcim Ltd	1,442 Shares of Common Stock		79,966
	Las Vegas Sands Corp	84,805 Shares of Common Stock		5,854,937
	Lci Industries	42,585 Shares of Common Stock		4,562,131
	Legal & General Gp Ord	42,227 Shares of Common Stock		169,499
	Lennar Corp	46,800 Shares of Common Stock		2,610,972

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Leonardo Spa	65,956 Shares of Common Stock		$773,672
	Lg Innotek Co	6,730 Shares of Common Stock		814,735
	Liberty Media Corp Del Com SerC Siriusxm Grp	32,100 Shares of Common Stock		1,545,294
	Lifestyle Internat	271,500 Shares of Common Stock		311,508
	Ligand Pharmaceuticals Incorporated	26,395 Shares of Common Stock		2,752,735
	Linde Plc	61,564 Shares of Common Stock		13,185,348
	Link Real Estate Investment	60,000 Shares of Common Stock		635,283
	Liveramp Holdings Inc	34,838 Shares of Common Stock		1,674,663
	Lkq Corp	51,800 Shares of Common Stock		1,849,260
	Loews Corp	92,706 Shares of Common Stock		4,866,138
	London Stock Exchange Group Ord	6,592 Shares of Common Stock		676,788
	Lonza Group Ag	10,438 Shares of Common Stock		3,807,200
	Loomis Ab	20,900 Shares of Common Stock		865,824
	L'Oreal	2,583 Shares of Common Stock		765,446
	M D C Hldgs Inc	65,896 Shares of Common Stock		2,514,591
	M&G Plc Ord	13,167 Shares of Common Stock		41,375
	Magellan Health Inc	21,143 Shares of Common Stock		1,654,440
	Magna International Inc	110,823 Shares of Common Stock		6,077,533
	Maisons Du Monde	30,800 Shares of Common Stock		448,412
	Marathon Pete Corp	101,100 Shares of Common Stock		6,091,275
	Markel Corp Holding Co	1,900 Shares of Common Stock		2,172,023
	Marks & Spencer Gp Ord	172,121 Shares of Common Stock		486,817
	Marsh & Mclennan Co'S Inc	104,400 Shares of Common Stock		11,631,204
	Marubeni Corp	134,800 Shares of Common Stock		1,005,465
	Masimo Corp	19,070 Shares of Common Stock		3,014,204
	Masmovil Ibercom	28,605 Shares of Common Stock		653,099
	Masonite Intl Corp	56,866 Shares of Common Stock		4,106,294
	Mattel Inc	117,649 Shares of Common Stock		1,594,144
	Maximus Inc	65,657 Shares of Common Stock		4,884,224
	Mayr-Melnhof Karto	4,200 Shares of Common Stock		563,854
	Mazda Motor Corp	161,100 Shares of Common Stock		1,390,493
	Medicines Co	34,640 Shares of Common Stock		2,942,322
	Medifast Inc	37,010 Shares of Common Stock		4,055,556
	Medipal Holdings Corp	4,800 Shares of Common Stock		106,578
	Medtronic Plc	230,803 Shares of Common Stock		26,184,601
	Meggitt Ord	39,780 Shares of Common Stock		346,124
	Meitec Corporation	11,600 Shares of Common Stock		656,453
	Melia Hotels Intl	96,000 Shares of Common Stock		846,994
	Melrose Indust Plc	27,070 Shares of Common Stock		86,102
	Merck & Co Inc	54,290 Shares of Common Stock		4,937,676
	Metlife Inc	202,700 Shares of Common Stock		10,331,619
	Mettler-Toledo Intl Inc	5,390 Shares of Common Stock		4,275,779
	Micro Focus International Plc Ord	29,677 Shares of Common Stock		418,229
	Microchip Technology Inc	51,020 Shares of Common Stock		5,342,814
	Microsoft Corp	119,298 Shares of Common Stock		18,813,295

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Minebea Mitsumi Inc	13,000 Shares of Common Stock		$272,381
	Minerals Technologies Inc	30,840 Shares of Common Stock		1,777,309
	Mirait Hldg Corp	30,800 Shares of Common Stock		467,916
	Misumi Group Inc	21,800 Shares of Common Stock		546,028
	Mitsubishi Corp	43,600 Shares of Common Stock		1,163,469
	Mitsubishi Elec Cp	31,500 Shares of Common Stock		434,348
	Mitsubishi Estate Co Ltd	25,100 Shares of Common Stock		482,599
	Mitsubishi Hvy Ind	8,500 Shares of Common Stock		332,257
	Mitsubishi Logisne	49,000 Shares of Common Stock		626,731
*	Mitsubishi Ufj Fin	97,500 Shares of Common Stock		532,202
	Mitsui & Co Ltd	35,900 Shares of Common Stock		642,847
	Mitsui Fudosan Co Ltd	17,200 Shares of Common Stock		422,898
	Miura Co Ltd	23,500 Shares of Common Stock		821,716
	Mlp Se	57,600 Shares of Common Stock		362,074
	Molson Coors Beverage Company	39,385 Shares of Common Stock		2,122,852
	Monex Group, Inc	106,900 Shares of Common Stock		263,623
	Moneysupermarket.C Ord	164,700 Shares of Common Stock		721,324
*	Morgan Stanley	33,678,328 Shares of Common Stock		1,721,636,127
	Morphosys	7,100 Shares of Common Stock		1,010,564
	Mosaic Co/The	58,700 Shares of Common Stock		1,270,268
	Ms&Ad Ins Gp Holdings	16,800 Shares of Common Stock		558,222
	Msc Indl Direct Inc	17,814 Shares of Common Stock		1,397,865
	Msci Inc	13,910 Shares of Common Stock		3,591,284
	Muenchener Rueckve	1,837 Shares of Common Stock		542,315
	Murata Manufacturing Co.	1,400 Shares of Common Stock		86,905
	Murphy Usa Inc	19,391 Shares of Common Stock		2,268,747
	Myriad Genetics Inc	30,427 Shares of Common Stock		828,527
	Nabtesco Corp	19,200 Shares of Common Stock		576,839
	Nagaileben Co	22,500 Shares of Common Stock		496,894
	National Bk Hldgs Corp	58,516 Shares of Common Stock		2,060,934
	National Grid Ord	10,937 Shares of Common Stock		136,818
	National Storage R Reit Stapled Unit	663,442 Shares of Common Stock		855,783
	Natixis	50,853 Shares of Common Stock		225,933
	Naturgy Energy Group Sa	24,255 Shares of Common Stock		609,868
	Ncr Corp	216,440 Shares of Common Stock		7,610,030
	Neinor Homes Sa	36,900 Shares of Common Stock		455,623
	Nektar Therapeutics	51,050 Shares of Common Stock		1,101,914
	Nestle Sa	149,229 Shares of Common Stock		16,147,276
	Netlink Nbn Trust	957,500 Shares of Common Stock		672,917
	New World Development Co	287,000 Shares of Common Stock		393,383
	Newcrest Mining Ltd	84,716 Shares of Common Stock		1,801,421
	Newpark Res Inc	183,896 Shares of Common Stock		1,153,028
	News Corp	558,736 Shares of Common Stock		7,900,527
	Next Ord	7,867 Shares of Common Stock		731,403
	Nextage Co Ltd	39,600 Shares of Common Stock		468,240

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Nextera Energy Inc	47,862 Shares of Common Stock		$11,590,262
	Nhk Spring Co Ltd	64,500 Shares of Common Stock		590,545
	Nielsen Holdings Plc	244,710 Shares of Common Stock		4,967,613
	Nihon Parkerizing	60,900 Shares of Common Stock		659,014
	Nikon Corp	121,600 Shares of Common Stock		1,503,845
	Nintendo Co Ltd	5,200 Shares of Common Stock		2,103,925
	Nippon Express Co	2,700 Shares of Common Stock		159,503
	Nippon Shinyaku Co	47,400 Shares of Common Stock		4,130,462
	Nippon Telegraph & Telephone Corp	7,400 Shares of Common Stock		187,732
	Nitto Kohki Co Ltd	29,000 Shares of Common Stock		626,299
	Nokia Oyj	149,117 Shares of Common Stock		551,697
	Nordea Bank Abp	10,618 Shares of Common Stock		85,797
	Novartis Ag	32,305 Shares of Common Stock		3,065,864
	Novo-Nordisk	97,807 Shares of Common Stock		5,680,799
	Ntt Docomo	28,600 Shares of Common Stock		799,510
	Nxp Semiconductors	26,400 Shares of Common Stock		3,359,664
	Obayashi Corp	28,900 Shares of Common Stock		323,637
	Obic Co Ltd	12,900 Shares of Common Stock		1,752,050
	Oc Oerlikon Corp	64,310 Shares of Common Stock		754,440
	Occidental Petroleum Corp	263,014 Shares of Common Stock		10,838,807
	Oceanfirst Finl Corp	84,294 Shares of Common Stock		2,152,869
	Odfjell Drilling Limited	134,800 Shares of Common Stock		501,935
	Okinawa Cellular	14,200 Shares of Common Stock		557,939
	On Semiconductor Corp	76,500 Shares of Common Stock		1,865,070
	One Gas Inc	26,202 Shares of Common Stock		2,451,721
	Optinose Inc	84,893 Shares of Common Stock		782,713
	Orange	56,046 Shares of Common Stock		825,401
	Orion	4,457 Shares of Common Stock		406,601
	Orion Corporation	5,720 Shares of Common Stock		264,982
	Orix Corp	7,700 Shares of Common Stock		128,316
	Otsuka Corp	7,900 Shares of Common Stock		318,035
	Pacira Biosciences Inc	35,660 Shares of Common Stock		1,615,398
	Pacwest Bancorp Del	55,923 Shares of Common Stock		2,140,173
	Palo Alto Networks Inc	24,720 Shares of Common Stock		5,716,500
	Pandora	38,468 Shares of Common Stock		1,674,632
	Patrizia Ag	35,600 Shares of Common Stock		793,626
	Pdc Energy Inc	63,319 Shares of Common Stock		1,657,058
	Pebblebrook Hotel Tr	87,443 Shares of Common Stock		2,344,347
	Penta Ocean Const	88,100 Shares of Common Stock		548,826
	Pepsico Inc	41,116 Shares of Common Stock		5,619,324
	Perrigo Company Limited	141,642 Shares of Common Stock		7,317,226
	Persimmon Ord	39,523 Shares of Common Stock		1,411,051
	Persol Holdings Co	4,600 Shares of Common Stock		86,815
	Petrol Brasileiros Prf	650,300 Shares of Common Stock		4,878,826
	Peugeot Sa	74,104 Shares of Common Stock		1,771,771

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Pfizer Inc	342,832 Shares of Common Stock		$13,432,158
	Pgt Inc	105,666 Shares of Common Stock		1,575,480
	Philip Morris Intl	147,940 Shares of Common Stock		12,588,215
	Pioneer Nat Res Co	49,744 Shares of Common Stock		7,529,749
	Pioneer Nat Res Co	33,760 Shares of Common Stock		5,110,251
	Pnm Res Inc	47,752 Shares of Common Stock		2,421,504
	Points Intl Ltd	42,966 Shares of Common Stock		656,091
	Pola Orbis Hldg In	19,400 Shares of Common Stock		466,635
	Polyone Corp	43,357 Shares of Common Stock		1,595,104
	Pool Corp	25,715 Shares of Common Stock		5,461,352
	Post Hldgs Inc	31,300 Shares of Common Stock		3,414,830
	Poste Italiane Spa	27,469 Shares of Common Stock		312,040
	Ppl Corp	50,100 Shares of Common Stock		1,797,588
	Premier Inc	131,955 Shares of Common Stock		4,998,455
	Prestige Consumer Healthcare Inc	51,790 Shares of Common Stock		2,097,495
	Prima Meat Packers	23,400 Shares of Common Stock		546,269
	Prosegur Seguridad	178,200 Shares of Common Stock		736,109
	Prosus	8,562 Shares of Common Stock		639,410
	Prudential	13,167 Shares of Common Stock		252,749
	Psp Swiss Property	6,608 Shares of Common Stock		911,684
	Publicis Groupe Sa	10,280 Shares of Common Stock		465,726
	Puma Biotechnology Inc	34,858 Shares of Common Stock		305,008
	Puma Se	10,890 Shares of Common Stock		835,512
	Qorvo Inc	8,200 Shares of Common Stock		953,086
	Qualcomm Inc	204,365 Shares of Common Stock		18,031,124
	Qurate Retail Inc	156,700 Shares of Common Stock		1,320,981
	Radian Group Inc	115,633 Shares of Common Stock		2,909,326
	Raffles Medical	617,761 Shares of Common Stock		459,421
	Rami Levi Chain	8,800 Shares of Common Stock		505,987
	Randstad	2,600 Shares of Common Stock		158,883
	Raytheon Co	41,253 Shares of Common Stock		9,064,934
	Reata Pharmaceuticals Inc	9,103 Shares of Common Stock		1,860,926
	Recordati	11,700 Shares of Common Stock		493,416
	Recruit Hldgs Co L	31,030 Shares of Common Stock		1,170,389
	Red Electrica Corp	19,093 Shares of Common Stock		384,167
	Relo Group Inc	21,800 Shares of Common Stock		611,824
	Relx Plc	111,180 Shares of Common Stock		2,806,529
	Renasant Corp	57,056 Shares of Common Stock		2,020,924
	Renesas Electronics Corporation	40,700 Shares of Common Stock		280,883
	Renewi Plc Ord	1,497,475 Shares of Common Stock		718,128
	Resona Holdings	401,800 Shares of Common Stock		1,770,989
	Revance Therapeutics Inc	66,683 Shares of Common Stock		1,082,265
	Rexel	65,082 Shares of Common Stock		865,331
	Rhi Magnesita N.V.	11,000 Shares of Common Stock		560,740
	Rio Tinto Limited	8,619 Shares of Common Stock		608,296

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Rio Tinto Ord	30,823 Shares of Common Stock		$1,838,700
	Roche Hldgs Ag Genusscheine	22,647 Shares of Common Stock		7,343,582
	Rockwell Automation	17,990 Shares of Common Stock		3,646,033
	Rohm Co Ltd	13,200 Shares of Common Stock		1,066,446
	Ross Stores Inc	45,240 Shares of Common Stock		5,266,841
	Rotork Ord	165,000 Shares of Common Stock		732,256
	Royal Dutch Shell	69,671 Shares of Common Stock		2,066,984
	Royal Dutch Shell 'A'Shs	52,574 Shares of Common Stock		1,556,620
	Rpm Intl Inc	64,240 Shares of Common Stock		4,931,062
	Rsa Insurance Grp Ord	25,373 Shares of Common Stock		190,114
	S.W. Airl Co	181,179 Shares of Common Stock		9,780,042
	Saf Holland	76,400 Shares of Common Stock		634,617
	Safran Sa	11,657 Shares of Common Stock		1,801,148
	Sage Group	31,554 Shares of Common Stock		313,091
	Sam Yung Trading	46,932 Shares of Common Stock		645,265
	Sampo Plc	10,080 Shares of Common Stock		440,259
	San-Ai Oil Co	82,900 Shares of Common Stock		910,813
	Sandvik Ab	109,790 Shares of Common Stock		2,142,190
	Sandy Spring Bancorp Inc Cmt	50,883 Shares of Common Stock		1,927,448
	Sanne Group Plc Ord	67,200 Shares of Common Stock		602,687
	Sanofi	29,710 Shares of Common Stock		2,988,780
	Sanwa Holdings	40,500 Shares of Common Stock		458,012
	Sap Se	36,238 Shares of Common Stock		4,894,275
	Sartorius Stedim B	6,800 Shares of Common Stock		1,127,394
	Sato Holdings	22,200 Shares of Common Stock		700,676
	Sats Ltd	135,200 Shares of Common Stock		508,766
	Sba Communications Corp	19,270 Shares of Common Stock		4,643,877
	Scentre Group	177,340 Shares of Common Stock		477,452
	Schneider Electric	27,548 Shares of Common Stock		2,829,421
	Schwab Charles Corp	114,890 Shares of Common Stock		5,464,168
	Scor Se	2,336 Shares of Common Stock		98,121
	Scout24 Ag	12,600 Shares of Common Stock		833,759
	Seacoast Bkg Corp Fla	79,722 Shares of Common Stock		2,437,102
	Secom Co	900 Shares of Common Stock		80,969
	Seek Limited	20,478 Shares of Common Stock		324,608
	Segro Plc Ord	73,917 Shares of Common Stock		878,552
	Sekisui House	28,700 Shares of Common Stock		616,254
	Sekisui Jushi Corp	41,600 Shares of Common Stock		886,931
	Selective Ins Group Inc	35,892 Shares of Common Stock		2,339,799
	Sempra Energy Inc	25,966 Shares of Common Stock		3,933,330
	Sempra Energy Mandatory Pfd	10,603 Shares of Common Stock		1,262,499
	Sempra Energy Pfd	49,063 Shares of Common Stock		5,888,541
	Semtech Corp	121,308 Shares of Common Stock		6,417,194
	Senior	221,700 Shares of Common Stock		507,802
	Sensient Technologies Corp	26,110 Shares of Common Stock		1,725,610

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Servicenow Inc	17,260 Shares of Common Stock		$4,872,843
	Ses Fdr	18,600 Shares of Common Stock		260,981
	Seven & I Holdings	11,000 Shares of Common Stock		405,181
	Shangri-La Asia	382,000 Shares of Common Stock		399,071
	Shimamura Co	1,000 Shares of Common Stock		76,559
	Shimizu Corp	18,600 Shares of Common Stock		191,006
	Shinko Elec Inds	58,700 Shares of Common Stock		696,784
	Shinsei Bank	92,800 Shares of Common Stock		1,430,320
	Shionogi & Co Ltd	45,600 Shares of Common Stock		2,839,431
	Ship Healthcare Holdings Inc	12,300 Shares of Common Stock		571,567
	Shutterstock Inc	65,917 Shares of Common Stock		2,826,521
	Siemens Ag	24,642 Shares of Common Stock		3,223,572
	Signature Aviation Plc Ord	209,240 Shares of Common Stock		879,249
	Signature Bk Ny	83,291 Shares of Common Stock		11,378,383
	Silgan Hldgs Inc	60,157 Shares of Common Stock		1,869,680
	Siltronic Ag	8,400 Shares of Common Stock		845,970
	Sim Corp	7,300 Shares of Common Stock		830,667
	Skand Enskilda Bkn	37,010 Shares of Common Stock		348,235
	Skanska Ab	5,828 Shares of Common Stock		131,800
	Smucker J M Co	9,000 Shares of Common Stock		937,170
	Snam	24,366 Shares of Common Stock		128,166
	Societe Generale	15,044 Shares of Common Stock		523,747
	Softbank Group Corp	8,700 Shares of Common Stock		380,743
	Solaris Oilfield Infrastructure Inc	93,148 Shares of Common Stock		1,304,072
	Sonic Healthcare	4,727 Shares of Common Stock		95,532
	Sonova Holding Ag	13,708 Shares of Common Stock		3,135,563
	Sony Corp	51,200 Shares of Common Stock		3,486,830
	Sosila Logistics R Reit	377 Shares of Common Stock		416,287
	South Jersey Inds Inc	65,959 Shares of Common Stock		2,175,328
	South32 Ltd	876,268 Shares of Common Stock		1,663,126
	Southern Co	334,188 Shares of Common Stock		21,287,776
	Southern Co Corporate	65,281 Shares of Common Stock		3,518,646
	Spar Nord Bank	45,000 Shares of Common Stock		437,359
	Spark Infr Group	335,139 Shares of Common Stock		492,375
	Splunk Inc	45,110 Shares of Common Stock		6,756,125
	Square Enix Holdings Co Ltd	17,600 Shares of Common Stock		879,393
	Ss&C Technologies Hldgs Inc	82,600 Shares of Common Stock		5,071,640
	St James'S Place Ord	43,900 Shares of Common Stock		677,233
	Standard Chartered Plc Shs	34,883 Shares of Common Stock		329,209
	State Str Corp	111,900 Shares of Common Stock		8,851,290
	Std Life Aberdeen Ord	95,460 Shares of Common Stock		414,917
	Stericycle Inc	69,869 Shares of Common Stock		4,458,341
	Steris Plc Ord	26,100 Shares of Common Stock		3,978,162
	Sterling Bancorp Del	109,715 Shares of Common Stock		2,312,792
	Sthree Ord	128,098 Shares of Common Stock		643,155

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Stmicroelectronics	59,071 Shares of Common Stock		$1,589,384
	Stockland	162,742 Shares of Common Stock		528,526
	Strategic Ed Inc	30,870 Shares of Common Stock		4,905,243
	Subaru Corporation	12,800 Shares of Common Stock		319,602
	Sumco Corporation	90,400 Shares of Common Stock		1,518,936
	Sumitomo Corp	87,000 Shares of Common Stock		1,300,097
	Sumitomo Dainippon Pharma Co Ltd	20,900 Shares of Common Stock		409,634
	Sumitomo Heavy Ind	38,500 Shares of Common Stock		1,108,857
	Sumitomo Mitsui Financial Group	2,100 Shares of Common Stock		78,029
	Sumitomo Mitsui Trust Holdings Inc	3,700 Shares of Common Stock		147,660
	Sumitomo Realty & Development	6,800 Shares of Common Stock		238,524
	Sun Hung Kai Co	476,000 Shares of Common Stock		226,643
	Sun Hung Kai Prop	59,000 Shares of Common Stock		903,347
	Supernus Pharmaceuticals Inc	70,739 Shares of Common Stock		1,677,929
	Suruga Bank	97,500 Shares of Common Stock		446,791
	Suzuken Co Ltd	10,400 Shares of Common Stock		427,292
	Swedish Match	51,655 Shares of Common Stock		2,664,128
	Swire Properties Ltd	48,800 Shares of Common Stock		161,898
	Symrise Ag	20,956 Shares of Common Stock		2,206,468
	Taisei Corp	19,600 Shares of Common Stock		819,710
	Taisho Holdin	1,600 Shares of Common Stock		119,402
	Taiyo Nippon Sanso Corp	158,100 Shares of Common Stock		3,532,246
	Take-Two Interactive Software Inc	40,930 Shares of Common Stock		5,011,060
	Taylor Wimpey Ord	460,694 Shares of Common Stock		1,180,329
	Tc Energy Corporation	302,417 Shares of Common Stock		16,121,850
	Te Connectivity Ltd	64,289 Shares of Common Stock		6,161,458
	Tecan Group Ag	4,580 Shares of Common Stock		1,286,477
	Tecnicas Reunidas Ord	20,500 Shares of Common Stock		547,668
	Teijin Ltd	4,400 Shares of Common Stock		82,797
	Teledyne Technologies Inc	27,250 Shares of Common Stock		9,443,215
	Telenet Group Holding	2,770 Shares of Common Stock		124,560
	Teleperformance Societe Europeenne	8,000 Shares of Common Stock		1,952,252
	Telia Company Ab	18,269 Shares of Common Stock		78,552
	Telstra Corp Ltd	54,521 Shares of Common Stock		135,672
	Terreno Rlty Corp	40,737 Shares of Common Stock		2,205,501
	Texas Instruments Inc	79,792 Shares of Common Stock		10,236,516
	The Trade Desk Inc	19,808 Shares of Common Stock		5,145,722
	Thermo Fisher Corp	14,371 Shares of Common Stock		4,668,707
	Tikkurila Oyj	12,700 Shares of Common Stock		204,713
	Tmx Group Limited	23,800 Shares of Common Stock		2,063,860
	Tokyo Elec Power H	53,900 Shares of Common Stock		231,620
	Tokyo Electron	15,700 Shares of Common Stock		3,456,384
	Tokyo Ohka Kogyo	21,000 Shares of Common Stock		827,053
	Tokyo Tatemono Co	54,900 Shares of Common Stock		863,346
	Toshiba Corp	18,600 Shares of Common Stock		634,120

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Total	14,964 Shares of Common Stock		$826,417
	Toyota Tsusho Corp	8,900 Shares of Common Stock		316,117
	Tradeweb Mkts Inc	95,200 Shares of Common Stock		4,412,520
	Transdigm Group Inc	18,120 Shares of Common Stock		10,147,200
	Transunion	84,700 Shares of Common Stock		7,251,167
	Trinity Ind Inc	81,600 Shares of Common Stock		1,807,440
	Tsuruha Holdings	5,600 Shares of Common Stock		722,448
	Twilio Inc	27,400 Shares of Common Stock		2,692,872
	Tyson Foods Inc	227,518 Shares of Common Stock		20,713,239
	Ubisoft Entertain	11,100 Shares of Common Stock		767,271
	Ubs Group Ag	803,266 Shares of Common Stock		4,744,338
	Udg Healthcare Plc Ord	46,600 Shares of Common Stock		497,571
	Ugi Corp	48,800 Shares of Common Stock		2,203,808
	Ulta Beauty Inc	19,580 Shares of Common Stock		4,956,481
	Umpqua Hldgs Corp	97,632 Shares of Common Stock		1,728,086
	Unibail-Rodamco-Westfield	1,426 Shares of Common Stock		225,136
	Unicaja Banco	533,700 Shares of Common Stock		579,908
	Unicredit Spa	101,285 Shares of Common Stock		1,480,275
	Unifirst Corp Mass	14,099 Shares of Common Stock		2,847,716
	Unilever	2,220 Shares of Common Stock		127,663
	Unilever Plc Ord	20,154 Shares of Common Stock		1,161,541
	Uniper Se	3,610 Shares of Common Stock		119,581
	Unite Group Ord	76,357 Shares of Common Stock		1,274,540
	United Parcel Svc Inc	133,466 Shares of Common Stock		15,623,530
	United Therapeutics Corp Del	17,900 Shares of Common Stock		1,576,632
	Us Bancorp	173,827 Shares of Common Stock		10,306,203
	Us Foods Hldg Corp	60,100 Shares of Common Stock		2,517,589
	V F Corp	39,050 Shares of Common Stock		3,891,723
	Vail Resorts Inc	12,187 Shares of Common Stock		2,922,808
	Value Partners Gp	794,000 Shares of Common Stock		489,130
	Venture Corp Ltd	9,200 Shares of Common Stock		110,839
	Vereit Inc	167,800 Shares of Common Stock		1,550,472
	Verizon Communications	280,455 Shares of Common Stock		17,219,937
	Vestas Wind System	1,489 Shares of Common Stock		150,578
	Viacomcbs Inc	65,070 Shares of Common Stock		2,730,977
	Viavi Solutions Inc	165,823 Shares of Common Stock		2,487,345
	Vicat	13,200 Shares of Common Stock		597,866
	Vinci	27,157 Shares of Common Stock		3,017,890
	Vodafone Group Ord	187,645 Shares of Common Stock		364,820
	Volvo Ab	82,936 Shares of Common Stock		1,390,085
	Vonovia Se	10,234 Shares of Common Stock		551,408
	Vz Holding Ag	2,370 Shares of Common Stock		730,567
	Walmart Inc	90,200 Shares of Common Stock		10,719,368
	Walt Disney Co	46,935 Shares of Common Stock		6,788,209
	Watts Wtr Technologies Inc	38,047 Shares of Common Stock		3,795,569

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Wells Fargo & Co	613,879 Shares of Common Stock		$33,026,690
	Western Alliance Bancorporation	42,251 Shares of Common Stock		2,408,307
	Westlake Chem Corp	7,900 Shares of Common Stock		554,185
	Wh Group Limited	1,680,000 Shares of Common Stock		1,735,671
	Wheelock & Company	16,000 Shares of Common Stock		106,676
	Wienerberger Ag	51,093 Shares of Common Stock		1,515,237
	Willdan Group Inc	54,100 Shares of Common Stock		1,719,298
	Williams Co Inc	96,700 Shares of Common Stock		2,293,724
	Willis Towers Watson Plc	34,060 Shares of Common Stock		6,878,076
	Wing Tai Holdings	349,200 Shares of Common Stock		524,586
	Wirecard Ag	37,162 Shares of Common Stock		4,484,293
	Wix.Com Ltd	37,528 Shares of Common Stock		4,592,677
	Wolters Kluwer	9,799 Shares of Common Stock		715,180
	Wolverine World Wide Inc	60,949 Shares of Common Stock		2,056,419
	Wood Group (John) Ord	128,700 Shares of Common Stock		679,424
	World Wrestling Entmnt	52,402 Shares of Common Stock		3,399,318
	Wsfs Financial Corp	46,486 Shares of Common Stock		2,044,919
	Wynn Macau Ltd	700,000 Shares of Common Stock		1,784,029
	Xilinx Inc	42,870 Shares of Common Stock		4,191,400
	Xpo Logistics Inc	31,224 Shares of Common Stock		2,488,553
	Yamazen Corp	50,000 Shares of Common Stock		503,796
	Yangzijiang Shipbu	1,375,900 Shares of Common Stock		1,146,029
	Yuasa Trading Co	25,200 Shares of Common Stock		854,493
	Yue Yuen Indl Holding	114,500 Shares of Common Stock		337,984
	Yum China Hldgs Inc	79,830 Shares of Common Stock		3,832,638
	Zendesk Inc	73,640 Shares of Common Stock		5,643,033
	Zimmer Biomet Hldgs Inc	62,590 Shares of Common Stock		9,368,621
	Zozo Inc	19,700 Shares of Common Stock		378,320
	Zuken Inc	55,300 Shares of Common Stock		1,267,053
	Zumtobel Group Ag	50,000 Shares of Common Stock		512,983
	Zurich Insurance Group Ag	6,701 Shares of Common Stock		2,747,939

Cash and cash equivalents
Interest-Bearing Cash	USD deposits	499,999
Cash	Foreign currency and collaterals	62,518,149

Government securities
Federal Home Loan Banks	Fltg 02-20-2020	4,189,539
Federal Home Loan Banks	Fltg 02-24-2020	7,444,127
Federal Home Loan Banks	Fltg 10-01-2020 Reg	4,438,662
Federal Home Loan Banks	Fltg Due 02-09-2021	1,543,065
Federal Home Loan Banks	FltgDue 03-12-2021	4,002,987
Federal Home Loan Banks	Fltg Due 04-17-2020	12,165,680
Federal Home Loan Banks	Fltg Due 07-08-2021 Reg	3,221,335
Federal Home Loan Banks	Fltg Rate 12-21-2020 Reg	5,576,535

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Federal Home Loan Banks	Fltg Rt 07-24-2020		$1,134,900
	Federal Home Loan Banks	Frn 08-04-2020 Reg		2,460,267
	Federal Home Loan Banks	Tranche 00008 Fltg05-08-2020		3,106,102
	Federal Home Loan Banks	Tranche 00505 Due 02-21-2020 Reg		2,379,778
	Federal Home Loan Banks	Tranche 00793 Fltg09-10-2021		10,514,878
	Federal Home Loan Banks	Tranche FltgDue 01-22-2021 Reg		1,554,005
	Federal Home Loan Banks	Fltg Tranche 00577 04-20-2020		17,998,822
	Federal Home Loan Banks	Tranche 00481 2.625% 10-01-2020		2,568,420
	Federal Home Loan Banks	Tranche Fltg Rt 12-23-2020		4,999,497
	Federal Home Loan Banks	Cons Disc Nts 01-17-2020		784,429
	Federal Home Loan Banks	Cons Disc Nts 02-07-2020		13,095,065
	Federal Home Loan Banks	Disc Nt 03-11-2020		18,258,582
	Federal Home Loan Banks	Disc Nt Due 03-13-2020		5,737,959
	Federal Home Loan Banks	1.59%05-14-2020		2,704,101
	Federal Home Loan Banks	Federal Home Ln Bks1.56% Due 05-01-2020 Reg		6,068,601
	Federal Home Loan Banks	1.6% 05-13-2020		3,863,648
	Federal Home Loan Banks	Fltg01-17-2020 Reg		415,003
	Federal Home Loan Banks	Fltg Due 01-17-2020 Reg		3,900,000
	Federal Home Loan Banks	FltgDue 05-22-2020 Reg		2,264,256
	Federal Home Loan Banks	Fltg Due 10-16-2020		21,779,914
	Federal Home Loan Banks	Fltg 05-08-2020		1,150,000
	Federal Home Loan Banks	Fltg Due 08-21-2020 Reg		1,234,801
	Federal Home Loan Banks	Fltg Rate 07-10-2020		8,172,522
	Federal Home Loan Banks	Fltg Rt 01-14-2020		2,199,959
	Federal Home Loan Banks	Fltg Rt 02-25-2020 Reg		3,974,634
	Federal Home Loan Banks	Fltg Rt 06-19-2020		2,029,281
	Federal Home Loan Banks	Tranche 00821 FltgDue 01-17-2020 Reg		4,149,965
	Federal Home Loan Banks	Tranche Fltg Due 10-07-2020		2,569,148
	Federal Home Loan Banks	4/6/2020		3,082,177
	Federal Home Loan Banks	Disc Nt 01-03-2020 0% Disc Nts Snr 03/01/2020 Usd		17,109,282
	Federal Home Loan Banks	Disc Nt 01-08-2020 0% Disc Nts Snr 08/01/2020 Usd		12,986,731
	Federal Home Loan Banks	Disc Nt 01-10-2020 0% Disc Nts Snr 10/01/2020 Usd		4,503,488
	Federal Home Loan Banks	Disc Nt 01-15-2020 0% Disc Nts Snr 15/01/2020 Usd		8,654,004
	Federal Home Loan Banks	Disc Nt 01-21-2020 0% Disc Nts Snr 21/01/2020 Usd		7,124,318
	Federal Home Loan Banks	Disc Nt 01-22-2020 0% Disc Nts 22/01/2020 Usd		18,539,950
	Federal Home Loan Banks	Disc Nt 01-24-2020 0% Disc Nts 24/01/2020 Usd		2,287,511
	Federal Home Loan Banks	Disc Nt 01-31-2020 0% Disc Nts 31/01/2020 Usd		5,433,383
	Federal Home Loan Banks	Disc Nt 02-05-2020 0% Disc Nts 05/02/2020 Usd		6,380,827
	Federal Home Loan Banks	Disc Nt 02-06-2020 0% Disc Nts 06/02/2020 Usd		5,386,239
	Federal Home Loan Banks	Disc Nt 02-13-2020 0% Disc Nts 13/02/2020 Usd		1,885,815
	Federal Home Loan Banks	Disc Nt 02-14-2020 0% Disc Nts 14/02/2020 Usd		13,997,792
	Federal Home Loan Banks	Disc Nt 02-19-2020 0% Disc Nts 19/02/2020 Usd		3,268,363
	Federal Home Loan Banks	Disc Nt 02-21-2020 0% Disc Nts 21/02/2020 Usd		1,197,467
	Federal Home Loan Banks	Disc Nt 03-04-2020 0% Disc Nts 04/03/2020 Usd		5,535,089
	Federal Home Loan Banks	Disc Nt 03-18-2020 0% Disc Nts 18/03/2020 Usd		1,454,060

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Federal Home Loan Banks	Disc Nt 03-20-2020 0% Disc Nts 20/03/2020 Usd		$11,954,617
	Federal Home Loan Banks	Disc Nt 03-25-2020 0% Disc Nts 25/03/2020 Usd		4,967,071
	Federal Home Loan Banks	Disc Nt 04-03-2020 0% Disc Nts 03/04/2020 Usd		1,220,097
	Federal Home Loan Banks	Disc Nt 04-08-2020 0% Disc Nts 08/04/2020 Usd		6,880,769
	Federal Home Loan Banks	Disc Nt 04-15-2020 0% Disc Nts 15/04/2020 Usd		6,097,220
	Federal Home Loan Banks	Disc Nt 04-24-2020 0% Disc Nts 24/04/2020 Usd		3,114,575
	Federal Home Loan Banks	Disc Nt 05-06-2020 0% Disc Nts 06/05/2020 Usd		18,070,948
	Federal Home Loan Banks	Disc Nt 05-13-2020 0% Disc Nts 13/05/2020 Usd		9,152,010
	Federal Home Loan Banks	Disc Nt 06-03-2020 0% Disc Nts 03/06/2020 Usd		4,931,660
	Federal Home Loan Banks	Disc Nt 06-05-2020 0% Disc Nts 05/06/2020 Usd		5,626,462
	Federal Home Loan Banks	Disc Nt 06-25-2020 0% Disc Nts 25/06/2020 Usd		3,989,124
	Federal Home Loan Banks	Disc Nt 06-26-2020 0% Disc Nts 26/06/2020 Usd		749,168
	Federal Home Loan Banks	Disc Nt 07-06-2020 0% Disc Nts 06/07/2020 Usd		1,537,427
	Federal Home Loan Banks	Disc Nt 08-14-2020 0% Disc Nts 14/08/2020 Usd		6,119,745
	Federal Home Loan Banks	Tranche 00414 0 07-23-2021		2,155,000
	Federal Home Loan Banks	Tranche 00415 0 01-24-2020		3,900,000
	FFCB	Cons Adj Rt 07-08-2021		2,215,000
	FFCB	Cons Fltg 02-07-2020		8,909,613
	FFCB	Cons Fltg Rt 03-17-2021		2,774,766
	FFCB	Cons Systemwide Bds Floating Rate 11-12-2021		1,145,042
	FFCB	Cons Systemwide Bds Fltg 01-27-2020		11,431,110
	FFCB	Cons Systemwide Bds Fltg 06-17-2021		4,059,297
	FFCB	Cons Systemwide Bds Fltg Corp Due 12-14-2020 Reg		4,316,026
	FFCB	Cons Systemwide Bds Fltg Due 10-08-2021 Reg		745,439
	FFCB	Cons Systemwide Bds Fltg Due 11-18-2021 Reg		1,925,000
	FFCB	Cons Systemwide Bds Tranche Var 01-15-2021 Reg		5,001,878
	FFCB	Cons Systemwide Bds Var Rt 09-23-2021		1,998,903
	FFCB	Fltg 07-01-2021		3,318,060
	FFCB	Fltg Rate 07-09-2021		1,020,086
	FFCB	Fltg Rt 04-16-2021		5,345,666
	FFCB	Fltg Rt 08-17-2020		2,813,357
	FFCB	Fltg Rate 09-11-2020		3,932,479
	FFCB	0% Disc Nt Due08-14-2020		3,929,005
	FFCB	Cons Disc Nt02-21-2020		3,891,745
	FFCB	Disc Nt03-10-2020		7,605,981
	FFCB	Disc Nt 0% Due 05-14-2020		203,619
	FFCB	Disc Nt Due 01-17-2020		6,642,401
	FFCB	Disc Nt Due 02-04-2020		4,080,576
	FFCB	Disc Nt Due 03-24-2020		6,285,935
	FFCB	Disc Nt Due 06-12-2020		282,681
	FFCB	Disc Nt Due 06-26-2020		10,022,404
	FFCB	Disc Nt Due 06-30-2020		3,477,436
	FFCB	Disc Nt Due 07-07-2020		203,100
	FFCB	Cons Fltg 06-18-2020		1,179,518
	FFCB	Disc Nt 03-03-2020		3,806,249

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FHLMC	Pool #G08841 3.5% 10-01-2048 Beo		$413,081
	FHLMC	Pool #Sd8036 3%Due 12-01-2049 Reg		710,565
	FHLMC	Pool #Zm2479 4%01-01-2047 Beo		980,606
	FHLMC	Pool #Zt1777 4%03-01-2049 Beo		827,839
	FHLMC	Ser 4678 Cl Af Fltg Rt 12-15-2042		148,806
	FHLMC	#Zn2824 4.0% 01-01-2049		104,082
	FHLMC	Gold Q50962 3.5% 09-01-2047		50,533
	FHLMC	Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		4,230
	FHLMC	Multiclass Ser 3951 Cl Us Fltg 02-15-2040		54,653
	FHLMC	Multiclass Ser 4620 Cl Af 11-15-2042		103,348
	FHLMC	Pool #Sd8005 3.5% 08-01-2049		4,624,770
	FHLMC	Fltg Ser 2007-34 Cl S 04-25-2037 Beo		40,768
	FHLMC	Multiclass Ser 3147 Cl Ls 04-15-2036		84,458
	FHLMC	Multiclass Ser 3218 Cl As 09-15-2036		91,516
	FHLMC	Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		7,215
	FHLMC	Disc Nt 01-17-2020 0% Disc Nts Snr17/01/2020 Usd		1,653,959
	FHLMC	Disc Nt 03-10-2020 0% Disc Nts 10/03/2020 Usd		3,290,276
	FHLMC	Disc Nt 03-18-2020 0% Disc Nts 18/03/2020 Usd		13,862,118
	FHLMC	Disc Nt 05-19-2020 0% Disc Nts 19/05/2020 Usd		3,334,809
	FNMA	Gtd Mtg Pool #Al13786Due 02-01-2027 Beo		17,827
	FNMA	Gtd Mtg Ah6737 42-1-2026		81,434
	FNMA	Gtd Mtg Pool #Ah9391 4% 03-01-2026 Beo		36,901
	FNMA	Gtd Mtg Pool #Ai2095 4% 05-01-2026 Beo		232,908
	FNMA	Gtd Mtg Pool #Aj1509 4% 09-01-2041 Beo		874,511
	FNMA	Gtd Mtg Pool#Ak2411 4% Due 02-01-2042 Beo		237,028
	FNMA	Gtd Mtg Pool #Al5548 4.23% Due 05-01-2038 Beo		52,658
	FNMA	00.000Fnra361225Be#Mbs Remic Adjustable 12-25-2036		40,855
	FNMA	09-01-2018 Pool Bn0632 4.0% 09-01-2048		3,121,848
	FNMA	4% Due 06-01-2049		621,138
	FNMA	Pool #Ab0183 5% 02-01-2025 Beo		517,008
	FNMA	Pool #Ab1609 4% 10-01-2025 Beo		314,346
	FNMA	Pool #Ab9280 4% 05-01-2043 Beo		206,699
	FNMA	Pool #Ae7017 3.5% Due 10-01-2020 Reg		2,731
	FNMA	Pool #Ao1771 4% 05-01-2042 Beo		141,754
	FNMA	Pool #Ap1215 3.5% 06-01-2043 Beo		318,027
	FNMA	Pool #Bf0299 3.5% 08-01-2058 Beo		720,918
	FNMA	Pool #Bk8894 4% 10-01-2048 Beo		343,754
	FNMA	Pool #Bn0874 4% Due 11-01-2048 Reg		428,212
	FNMA	Pool #Ca2539 4% Due 10-01-2048		211,188
	FNMA	Pool #Fm1549 4% 09-01-2048 Beo		654,341
	FNMA	Pool #Ma3495 4% Due 10-01-2048 Beo		15,837,605
	FNMA	Pool #Ma3563 4% 01-01-2049 Beo		957,210
	FNMA	Pool #Ma3692 3.5% 07-01-2049 Beo		5,622,326
	FNMA	Pool #Ma3833 2.5% 11-01-2049 Beo		4,944,919
	FNMA	Pool #Ma3871 3% 12-01-2049 Beo		3,347,750

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FNMA	Remic Tr 2010-2 Cl-Gf Fltg 12-25-2049		$12,989
	FNMA	Ser 19-28 Cl Fj FltgDue 06-25-2059 Reg		903,178
	FNMA	Ser 2011-40 Cl Sx Var Rt Due 11-25-2040 Beo		1,179
	FNMA	Single Family Mortgage 2.5% 30 Years Settles February		1,185,852
	FNMA	Single Family Mortgage 3% 30 Years Settles February		6,383,600
	FNMA	Single Family Mortgage 3.5% 15 Years Settles February		9,949,125
	FNMA	Single Family Mortgage 3.5% 30 Years Settles February		15,443,911
	FNMA	Single Family Mortgage 4% 30 Years Settles February		5,202,539
	FNMA	Single Family Mortgage 4% 30 Years Settles March		8,113,709
	FNMA	Single Family Mortgage 5% 30 Years Settles January		2,672,656
	FNMA	Sr 06-114 Cl Af Fltg 12-25-2036		904,679
	FNMA	Tranche 00553 Fltg Due 06-25-2049		1,109,794
	FNMA	2007-15 Cl Ai Var 03-25-2037		16,302
	FNMA	Fnr 2007-56 Gs Flt Rt 06-25-2037		82,540
	FNMA	Fr Cmo 25/03/37 Usd 03-25-2037		6,134
	FNMA	Remic Tr 2009-87 Cl-Hs Var Rate 11-25-2039		5,538
	FNMA	Ser 2007-32 Cl Sa Fltg Rt 04-25-2037		21,705
	FNMA	Ser 2007-4 Cl Sl Fltg Rt 02-25-2037		5,119
	FNMA	Ser 2007-89 Cl Sd Fltg Rt 09-25-2037		59,649
	FNMA	Remic Tr 2011-60 Cl-Oa Prin Only 08-25-2039 Reg		33,441
	FNMA	Tranche Fltg Due 05-22-2020		2,274,814
	GNMA	2016-H13 Remic Pass Thru Secs Cl Ft05-20-2066		189,817
	GNMA	2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		432,595
	GNMA	2016-H20 Remic Passthru Ctf Cl Fg08-20-2066		126,028
	GNMA	2017-H05 Remic Passthru Ctf Cl Fc Fltg 02-20-2067		581,459
	GNMA	2017-H14 Remic Passthru Ctf Cl Fg06-20-2067		557,160
	GNMA	Fltg Rt Ser 18-H15 Cl Fg 08-20-2068 Reg		187,810
	GNMA	Ii Jumbos 3% 30 Years Settles February		1,642,263
	GNMA	Ii Jumbos 3.5 30 Years Settles Feb		2,371,426
	GNMA	Ii Jumbos 4% 30 Years Settles February		10,359,063
	GNMA	Ii Jumbos 4% 30 Years Settles January		828,000
	GNMA	Ii Jumbos 4.5% 30 Years Settles February		942,609
	GNMA	Ii Jumbos 5% 30 Years SettlesJanuary		5,264,063
	GNMA	Pool #Ab9437 3.5 Due 11-15-2042 Reg		245,596
	GNMA	Pool #Ak8998 3% 07-15-2045 Beo		551,237
	GNMA	Pool #Al1871 3% 01-15-2045 Beo		266,604
	GNMA	Pool #Al5414 3.5% 02-15-2045 Beo		136,866
	GNMA	Pool #Am4137 3.5% 04-15-2045 Beo		131,588
	GNMA	Pool #Ma5265 4.5% 06-20-2048 Beo		1,186,074
	GNMA	Pool #Ma5764 4.5% 02-20-2049 Beo		2,790,863
	GNMA	RemicSer 2013-H16 Cl FaFltg 07-20-2063		113,757
	GNMA	Remic 2015-H30 Cl Fd Flt Rt 10-20-2065		120,174
	GNMA	Remic Sr 16-H09 Cl FbFltg Rt 04-20-2066		79,972
	GNMA	Ser 15-H08 Cls Fb Fltg Due 03-20-2065		447,801
	GNMA	Ser 2015-H20 Cl Fb Flt Rt08-20-2065		222,745

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	GNMA	Pool #Ma5400 Ser 2048 5% Due 08-20-2048 Reg		$1,176,149
	GNMA	Pool #Ma5988 5.0% 06-20-2049		504,434
	United States of America	2.5% Treas Nts 01-31-2024		599,099
	United States of America	Treas Bonds Dtd 02/15/2015 2.5% Due 02-15-2045 Reg		1,329,555
	United States of America	Treas Notes 2.0% 11-30-2022		9,007,552
	United States of America	T-Bond 2.875% 05-15-2049		2,541,949
	United States of America	Treas 2.25% Due 02-15-2027 Reg		205,617
	United States of America	Treas Bds 2.875% Due 11-15-2046		219,922
	United States of America	Treas Bds 2.25% 08-15-2049		291,844
	United States of America	Treas Bds 3% Due 05-15-2047 Reg		337,887
	United States of America	Treas Bds 3.0% Due 08-15-2048		779,080
	United States of America	Treas Bds 3.0% Due 02-15-2048		800,192
	United States of America	Treas Bds Dtd 3.125% 05-15-2048		427,119
	United States of America	Treas Bds Dtd 2.75% 08-15-2047		1,128,873
	United States of America	Treas Bds Tbond Fixed 3% 02-15-2049		1,470,422
	United States of America	Treas Nts 1.5% Due 05-15-2020 Reg		1,929,020
	United States of America	Treas Nts 1.875% 08-31-2024		10,086
	United States of America	Treas Nts 2.020859148% Due07-31-2020 Reg		7,528,035
	United States of America	Treas Nts 2.625 Due 11-15-2020 Reg		2,727,718
	United States of America	Treas Nts Dtd 04/30/20182.375% Due 04-30-2020 Reg		4,119,954
	United States of America	Treas Nts Dtd 05/31/20151.5% Due 05-31-2020 Reg		1,923,938
	United States of America	Treas Nts Dtd 06/30/20151.625% Due 06-30-2020 Reg		235,000
	United States of America	Treas Nts Dtd 08/15/20191.625% Due 08-15-2029 Reg		2,729,891
	United States of America	Treas Nts Dtd 11/15/20142.25% Due 11-15-2024 Reg		646,513
	United States of America	Treas Nts Dtd 11/15/20162.0% 11-15-2026 Reg		5,766,129
	United States of America	Treas Nts Dtd 604 2.375%Due 08-15-2024 Reg		206,125
	United States of America	Treas Nts Fixed 1.375% Due 09-30-2020		2,694,516
	United States of America	Treas Nts Fltg Rt 07-31-2021		5,002,140
	United States of America	Treas Nts Frn Due 10-31-2020 Reg		7,996,155
	United States of America	Treas Nts Treas Nts 2% Due11-30-2020 Reg		652,107
	United States of America	Treas Bds 4.375 Due 05-15-2040 Reg		2,017,324
	United States of America	Treas Nts Dtd 03-31-20182.25% Due 03-31-2020 Reg		1,977,777
	United States of America	Treasury N/B 2.375%05-15-2029		1,404,158
	United States of America	Treas 2.125% 11-30-2024		204,086
	United States of America	Treasury Sec. Frn Due 10-31-2021 Reg		3,050,116
	United States of America	Treas Nts Fltg Rt 04-30-2021 Reg		839,539
	United States of America	Tsy Infl Ix N/BTreas Bonds 0.75%02-15-2045		1,915,238
	United States of America	Tsy Infl Ix N/B 0.125%01-15-2022		602,287
	United States of America	Tsy Infl Ix N/B 0.375% 07-15-2027		5,708,807
	United States of America	Tsy Infl Ix N/B 1% Tips 02-15-2048		4,298,872
	United States of America	Tsy Infl Ix N/B Us Gvt National 0.375%01-15-2027		9,582,126
	United States of America	Bds Indx Lnkd 0.875% 02-15-2047		2,886,684
	United States of America	Infl Indxd Treas Notes 0.25% Tb01-15-25 Usd1000 A-2025		3,622,783
	United States of America	Treas Bonds 04-15-2028		5,802,587
	United States of America	Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		475,406

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States of America	Treas Bonds 0.75Deb Tips 02-15-2042		$2,649,509
	United States of America	Treas Notes 1.2507-15-2020		1,965,605
	United States of America	Treas Notes Infl Idx T-Bond .875% 01-15-2029		2,056,262
	United States of America	Treas Notes Nts 0.125% Infl Index 07-15-2026		6,246,463
	United States of America	Treas Bds 1.375 02-15-2044 Reg		4,609,416
	United States of America	Treas Bds 2.125 2-15-2041		4,147,942
	United States of America	Treas Bds Index Linked 1.75 Due 01-15-2028 Reg		3,164,181
	United States of America	Treas Bds Inflation Index Linked 3.875% 04-15-2029		463,684
	United States of America	Treas Bds Tsy Infl Ix N/B 02-15-2046		1,325,701
	United States of America	Treas Bonds 1.0% 02-15-2049		2,090,879
	United States of America	Treas InflNts 0.375%Dtd 07/15/201507-15-2025		2,953,101
	United States of America	Treas Infl Idx 0.25% 07-15-2029		4,693,054
	United States of America	Treas Infl Index Nts 0.500005%01-15-2028		7,693,950
	United States of America	Treas Infl Indexed Nts .125%01-15-2023		9,486,769
	United States of America	Treas Infl Indexed Nts .125%07-15-2022		887,749
	United States of America	Treas Infl Indexed Nts 0.75%07-15-2028		2,771,824
	United States of America	Treas Nts Infl Idx 0.625% 04-15-2023		9,742,110
	United States of America	Treas Nts Infl Idx Dtd0.625%01-15-2026		10,526,029
	United States of America	Treas Nts Tips .375 07-15-2023		5,620,007
	United States of America	Treas Bds Index Linked 2.00 Due 01-15-2026 Reg		1,262,499
	United States of America	Treas Bds Index Linked 2.5 Due 01-15-2029 Reg		2,670,907
	United States of America	Treas Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		88,375
	United States of America	Treas Infl Indexed Bonds 2.375 Due 01-15-2025 Beo		15,915,204
	United States of America	Treas Infl Indexed Bonds 3.375 Due 04-15-2032 Ar12 Due 04-15-32 Reg		214,967
	United States of America	Treas Nts Infl Idx Dtd 04-15-2017 0.125% Due 04-15-2022		19,730,039
	United States of America	Treas Nts Tips Dtd 07-15-2011 07-15-2021		472,229
	United States of America	Treasury Dtd 02/15/2010 02-15-2040		1,571,705
	United States of America	Tsy Infl Ix Treas Bd 0.625 01-15-2024		295,079
	United States of America	Treasury Nts 1.125% Tips 15/1/21 Usd1000 01-15-2021		1,151,676
	United States of America	Tbill 05-28-2020		5,793,452
	United States of America	Treas Bills 0% 04-23-2020		15,023,019
	United States of America	Treas Bills 0% T-Bill 02-13-2020		36,561,440
	United States of America	Treas Bills 0% T-Bill 02-20-2020		568,825
	United States of America	Treas Bills 0% T-Bill 09-10-2020		2,290,368
	United States of America	Treas Bills 05-07-2020 Treas Bills		7,181,495
	United States of America	Treas Bills Due 04-09-2020Reg		6,995,832
	United States of America	Federal Treasury Bills 01-02-2020 Us Federal Treasury Bills		7,000,000
	United States of America	Federal Treasury Bills 02-27-2020		11,348,281
	United States of America	Treasury Bills 0% T-Bill 01-23-2020		1,293,890
	Argentina(Rep Of)	Frn 04/2022 Ars1		2,538
	Argentina(Rep Of)	Frn 06/2020 Ars1		119,810
	Australia	(Cmnwlth) Idx/Lkd Snr20/09/2025 Aud		516,747
	Australia	Index Linked Bnds 1.25% 21/02/2022		428,585
	Brazil	Secretaria Tesouro 0% T-Bill 01/07/20 Brl'Ltn'		109,349
	Brazil	Secretaria Tesouro 0% T-Bill 01/04/20 Brl'Ltn'		1,181,034

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Canada	4.25% Idx/Lkd 01/12/26Cad		$304,842
	Czech Republic	44105		706,833
	France (Govt Of)	1.87% Idx/Lkd Snr 25/07/27		155,814
	France (Govt Of)	2.25% Idx/Lkd Snr 25/07/20		587,672
	Italy	1.75% Snr 01/07/24 Eur1000		4,493,099
	Japan	Development Bk Japan Inc Nt 144A 1.625% Due 09-01-2021 Beo		298,586
	Japan	Pvtpl Japan Fin Organization For Municipalities 2.0% 09-08-2020		300,225
	Korea	Expwy Corp Global Medium Term 144A 3.625% Due 10-22-2021 Reg		512,925
	Kuwait	St Nt 144A 3.5% Due 03-20-2027 Beo		644,784
	Mexico	(Utd Mex St) 4.5% Index Linked Bds22/11/35 Mxn100		377,685
	Mexico	(Utd Mex St) 0% T-Bill 09/01/2020 Mxn		2,093,217
	Netherlands	Pvptl Tranche # Tr 41 2.125% 12-14-2020		300,945
	Netherlands	Waha Aerospace B V Gtd Bd 144A 3.925 Due07-28-2020 Beo Sinking Fund 01-28-2020		70,167
	New Zealand	Idx/Lkd Snr 20/09/2025Nzd		967,165
	Peru	6.15% Gtd 12/08/2032 Pen		308,277
	Saudi Arabia	Kingdom Global Medium Term Tranche # Tr 4 2.875% 03-04-2023		610,548
	Saudi Arabia	Kingdom Global Medium Term Tranche # Tr 5 3.625% Due 03-04-2028 Reg		211,089
	Spain	(Kingdom Of) 4% Snr 30/04/2020 Eur1000		569,476
	California St	5.7% 11-01-2021 Beo Taxable		107,038
	California St	7.7% 11-01-2030 Beo Taxable		104,740
	California St	7.95 03-01-2036 Beo Taxable		100,946
	California St	Los Angeles Cnty Calif Pub Wks Fing Authlease Rev 6.091% 08-01-2022 Beo Taxable		440,400
	Florida St	Seminole Cnty Fla Wtr & Swr Rev 6.443%10-01-2040 Beo Taxable		413,540
	Illinois St	Taxable-Ser 1-Build Amer6.63% Due 02-01-2035 Beo Taxable		832,503
	Michigan St	Univ Revs 6.173% 02-15-2050 Beo Taxable		618,345
	New York St	N Y City Hsg Dev Corp MltifamMtg Rev 3.709 02-15-2048 Beotaxable		737,401
	New York St	Dorm Auth St Pers Income Taxrev 5.289% 03-15-2033 Beo Taxable		606,950
	Port Auth NY & NJ	3.287% Due08-01-2069 Reg Taxable		285,276
	Port Auth NY & NJ	4.458% 10-01-2062 Beo Taxable		367,680
	Small business Admin	Gtd Dev Partn Ctf5.12 Due 11-01-2027 Reg		178,393
	Texas St	Transn Commn St Hwy Fd Rev 5.028% 04-01-2026 Beo Taxable		562,090

	Corporate debt instruments
	#Reorg/Targa Res MandatoryExchange Targa Res	411Ta8H 01-22-2020		82,125
	#Reorg/Targa Res MandatoryExchange Targa Res	4C1Natj 01-22-2020		69,930
	Abbvie Inc	2.9% Due 11-06-2022		306,186
	Abbvie Inc	3.2% 11-06-2022		307,837
	Acadia Healthcare	5.625% Due 02-15-2023		10,163
	Acadia Healthcare	6.5% Due 03-01-2024		176,163
	Acrisure Llc	8.125% Due 02-15-2024		103,313
	Actuant Corp	5.625% Due 06-15-2022		227,250
	Aecom	5.125% Due 03-15-2027		274,125
	Aecom	5.875% Due 10-15-2024		13,280
	Aercap Ireland Cap	4.625% Due 10-30-2020		408,003
	Aes Corp	4% Due 03-15-2021		55,756

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Aflac Inc	6.45% Due 08-15-2040		$180,992
	Air Lease Corp	2.5% 03-01-2021		301,382
	Air Lease Corp	3.375% Due 06-01-2021		203,399
	Aircastle Ltd	5.125% Due 03-15-2021		309,929
	Albertsons Cos Llc	Fixed 5.75% Due 03-15-2025		98,325
	Albertsons Cos Llc	Fixed 6.625% Due 06-15-2024		5,233
	Alcoa Inc	5.4% Due 04-15-2021		231,961
	Alcoa Inc	5.9% Due 02-01-2027		89,332
	Alexandria Real	2.75% Due 12-15-2029		395,297
	Alexandria Real	4% Due 01-15-2024		213,103
	Alexandria Real	4.7% Due 07-01-2030		115,276
	Alliance Res Oper	7.5% Due 05-01-2025		154,700
	Ally Finl Inc	4.125% Due 03-30-2020		200,750
	Ally Finl Inc	5.75% Due 11-20-2025		246,125
	Ally Master Owner Trust	2018-3 Cl A Frn 07-15-2022 Beo		200,113
	Altice Fing S A	7.5% Due 05-15-2026		295,625
	Amc Networks Inc	4.75% Due 08-01-2025		105,394
	Amc Networks Inc	4.75% Due 12-15-2022		196,706
	Amc Networks Inc	5% Due 04-01-2024		174,420
	American Honda Fin Corp	Med Term Nts Var Rt Due 02-15-2022		401,300
	Americredit	1.8% Due 10-08-2021		85,753
	Amerigas Partners	5.625% Due 05-20-2024		141,480
	Amerigas Partners	5.75% Due 05-20-2027		82,313
	Amern Axle & Mfg	6.625 Due 10-15-2022		249,383
	Amern Elec Pwr Co	2.15% Due 11-13-2020		100,196
	Amern Express Co	3.7% Due 11-05-2021		309,167
	Amern Intl Group	4.375% Due 01-15-2055		768,673
	Amern Tower Corp	Fixed 2.8% Due 06-01-2020		401,152
	Amern Tower Corp	Sr Nt 5.9 Due 11-01-2021		320,384
	Ancestry.Com Inc.	Term Loan Due 08-27-2026 Beo		395,169
	Anheuser Busch Inbev Worldwide Inc	4.15% 01-23-2025		544,934
	Anixter Inc	5.125% Due 10-01-2021		197,211
	Anixter Inc	5.5% Due 03-01-2023		52,625
	Anixter Inc	6.0% 12-01-2025		114,400
	Antero Midstream	5.75% Due 01-15-2028		95,700
	Arby'S Restaurant Group Inc	Term Bank Loan 01-17-2025		145,028
	Archrock Partners	6.875% Due 04-01-2027		108,923
	Arconic Inc	5.95% Due 02-01-2037		60,002
	Ardagh Packaging	6% Due 02-15-2025		419,500
	Ardent Health Partners, Llc	Tl 06-16-2025 Beo		269,163
	Asbury Automotive	6% Due 12-15-2024		191,013
	Ast Backed Fdg	Fltg Rt 2.24675% Due 04-25-2034		21,346
	At&T Inc	4.0% 01-15-2022		311,849
	At&T Inc	Fixed 4.1% 02-15-2028		1,775,858
	At&T Inc	Fixed 5.15% Due 02-15-2050		120,656

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	At&T Inc	Fltg Rt 2.78125% Due 07-15-2021		$403,807
	At&T Inc	Nt Fltg Due 06-01-2021 Reg		301,780
	At&T Inc	Nt Fltg Due 06-01-2021 Reg		402,374
	Avantor Inc	6% Due 10-01-2024		293,213
	Aviation Cap Group	Fltg Rt 2.53038% Due 06-01-2021		301,293
	Aviation Cap Group	Sr Nt Fltg 144A Due 07-30-2021 Beo		599,988
	B A T Cap Corp	Fixed 0% Due 08-14-2020		200,348
	Bacardi Ltd	4.45% Due 05-15-2025		1,078,492
	Banc Of America Merrill Lynch	Large Lo Series 2015-200P Class A 3.218% 4-14-33		725,791
	Banco Santander Sa Frns	04-12-2023		201,284
	Bank Amer Corp	3.3% Due 01-11-2023		206,776
	Bank Amer Corp	3.419% 12-20-2028		305,592
	Bank Amer Corp	3.499% 05-17-2022		306,027
	Bank Amer Corp	5.875% Due 12-31-2049		88,704
	Bank Amer Corp	Bds 4 04-01-2024		348,102
	Bank Amer Corp	Medium Term Sr Nt Ser M 03-05-2024		200,940
	Bank Amer Corp	3.004% 12-20-2023		176,015
	Banque Federative	Fltg Rt 3.5515% Due 07-20-2023		202,746
	Barclays Bk Plc	7.625 Due 11-21-2022		1,348,500
	Barclays Plc	3.684% Due 01-10-2023		205,099
	Barclays Plc	Glb Flt% Aug 10 2021 Due 08-10-2021 Beo		204,736
	Barclays Plc	Fltg Rt 5.088% Due 06-20-2030		223,008
	Bayer Us Fin Ii	4.375% Due 12-15-2028		327,476
	Bayer Us Fin Ii Llc Gtd Nt	Fltg Rate 144A Due 12-15-2023/06-25-2018 Beo		301,787
	Benchmark	2019-B15 Mtg Tr Coml Mtg 19-B15 Aab 2.85% 12-15-2072		510,287
	Berry Global Inc	6.0% 10-15-2022		64,181
	Bj S Wholesale Club Inc	Term Loan B 02-03-2024		215,627
	Bldg Matls Corp	5.375% Due 11-15-2024		755,213
	Blue Cube Spinco	10% Due 10-15-2025		50,865
	Blue Cube Spinco	9.75% Due 10-15-2023		241,947
	Bnp Paribas	Bnds 4.25 Due 10-15-2024		643,782
	Bnp Paribas	Sr Non 2.819% Due 11-19-2025		607,126
	Bombardier Inc	8.75% Due 12-01-2021		447,015
	Brand Energy & Infrastructure ServicesInc Term	Term Ln Due 06-14-24		286,398
	Brinker Intl Inc	3.875% Due 05-15-2023		50,625
	Brixmor Oper	4.125% Due 05-15-2029		644,629
	Broadcom Corp	2.375% Due 01-15-2020		300,013
	Broadcom Corp	3% Due 01-15-2022		202,959
	Brookfield Fin Inc	4.85% 03-29-2029		801,580
	Bstn Scientific	3.75% Due 03-01-2026		214,386
	Buckeye Partners L	3.95% Due 12-01-2026		132,346
	Buckeye Partners L	Buckeye Partners L 5.6% Due 10-15-2044		63,041
	Bway Hldg Co	Tlbsr Secd 1St Lien Due 04-03-2024 Beo		218,659
	Cablevision Sys	5.875% Due 09-15-2022		290,925
	Callon Petroleum Co	6.375% 07-01-2026		111,607

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Calpine Corp	5.25% Due 06-01-2026		$93,713
	Camelot Fin S A	4.5% Due 11-01-2026		179,813
	Campbell Soup Co	4.25% Due 04-15-2021		309,162
	Campbell Soup Co	Fltg Rt 1.3705% Due 03-15-2021		200,420
	Campbell Soup Co	Fltg Rt 2.39363% Due 03-16-2020		200,059
	Cards Ii Tr	3.04699993134% Due 04-17-2023		501,177
	Care Cap Pptys Lp	5.125% Due 08-15-2026		118,473
	Cco Hldgs Llc	5.125% Due 02-15-2023		328,656
	Cco Hldgs Llc	5.25% Due 09-30-2022		50,563
	Cco Hldgs Llc	5.375% Due 05-01-2025		469,788
	Cd Commercial Mort	Tr Ser 2018-Cd7 Cl Asb 4.213% 08-15-2051		764,657
	Cdk Global Inc	Fixed 4.5% Due 10-15-2024		56,290
	Centene Corp Del	6.125% Due 02-15-2024		32,163
	Centennial Res	6.875% Due 04-01-2027		100,880
	Centurylink Inc	5.125% Due 12-15-2026		61,058
	Centurylink Inc	5.8 Due 03-15-2022		551,917
	Centurylink Inc	6.45% Due 06-15-2021		41,870
	Centurylink Inc	6.75% Due 12-01-2023		61,394
	Centy Tel	6.875% Due 01-15-2028		137,813
	Change Healthcare	5.75% Due 03-01-2025		245,573
	Change Healthcare Holdings Inc	Senior Secd 1St Lien Due 03-01-2024Beo		123,731
	Charte	3.579% Due 07-23-2020		100,637
	Chase Issuance Trust	Ser 2017-A1 Cl A Frn 01-18-2022		400,052
	Cheniere Corpus	5.875% Due 03-31-2025		179,914
	Cheniere Corpus Christi Hldgs Llc	5.125% 06-30-2027		165,777
	Cheniere Energy	5.625% Due 10-01-2026		169,200
	Cheniere Energy	Fixed 5.25% Due 10-01-2025		135,472
	Cinemark Usa Inc	5.125% Due 12-15-2022		202,200
	Cit Group Inc	New 6.125% Due 03-09-2028		177,000
	Citibank N A	3.05% Due 05-01-2020		401,204
	Citibank N A	Fltg 07-23-2021		753,200
	Citibank N A	Fltg Rt 05-20-2022 Reg		301,125
	Citigroup Coml Mtg	3.608% Due 11-10-2048		625,291
	Citigroup Inc	2.35% Due 08-02-2021		1,106,789
	Citigroup Inc	2.75% Due 04-25-2022		203,205
	Citigroup Inc	Fltg Rt 3.10413% Due 10-26-2020		201,888
	Citigroup Inc	Global Sr Nt Fltg Due 10-27-2022/09-27-2022 Reg		302,356
	Cmo Bear Stearns	Alt-A Tr 2006-8 Mtg Passthru Ctf Cl Iii-A-1 01-25-2037 Reg		288,135
	Cmo Bear Stearns	Arm Tr Ser 2004-10 Cl I2A5 3.82968% Due 01-25-2035 Beo		73,777
	Cmo Benchmark	019-B14 Mtg Tr Ser 19-B14Cls Asb 2.9571% Due 12-15-2061 Reg		927,346
	Cmo Citigroup Coml Mtg	Tr 2019-Gc43 Ser 19-Gc43 Cls Aab 2.8841% 11-10-2052		908,223
	Cmo Cwmbs Inc	Ser 2004-Hyb2 Cl 6-A Flt Rt Due 07-20-2034 Beo		33,038
	Cmo Exantas Capital Corp	Fltg Rt 04-15-2036		699,545
	Cmo Gs Mtg Secs	Tr 2010-C2 3.849 Due 12-10-2043 Beo		8,028
	Cmo Gs Mtg Secs Corp	2004-Cw1 Cl Iia-1 6% Due 04-01-2034 Reg		150,221

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Cmo Gs Mtg Secs Corp	2005-Ar7 Mtg Passthru Ctf Cl 2A1 Due 11-25-2035 Reg		$18,521
	Cmo Gs Mtg Secs Corp	Ser 2005-Ar6 Cl 1A1Due 09-25-2035 Reg		31,846
	Cmo Harborview Mtg Ln	Ser 05-9 Cl B1 Fltg 06-20-2035		452,377
	Cmo Harborview Mtg Ln	Tr 2004-1 Passthructf Cl 2-A 4.6186 04-19-2034 Reg		18,596
	Cmo Harborview Mtg Ln	Ln Tr 2005-11 Mtg Passthru Ctf 2-A1A Due 08-19-2045 Reg		244,371
	Cmo Jpmbb Coml Mtg Secs	Tr 2015-C31 Cl Asb 3.5395% Due 08-15-2048 Beo		622,115
	Cmo Jpmbb Coml Mtg Secs	Tr Ser 2015-C32 Cl Asb 3.3582% 11-15-2048		619,043
	Cmo Jpmbb Coml Mtg Secs	Tr 2016-C2 Mtg Pass Thru Ctf Cl A-Sb 2.9542 06-15-2049		613,712
	Cmo Jpmbb Coml Mtg Secs	Tr Sr 2019-Cor6 Cl Asb 2.9815% 04-13-2029		924,638
	Cmo Merrill Lynch Mtg Invs Inc	Iii-A Due 05-25-2033		9,044
	Cmo Merrill Lynch Mtg Invs Inc	2004-D Cl A1 09-25-2029 Reg		23,696
	Cmo Merrill Lynch Mtg Invs Inc	Ser 2003-C Cl A1 6-25-28		3,347
	Cmo Structured Asset Mtg Invts Ii Inc	Ser 04-Ar2 Cl Ia Var 05-19-2034 Reg		46,440
	Cmo Structured Asset Secs Corp	2003-40A Cl 3-A1 Due 01-25-2034 Beo		84,208
	Cmo Structured Ast Mtg Invts Ii Inc	Due 07-19-2035 Reg		13,060
	Cmo Thornburg Mtg Secs	Tr 2007-4 Mtg Pass Thru Ctf Cl 3A-1 Due 09-25-2037 Beo		3,771
	Cmo Ubs Coml Mtg	Tr 2018-C12 Mtg Ser 2018-C12 Cls Asb 4.1945% 07-15-2051		760,324
	Cmo Ubs Coml Mtg	Tr Ser-2018-C11 Cl-Asb 4.1186% 07-15-2051 Reg		432,508
	Cmo Wa Mut Mtg Secs Corp	2005-Ar1 Cl A-1A Var Due 12-25-2044 Reg		41,764
	Cmo Wamu Mtg	Pass-Thru Ctfs 2005-Ar8 Ctfcl 2-A-1A Due 07-25-2045 Reg		102,465
	Cmo Wamu Mtg	Pass-Thru Ctfs Ser 2005-Ar13 Cl A-1A1 Flt 10-25-45		311,016
	Cmo Wells Fargo Coml Mtg	Tr Ser 2015-Nxs4 Mtg Ctf Cl Asb 3.522% 12/15/2048		623,662
	Cmo Wells Fargo Coml Mtg	Tr 2019-C54 2.832% Due 12-15-2052 Reg		517,253
	Cmo Wells Fargo Coml Mtg	Tr Ser 2019-C53 Cl Asb 2.964% 10-15-2052		924,875
	Cmo Wells Fargo Coml Mtg	Tr Ser-2018-C45 Cl-Asb 4.147% 06-15-2051 Reg		653,877
	Cnx Midstream	6.5% Due 03-15-2026		124,538
	Coml Metals Co	5.375% Due 07-15-2027		152,250
	Compass Group	8% Due 05-01-2026		238,150
	Conagra Brands Inc	3.8% 10-22-2021		412,785
	Conagra Brands Inc	4.3% 05-01-2024		323,102
	Connect Finco Sarl/Connect U S Finco L	6.75% Due 10-01-2026		575,100
	Constellation Brands Inc	Fltg 11-15-2021		300,052
	Continental Airls	Pass Thru Tr 2007-1A 5.983% Due 04-19-2023		136,169
	Cooperatieve Rabobank Ua	5.5%-Frn 31/12/2049		230,113
	Corecivic Inc	4.75% Due 10-15-2027		138,400
	Corp Andina De Fomento	3.95% 15/10/2021		237,676
	Cr Agricole S A	3.25% Due 10-04-2024		466,466
	Cr Suisse	6.5 Due 08-08-2023		223,485
	Cr Suisse Group	3.75% Due 03-26-2025		264,638
	Credit Agricole S A London Brh	Sr Non-Pftranche # Tr 6 Var Rt Due 04-24-2023		252,601
	Credit Agricole S A Medium Term	Sr Bk Nts Book Entry 144A Var Rt 07-01-2021		253,340
	Crosstex Energy	Fixed 5.375% 06-01-2029		105,280
	Crown Castle Intl	3.4% Due 02-15-2021		304,082
	Csc Hldgs Llc	6.75% Due 11-15-2021		236,775
	Csc Hldgs Llc	Sr Nt 144A 10.875% Due 10-15-2025/10-09-2015 Beo		462,645

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Cvs Health Corp	3.7% Due 03-09-2023		$625,402
	Cvs Health Corp	3.875% Due 07-20-2025		319,532
	Daimler Fin North Amer Llc	Corp Fltg 144A 02-15-2022		403,085
	Daimler Fin North Amer Llc	Fltg 144A 02-15-2022		403,085
	Daimler Fin North Amer Llc	Due 02-12-2021 Beo		200,112
	Daimler Fin North Amer Llc	Nt Fltg Due 05-04-2021 Beo		700,916
	Dana Inc	5.375% Due 11-15-2027		87,550
	Davita Inc	5.125% Due 07-15-2024		307,500
	Dcp Midstream Oper	5.375% Due 07-15-2025		104,400
	Dell Intl L L C	5.3% Due 10-01-2029		412,698
	Delta Air Lines Inc	Del 2.6% 12-04-2020 Reg		200,588
	Deutsche Bk Ag N Y	4.25% Due 10-14-2021		925,670
	Deutsche Bk Ag N Y	Fltg Rt 3.961% Due 11-26-2025		510,898
	Deutsche Bk Ag N Y Brh	5.0% 02-14-2022		313,367
	Deutsche Bk Ag N Y Brh	Fltg 02-04-2021		200,318
	Dexia Cr Loc	Nt 144A 2.5% Due 01-25-2021Beo		302,020
	Diageo Cap Plc	3% Due 05-18-2020		200,813
	Diamond 1 Fin Corp	4.42% Due 06-15-2021		514,555
	Diamond 1 Fin Corp	7.125% Due 06-15-2024		917,850
	Diebold Nixdorf, Incorporated	(F/K/A Diebold, Incorporated) 08-24-2022 Beo		341,048
	Discover Bk	New 2.45% Due 09-12-2024		299,464
	Dish Dbs Corp	5% Due 03-15-2023		6,155
	Dish Dbs Corp	5.875% 11-15-2024		114,450
	Dish Dbs Corp	7.75% Due 07-01-2026		615,506
	Dominion Energy Gas Hldgs Llc	Llc Formerly Sr Nt 2018 Ser A Fltg Due 06-15-2021 Reg		100,393
	U.S. Renal Care, Inc	Due 06-12-2026 Beo		217,256
	Duke Energy Corp	2.65% Due 09-01-2026		502,435
	Ecopetrol S A	Ecopetrol S A 4.125% Due 01-16-2025		630,006
	Eldorado Resorts	Eldorado Resorts 7% Due 08-01-2023		219,440
	Emc Corp	2.65% Due 06-01-2020		200,036
	Emera Us Fin Lp	2.7% Due 06-15-2021		302,792
	Enbridge Inc	Sr Nt Fltg Rate Due 06-15-2020 Reg		400,664
	Enlink Midstream	4.15% Due 06-01-2025		75,200
	Enlink Midstream	4.85% Due 07-15-2026		48,750
	Enpro Inds Inc Corp	5.75% 10-15-2026		165,075
	Entergy Ark Inc	3.75% Due 02-15-2021		304,646
	Entergy Gulf Sts	3.95% Due 10-01-2020		302,836
	Euro Galaxy	Clo Bv 16-5A Clo 10/11/2030		336,864
	Exeter Automobile	2.9% Due 01-18-2022		3,988
	Extraction Oil	5.625% Due 02-01-2026		6,000
	Fce Bank Plc Mtn	1.875% 24/06/2021		344,180
	Firstenergy Corp	4.25 Due 03-15-2023		210,863
	Flex Acquisition Co Inc	(Aka Novolex) Tlsr Secd 1St Lien Due 12-29-2023 Beo		89,980
	Ford Mtr Cr Co Llc	2.459% Due 03-27-2020		600,185
	Ford Mtr Cr Co Llc	Fixed 3.35% Due 11-01-2022		237,391

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Ford Mtr Cr Co Llc	Nt Fltg Due 02-15-2023		$196,654
	Freeport-Mcmoran	4.55% Due 11-14-2024		153,277
	Freeport-Mcmoran	5.45% Due 03-15-2043		119,025
	Freeport-Mcmoran Inc	5.4% Due 11-14-2034/11-14-2014 Reg		193,788
	Gannett Co Inc	6.375% Due 10-15-2023		350,200
	Garda World Security Corporation	Term Loan B Due 10-23-2026		437,449
	Gatx Corp	Fltg 11-05-2021		301,284
	Gci	6.625% Due 06-15-2024		411,350
	Gen Elec Co	0.375% Snr 17/05/2022 Eur		224,845
	Gen Mtrs Finl Co	Fixed 3.2% Due 07-13-2020		502,290
	Gen Mtrs Finl Co	3.55% 07-08-2022 Reg		102,943
	Gen Mtrs Finl Co	3.55% Due 04-09-2021 Reg		407,579
	Genesis Energy L P	5.625% Due 06-15-2024		131,240
	Genesis Energy L P	6% Due 05-15-2023		123,750
	Genesis Energy L P	6.25% Due 05-15-2026		25,785
	Genesis Energy L P	6.75% Due 08-01-2022		133,320
	Geo Group Inc	New 5.875% Due 10-15-2024		91,000
	Gfl Environmental	8.5% Due 05-01-2027		275,000
	Gfl Environmental Inc	Term Loan B 05-09-2025		235,570
	Global Partners Lp	7.0% Due06-15-2023		257,500
	Golden Nugget Inc	6.75% Due 10-15-2024		77,625
	Goldman Sachs	5.75% Due 01-24-2022		644,109
	Goldman Sachs	Fltg Rt 2.96625% Due 04-23-2020		801,802
	Goldman Sachs Group Inc	Fltg Rt Due 09-15-2020		301,922
	Goldman Sachs Group Inc	Nt Fltg 10-31-2022		302,068
	Goldman Sachs Group Inc	Sr Nt Fltg Var Rt Due 02-23-2023		201,120
	Goodyear Tire	5.125% Due 11-15-2023		132,224
	Graham Hldgs Co	5.75% Due 06-01-2026		101,413
	Granite Acquisiton Inc	Term B Loan (First Lien) Due 12-17-2021 Beo		470,582
	Greystar Real	5.75% 12-01-2025		134,875
	Griffon Corp	5.25% Due 03-01-2022		245,919
	Grinding Media Inc	7.375% Due 12-15-2023		173,188
	Gs Mtg Secs	Ser 2014-Gc26 Cl A-Ab 3.365% 3.365% 11-10-2047		606,009
	Gulfport Energy Corp	6.0% 10-15-2024		124,250
	Gulfport Energy Corp	6.375% 01-15-2026		58,900
	Harley-Davidson	Fltg Rt 2.52038% Due 03-02-2021		502,912
	Harley-Davidson	Fltg Rt 0% Due 05-21-2020		200,214
	Harris Corp Del	Nt Fltg Rate 04-30-2020		300,164
	Hca Hldgs Inc	6.25% Due 02-15-2021		234,563
	Hca Inc	5.375% Due 09-01-2026		306,281
	Hca Inc	5.625% Due 09-01-2028		490,028
	Hca Inc	5.875% Due 02-15-2026		39,800
	Hertz Fleet Lease	3.23% Due 05-10-2032		413,198
	Hewlett Packard	Fltg Rt 2.62025% Due 10-05-2021		300,040
	Hilton Domestic	5.125% Due 05-01-2026		674,653

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Hilton Domestic Oper Co Inc	4.875% Due 01-15-2030		$487,326
	Holmes Master Issuer Plc	2018-1 144A Nt Cl A2 0.0% Due 10-15-2054		328,357
	Hsbc Hldgs Plc	4.3% Due 03-08-2026		326,717
	Hsbc Hldgs Plc	4.583% 06-19-2029		223,648
	Hsbc Hldgs Plc	Fltg Rt 3.23888% Due 03-08-2021		817,638
	Hsbc Hldgs Plc	3.803% 03-11-2025		209,961
	Hsbc Hldgs Plc Sr	Sr Nt Fltg Rate 05-18-2021		200,204
	Hsbc Hldgs Plc Sr	Sr Nt Fltg Rate 05-18-2021		1,001,018
	Hub International Limited	Term Bank Loan 04-25-2025		144,077
	Hughes Satellite	6.625% Due 08-01-2026		233,100
	Hughes Satellite	7.625% Due 06-15-2021		584,442
	Iheartcommunications Inc	8.375% 05-01-2027		154,700
	Iho Verwaltungs Gmbh	144A Pay In Kind 6.375% 05-15-2029 Beo		225,750
	Infor Us Inc	6.5% Due 05-15-2022		319,725
	Ing Groep N V	6.5% Due 12-31-2049		324,270
	Ingles Mkts Inc	5.75% Due 06-15-2023		158,925
	Intelsat Jackson	8.5% Due 10-15-2024		141,179
	Intelsat Jackson Hldgs S A	5.5 Due 08-01-2023		429,520
	Interpublic Group Cos Inc	3.5% 10-01-2020		303,214
	Interpublic Group Cos Inc	3.75% 10-01-2021		308,356
	Intl Lease Fin	8.25% Due 12-15-2020		105,719
	Intrawest Resorts Holdings, Inc.	Term Loan B1 07-31-2024		109,260
	Ipalco Enterprises	3.45% Due 07-15-2020		301,297
	Iron Mountain Inc	6% Due 08-15-2023		194,038
	Iron Mountain Inc Del	5.75 Due 08-15-2024		336,746
	J P Morgan Mtg	Tr Fltg Rt 4.133768% Due 06-25-2035		14,860
	Jagged Peak Energy Llc	Corp Bond 5.875%05-01-2026		77,436
	Jaguar Hldg Co I Llc	44791		214,936
	Jp Morgan Chase Bk	Fltg Rt 2.13413% Due 04-26-2021		500,264
	Jp Morgan Mtg	25/08/2036 Usd1000 'Av-5' 08-25-2036 Reg		592,235
	Jpmorgan Chase	2.55% Due 10-29-2020		301,365
	Jpmorgan Chase	3.2% Due 01-25-2023		309,613
	Jpmorgan Chase & Co	Nt Fltg Rate Due 03-01-2021/02-01-2021 Reg		303,987
	Jyske Realkredit	1% Snr 01/10/2050 Dkk0.01		635,078
	Kraft Heinz Foods	3.375% Due 06-15-2021		407,121
	Kraft Heinz Foods	3.95% Due 07-15-2025		741,233
	L Brands Inc	6.875% Due 11-01-2035		201,375
	Ladder Cap Fin	5.25% Due 03-15-2022		207,750
	Ladder Cap Fin	5.875% Due 08-01-2021		50,688
	Lamar Media Corp	5 Due 05-01-2023		101,750
	Las Vegas Sands	3.2% Due 08-08-2024		411,842
	Lennar Corp	4.5% Due 04-30-2024		148,050
	Lennar Corp	4.75% Due 04-01-2021		102,250
	Lennar Corp	2.95% Due 11-29-2020		70,175
	Lennar Corp	4.75% Due 11-29-2027		129,300

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Lennar Corp	5% Due 06-15-2027		$81,375
	Level 3 Fing Inc	5.125% Due 05-01-2023		125,781
	Level 3 Fing Inc	Fixed 5.375% Due 08-15-2022		143,529
	Lifepoint Hlth Inc	9.75% Due 12-01-2026		197,750
	Limited Brands Inc	5.625% Due 02-15-2022		42,100
	Lloyds Bkg Group	Fltg Rt 2.907% Due 11-07-2023		203,015
	Lloyds Bkg Group Plc	Plc Nt Fltg Rate Due 06-21-2021 Reg		703,845
	Lower Cadence Holdings Llc	Term Loan Due 05-22-2026 Beo		78,556
	M/I Homes Inc	Fixed 5.625% 08-01-2025		94,275
	Magnolia Oil & Gas	6% Due 08-01-2026		179,375
	Marriott Intl Inc	New Nt Ser Y Fltg Ratedue 12-01-2020 Reg		300,959
	Marriott Own Resorts Inc	Ilg Llc Sr Nt6.5% 09-15-2026		566,150
	Matador Res Co	Fixed 5.875% 09-15-2026		140,350
	Match Group Inc	6.375% Due 06-01-2024		225,481
	Mercedes-Benz Auto Lease	Tr Ser 19-A Cl A2 3.01% 02-16-2021		470,905
	Meredith Corp	Fixed 6.875% 02-01-2026		327,506
	Mgm Resorts Intl	6% Due 03-15-2023		142,675
	Mgm Resorts Intl	7.75% Due 03-15-2022		622,025
	Microchip Tech Inc	Fixed 3.922% Due 06-01-2021		306,804
	Mizuho Finl Gp	Frn Snr 07/2023 Aud250000		212,606
	Mizuho Finl Group	Sr Nt Fltg Rate 03-05-2023		200,747
	Molina Healthcare	4.875% Due 06-15-2025		319,553
	Molina Healthcare	5.375% Due 11-15-2022		143,502
	Mondelez Intl Inc	3% Due 05-07-2020		200,574
	Moog Inc	4.25% Due 12-15-2027		142,464
	Mpt Oper	4.625% Due 08-01-2029		231,750
	Mpt Oper	6.375% Due 03-01-2024		207,994
	Murphy Oil Corp	5.125 12-01-2042		230,000
	Murphy Oil Corp	5.75% Due 08-15-2025		203,960
	Murphy Oil Corp	5.875% Due 12-01-2027		225,750
	Murphy Oil Corp	7.05% Due 05-01-2029		60,088
	Mylan Inc	Formerly 3.125% Due 01-15-2023		507,383
	Mylan N V	Fixed 3.75% Due 12-15-2020		40,798
	Nabors Inds Inc	5.5% Due 01-15-2023		211,200
	Nabors Inds Inc	New 5.75% 02-01-2025		171,000
	Nascar Hldgs Inc	Due 10-19-2026 Beo		100,334
	Nationstar Mtg Llc	6.5% Due 07-01-2021		379,948
	Nationwide Bldg	Fltg Rt 4.363% Due 08-01-2024		424,377
	Navient Corp	5% Due 10-26-2020		152,205
	Navient Corp	6.5% Due 06-15-2022		108,375
	Navient Corp	6.75% Due 06-25-2025		33,120
	Navistar Inc	Term Loan Senior Secured 11-06-2024 Beo		225,920
	Ncr Corp	New 5% Due 07-15-2022		202,125
	Netflix Inc	5.5% Due 02-15-2022		211,750
	Newmark Group Inc	Fixed 6.125% Due 11-15-2023		192,991

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Nextera Energy Cap	2.8% Due 01-15-2023		$102,229
	Nextera Energy Cap	3.342% Due 09-01-2020		201,751
	Nextera Energy Capital Hldgs Inc	Fltg Rt 02-25-2022		302,509
	Ngl Energy Partners Lp	7.5% 11-01-2023		325,000
	Nordea Realkredit	1% Cvd Bds 01/10/50 Dkk0.01		605,619
	Novastar Mtg Fdg	Tr Ser 06-1 Cl A1A Fltg 05-25-2036		129,294
	Nrg Energy Inc	5.75% 01-15-2028		75,950
	Nrg Energy Inc	6.625% Due 01-15-2027		97,650
	Nrg Energy Inc	7.25% Due 05-15-2026		297,160
	Nt Due 10-09-2020 Reg	Nt Due 10-09-2020 Reg		100,149
	Nykredit Realkredi	1% Snr 01/10/2050 Dkk0.01		1,768,204
	Oasis Pete Inc	6.875 Due 03-15-2022		134,750
	Oasis Pete Inc	New Sr Nt 6.875 Due 01-15-2023		30,303
	Occidental Pete Corp	Fltg 08-15-2022		301,603
	Open Text Corp	5.625% Due 01-15-2023		234,025
	Oracle Corp	1.9% Due 09-15-2021		300,629
	Parsley Energy Llc	5.625% Due 10-15-2027		26,438
	Pdc Energy Inc	5.75% 05-15-2026		209,475
	Penske Automotive	5.375% Due 12-01-2024		22,633
	Penske Automotive	5.75% Due 10-01-2022		131,788
	Penske Truck	3.2% Due 07-15-2020		301,287
	Petrobras Global Finance	5.999% 01-27-2028		422,185
	Petroleos	6.49% Due 01-23-2027		212,800
	Phillips 66 Sr	Nt Fltg 02-26-2021		200,012
	Plains All Amern	3.6% Due 11-01-2024		617,540
	Ppn Cmo 4Times Sqr Tr 06-4Ts Cmlmtg	Pasthru Ctf 144A Cl A 5.4 Due 121328 Beo		284,644
	Pride Intl Inc	Del Sr Nt 7.875 Due 08-15-2040		55,550
	Project Alpha Intermediate Holding Inc	Term Loan 04-26-2024		140,523
	Project Alpha Intermediate Holding Inc	Tlb First Lien Due 04-19-2024 Beo		98,062
	Prologis L P	4.25 Due 08-15-2023		642,601
	Public Svc Enterprise Group Inc	2.65% 11-15-2022		304,528
	Pultegroup Inc	5% Due 01-15-2027		92,565
	Pvptl Commscope Fin Llc Sr	Nt 144A 6.0% 03-01-2026		111,694
	Pvptl Daimler Fin North America Llc	Nt Fltg 05-04-2020 Beo		200,131
	Pvptl Fmg Res Aug 2006 Pty Ltd	4.75% Due 05-12-2017		92,925
	Pvptl Indigo Nat Res Llc	6.875% 02-15-2026		141,000
	Pvptl Lions Gate Cap Hldgs Llc	5.875% Due 11-01-2024 Beo		110,550
	Pvptl Parkland Fuel Corp	6.0% 04-01-2026		179,571
	Pvptl Tesla Inc	5.3% 8-15-2025		124,160
	Pvtpl 1011778 B C	New Red Fin Inc 5.0% Due 10-15-2025		196,175
	Pvtpl 1011778 B C	Unlimited Liability Co 3.875% Due 01-15-2028		70,175
	Pvtpl 144A Gannett Co Inc	Sr Nt 4.875% Due 09-15-2021/09-08-2014 Beo		20,050
	Pvtpl 144A Nissan Mtr Accep Corp	2.8% 01-13-2022 Beo		301,963
	Pvtpl Adams Ml Clo Ltd	14-1A Cl A-1-R 144A Fltg Rt 07-15-2026		215,739
	Pvtpl Adient Global Hldgs Ltd	Sr Nt 144A4.875% Due 08-15-2026/08-15-2021 Beo		178,500

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Adient Us Llc	Fixed 7% 05-15-2026		$136,250
	Pvtpl Advanced Disposal Services Inc	Bnds 5.625% Due 11-15-2024		234,000
	Pvtpl Ahp Health Partners	9.75% Due 07-15-2026 Beo		293,366
	Pvtpl Albertsons Cos Inc	Fixed 5.875% 02-15-2028		318,750
	Pvtpl Albertsons Cos Inc/Safeway Inc	New A Sr Nt 144A 7.5% 03-15-2026		150,415
	Pvtpl Alcoa Nederland Holding	6.125% 05-15-2028		227,325
	Pvtpl Allied Unvl Holdco	9.75% 07-15-2027		229,678
	Pvtpl Allied Unvl Holdco Llc	Allied Unv 6.625% 07-15-2026		222,463
	Pvtpl Altice France S.A.	Sr Secd Nt 144A7.375% Due 05-01-2026/05-01-2021 Beo		642,037
	Pvtpl Amn Healthcare Inc	Sr Nt 4.625% Due 10-01-2027		190,475
	Pvtpl Antero Midstream Partners	Lp/Antero Mi 5.75% Due 03-01-2027 Beo		109,922
	Pvtpl Archrock Partners L P	Archrock Partner 6.25% Due 04-01-2028		123,600
	Pvtpl Ard Finance Sa	6.5% Due 06-30-2027Beo		237,809
	Pvtpl Ascent Resources	Aru Fin 7.0% 11-01-2026		139,563
	Pvtpl Asgn Inc	4.625% Due 05-15-2028		128,485
	Pvtpl Ashtead Cap Inc	4.25% 11-01-2029		510,625
	Pvtpl Avantor Inc	144A 9.0% 10-01-2025		290,558
	Pvtpl Avis Budget Car Rent Llc	Avis Budget Fin Inc 5.75% 15 07-03-2019		343,200
	Pvtpl B A T Intl Fin Plc	Gtd Nt 144A 3.95% Due 06-15-2025 Beo		528,948
	Pvtpl B&M Clo	Ser 14-1A Cl A1R Fltg 04-16-2026		103,348
	Pvtpl Bamll Coml Mtg Secs	Sr 2019-Aht Cl A Fltg 03-15-2034		701,409
	Pvtpl Bausch Health Cos Inc	7.0% 01-15-2028		88,304
	Pvtpl Berry Global Escrow Corp	Fixed 4.875% 07-15-2026 Beo		221,487
	Pvtpl Block Communications Inc	6.875% 02-15-2025		332,000
	Pvtpl Blue Racer Mid Llc	Finan 6.125% Due 11-15-2022		259,700
	Pvtpl Bmw Fin	N V 2.25% 08-12-2022		301,202
	Pvtpl Boc Aviation Pte Ltd	Fltg Rt 09-26-2023		1,004,780
	Pvtpl Bombardier Inc	144A 6% Due 10-15-2022/04-15-2019 Beo		139,958
	Pvtpl Bombardier Inc	7.5% Due 03-15-2025		147,467
	Pvtpl Bombardier Inc	7.875% Due 04-15-2027		337,430
	Pvtpl Boyd Gaming Corp	Sr Nt 144A 4.75% Due 12-01-2027/12-03-2019 Beo		135,038
	Pvtpl Bpce	Medium Term Sub Nts Book Entry 144A 4.625 Due 07-11-2024 Beo		1,075,965
	Pvtpl Brinker Intl Inc	Sr Nt 144A 5% Due10-01-2024/09-23-2016 Beo		120,555
	Pvtpl Broadcom Inc	Fixed 3.125% Due 04-15-2021		506,070
	Pvtpl C&W Sr Fing Designated Activity Co	Sr Nt 7.5% 10-15-2026		216,572
	Pvtpl Calpine Corp	Sr Secd Nt 144A 4.5% Due 02-15-2028 Beo		35,310
	Pvtpl Cameron Lng Llc	2.902% 07-15-2031		400,937
	Pvtpl Carlyle Fin Subsidiary Llc	S 3.5% 09-19-2029		399,020
	Pvtpl Carvana Auto Receivables	Tr 2019-2Nt Cl A-2 2.6% 01-18-2022 Beo		576,884
	Pvtpl Cascades Inc	5.125% Due 01-15-2026 Beo		179,813
	Pvtpl Catalent Pharma Solutions Inc	5.0% Due 07-15-2027		89,038
	Pvtpl Catamaran Clo	Sr 13-1A Cl Ar Fltg Due 01-27-2028		697,673
	Pvtpl Cco Hldgs Llc	Cco Hldgs Cap Corp 144A 5.125 Due 05-01-23/04-21-15 Beo		153,095
	Pvtpl Cco Hldgs Llc	4.75% Due 03-01-2030		356,311
	Pvtpl Cdk Global Inc	5.25% Due 05-15-2029		96,525

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Centene Corp	4.25% 12-15-2027		$365,206
	Pvtpl Centene Corp	Del 4.625% Due 12-15-2029		849,491
	Pvtpl Centene Escrow I Corp	Sr Nt 5.375% 06-01-2026		644,179
	Pvtpl Centennial Resource Prodtn Llc	5.375% Due 01-15-2026/11-30-2017		149,340
	Pvtpl Charles Riv Laboratories Intl Inc	4.25% Due 05-01-2028		91,688
	Pvtpl Chesapeake Fdg Ii Llc	2018-2 Cl A-2 Fltg Rate 08-15-2030		289,561
	Pvtpl Cifc Fdg	Ser 15-2A Cl Ar Fltg 04-15-2027		612,110
	Pvtpl Cmo Bamll Coml Mtg Secs	Tr 2019-Rlj Ser 2019-Rlj Cls A Var Rt 04-15-2036		499,385
	Pvtpl Cmo Cim Trust	Ser 19-Inv1 Cls A2 Fltg Rt 02-25-2049		418,495
	Pvtpl Cmo Gosforth Funding	2012-1 Plc Step Up Due 08-25-2060 Beo		462,054
	Pvtpl Cmo Gs Mtg Secs	Tr 2010-C1 Cl A-2 144A 4.592% 08-10-2043		602,350
	Pvtpl Cmo Gs Mtg Secs	Tr 2010-C2 Var Rt Due 12-10-2043 Beo		102,116
	Pvtpl Cmo Gs Mtg Secs Corp	Tr Ser 2016-Rent Cl B 3.98% 02-10-2029		101,005
	Pvtpl Cmo Lmrec	Sr 15-Cre1 Cl Ar Fltg 144A 02-22-2032		47,907
	Pvtpl Cmo Mill City Mtg Ln	Tr 2019-Gs2 Ser 19-Gs2 Cls A1 Var Rt 08-25-2059		1,070,287
	Pvtpl Cmo New Residential Mtg Ln	Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		294,175
	Pvtpl Cmo New Residential Mtg Ln	Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		686,407
	Pvtpl Cmo Obp Depositor Llc	Tr 2010 Obp Ctf 144A 4.6462 Due 07-15-2045 Beo		499,580
	Pvtpl Cmo Rbssp Resecuritization	Tr 2010-1 Cl 2-A1 144A Var 07-26-2045 Beo		42,066
	Pvtpl Cmo Rbssp Resecuritization	Tr Ser 2009-12 Cl 18A1 Fltg 12-25-2035		86,339
	Pvtpl Cmo Silverstone Master Issuer	Ser 19-1A Cl 1A Fltg Rt 01-21-2070		457,665
	Pvtpl Cmo The Bancorp Coml Mtg	Tr Ser 2019-Cre6 Tr Cls A Fltg Due 09-15-2036		198,896
	Pvtpl Cmo Vmc Fin 2018-Fl2 Llc	Pvtpl Cmo Vmc Fin 2018-Fl2 Llc Sr Secd Nt Cl A Fltg 144A Var Rt Due 10-15-2035		475,495
	Pvtpl Commscope Fin Llc	Pvtpl Commscope Fin Llc 144A Fixed 8.25%8.25% Due 03-01-2027/02-19-2019 Beo		50,520
	Pvtpl Commscope Inc	Pvtpl Commscope Inc Bnds 5.0% Due 06-15-2021		21,011
	Pvtpl Commscope Technologies Llc	Pvtpl Commscope Technologies Llc 144A Bnds 5.0% Due 03-15-2027		7,520
	Pvtpl Consolidated Energy Fin S A	Nt 144A 6.5% Due 05-15-2026/05-07-2018 Beo		145,313
	Pvtpl Constellium N V	5.75% Due 05-15-2024/05-07-2014 Beo		256,875
	Pvtpl Cott Hldgs Inc	Sr 5.5% Due 04-01-2025 Beo		303,050
	Pvtpl Cps Auto Tr	Tr 2019-A Nt Cl A 3.18% Due 06-15-2022		591,563
	Pvtpl Credit Accep Corp Mich	Sr Nt 5.125% Due 12-31-2024		119,423
	Pvtpl Credit Suisse Group Ag	6.5 Due 08-08-2023 Beo		1,336,500
	Pvtpl Crestwood Midstream Partners	5.625% 05-01-2027		162,200
	Pvtpl Crownrock L P/Crownrock Fin Inc	5.625% 10-15-2025		306,000
	Pvtpl Csc Hldgs Llc	7.5% 04-01-2028		237,300
	Pvtpl Csc Hldgs Llc	Sr Nt 5.75% 01-15-2030		213,500
	Pvtpl Cumulus Media New Hldgs Inc	6.75% 07-01-2026		128,550
	Pvtpl Danske Bk A/S	Medium Term Nts Bookentry Tranche 5.0% 01-12-2022 Reg		210,079
	Pvtpl Darling Ingredients Inc	Formerly Darlin 5.25% 04-15-2027		244,663
	Pvtpl Dcp Mid Stream Operating	49982		99,750
	Pvtpl Dcp Midstream Llc	Defs 6.75 9/15/37 6.75 Due 09-15-2037 Beo		110,250
	Pvtpl Dell Int Llc	Emc Corp Sr Nt 5.875% 06-15-2021		127,969
	Pvtpl Denali Capital Clo X Ltd	Fltg Rt Ser 13-1A Cl A1Lr Due 10-26-2027		597,921
	Pvtpl Diamond Sports Gr	Diamon 5.375% 08-15-2026 Beo		435,979
	Pvtpl Diamond Sports Gr	Diamon 6.625% Due 08-15-2027 Beo		344,265

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Eagle Hldg Co Ii Llc	Pay In Kind 7.75%05-15-2022		$421,383
	Pvtpl Ecmc Group Stud Ln	Tr 2018-2 Nt Cla Fltg Rate 144A Var Rt Due 09-25-2068		851,334
	Pvtpl Ecmc Group Student Ln	Pvtpl Ecmc Group Student Ln Sr 2018-1A Cl A Var Rt 2-27-2068		353,705
	Pvtpl Endeavor Energy Resource	Pvtpl Endeavor Energy Resource 5.5% Due 01-30-2026/12-07-2017 Beo		196,175
	Pvtpl Ensign Drilling Inc	Pvtpl Ensign Drilling Inc 9.25% Due 04-15-2024		212,344
	Pvtpl Entercom Media Corp	Pvtpl Entercom Media Corp 6.5% 05-01-2027		160,500
	Pvtpl Enterprise Fleet Fing	Sr18-3 Cl A2 3.38% Due 05-20-2024 Beo		262,680
	Pvtpl Erac Usa Fin Llc	Gtd Nt 144A 4.5% Due 08-16-2021 Beo		311,561
	Pvtpl Esh Hospitality Inc	144A 5.25% 05-01-2025		310,125
	Pvtpl Esh Hospitality Inc	4.625% Due 10-01-2027		65,813
	Pvtpl Evans Grove Clo Ltd	Ser 18-1A Cl A1 Fltg 05-28-2028		398,752
	Pvtpl Exeter Automobile Receivables	Ser 19-2A Cl A 2.93% 07-15-2022		507,993
	Pvtpl Extraction Oil & Gas Inc	7.375% 05-15-2024		125,000
	Pvtpl Fidelity & Guaranty Life Hold. Inc	5.5% Due 05-01-2025 Beo		234,300
	Pvtpl Figueroa Clo Ltd	2014-1 Cl A-R Fltg 01-15-2027		154,871
	Pvtpl Financial & Risk Us Hldgs Inc	6.25% Due 05-15-2026		223,706
	Pvtpl Flex Acquisition Co Inc	Sr 6.875% Due 01-15-2025		241,800
	Pvtpl Florida Gas Transmission Co	Sr Nt 144A 5.45% Due 07-15-2020/07-19-2010 Beo		508,406
	Pvtpl Fmg Res August 2006 Pty Ltd	Sr Nt 5.125% 03-15-2023		179,563
	Pvtpl Forest Labs Inc	Sr Nt 4.875 Due 02-15-2021 Beo		191,425
	Pvtpl Forest Labs Inc	Sr Nt 5 Due 12-15-2021		104,593
	Pvtpl Frontdoor Inc	6.75% 08-15-2026		268,140
	Pvtpl Gcp Applied Technologies Inc	Sr Nt 144A 5.5% 04-15-2026		126,000
	Pvtpl Gfl Environmental Inc	5.375% 03-01-2023		82,400
	Pvtpl Gmf Floorplan Owner Revolving	Tr Ser 2018-1 Cl A Fltg 03-15-2022		300,044
	Pvtpl Gmf Floorplan Owner Revolving	Tr Ser 2018-2 Cl A1 3.13% 03-15-2023		303,666
	Pvtpl Gmf Floorplan Owner Revolving	Tr Ser 2018-2 Cl A2 Fltg Rt 03-15-2021		300,176
	Pvtpl Goeasy Ltd	5.375% Due 12-01-2024		112,016
	Pvtpl Golden Credit Card	Ser 2017-4A Cls A Var 144A 07-15-2024		599,994
	Pvtpl Gracechurch Card Plc	Sr 2018-A1 Cl A Fltg 07-15-2022		300,032
	Pvtpl Gtcr Ap Fin Inc	8% Due 05-15-2027		187,200
	Pvtpl Gw B-Cr Sec Corp	9.5% Due 11-01-2027		330,925
	Pvtpl Hertz Corp	7.125% 08-01-2026		222,015
	Pvtpl Hill-Rom Hldgs Inc	Fixed 4.375% 09-15-2027		51,438
	Pvtpl Hologic Inc	4.375% 10-15-2025		134,225
	Pvtpl Hulk Fin Corp	7% Due 06-01-2026 Beo		411,996
	Pvtpl Icg Us Clo	Ser 15-2A Cl Ar Fltg 01-16-2028		298,915
	Pvtpl Imperial Brands Fin Plc	Gtd Sr Nt 3.125% 07-26-2024		606,003
	Pvtpl Inmarsat Fin Plc Gtd	Gtd 4.875% 05-15-2022		202,500
	Pvtpl Iqvia Inc	5.0% 05-15-2027		221,092
	Pvtpl Irb Hldg Corp	Sr Nt 144A 6.75% 02-15-2026		193,788
	Pvtpl Iron Mtn Inc	New 4.875% Due 09-15-2029 Beo		162,528
	Pvtpl Italics Merger Sub Inc	7.125%07-15-2023		97,440
	Pvtpl Jackson Natl Life Fdg Llc	Tranche Sr 00412 Fltg 2.73631% 10-15-2020 Reg		200,264
	Pvtpl Jaguar Hldg Co Ii/Pharmaceutical	6.375% Due 08-01-2023		335,461

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Jmp Cr Advisors Clo	Ser 14-1Ra Cl A Fltg 01-17-2028		$327,613
	Pvtpl Kar Auction Svcs Inc	5.125% Due 06-01-2025 Beo		239,200
	Pvtpl Labl Escrow Issuer Llc	Fixed 6.75% 07-15-2026		154,063
	Pvtpl Ladder Cap Fin Hldgs Lllp	5.25% Due 10-01-2025 Beo		155,625
	Pvtpl Lcpr Sr Secd Fing Designated	Activity Co 6.75 10-15-2027		222,600
	Pvtpl Leaseplan Corp N V	Medium Term Nts2.875% Due 10-24-2024		199,932
	Pvtpl Lions Gate Cap Hldgs Llc	Sr Nt 6.375% 02-01-2024		356,352
	Pvtpl Lithia Motors Inc	4.625% Due 12-15-2027		82,229
	Pvtpl Live Nation Entmt In	4.75% Due 10-15-2027		300,150
	Pvtpl Loomis Sayles Clo Ii Ltd/Loomis Sayles	Ser 15-2A Cls Air Fltg 04-15-2028		279,085
	Pvtpl Ltf Merger Sub Inc	Sr Nt 144A 8.5%Due 06-15-2023/06-15-2019 Beo		107,100
	Pvtpl Marriott Ownership Resorts Inc	4.75% Due 01-15-2028		194,513
	Pvtpl Mdc Partners Inc	6.5% Due 05-01-2024		90,500
	Pvtpl Michaels Stores Inc	Sr Nt 144A 8% Due 07-15-2027/07-15-2022 Beo		168,080
	Pvtpl Midocean Cr Clo Iv	Ser 15-4A Cls Ar Fltg 04-15-2027		295,661
	Pvtpl Mondelez Intl Hldgs Neth B V	Nt 144A 2% Due 10-28-2021/10-28-2016 Beo		300,035
	Pvtpl Montefiore Med Ctr Ny	Gnma Coll Taxbl Rev Bd 144A Due 05-20-27		383,845
	Pvtpl Moog Inc	Sr Nt 144A 5.25% Due 12-01-2022/12-01-2019 Beo		202,740
	Pvtpl Mountain View Clo	Ser 14-1A Cl Arr Fltg 10-15-2026		230,674
	Pvtpl Mountain View Clo	X Ltd Ser 15-10A Cls Ar Fltg 01-13-2027		448,400
	Pvtpl Mplx Lp	144A 6.25% 15/10/2022 6.25% Due 10-15-2022/10-15-2019 Beo		189,668
	Pvtpl Msci Inc	T 4.75% 08-01-2026		51,328
	Pvtpl Navient Private Ed Refi Ln	Tr 2019-Fa Cl A1 2.18% Due 08-15-2068 Beo		377,684
	Pvtpl Navient Pvt Ed Refi Ln	Tr 2018-E Nt Cl A-1 144A 3C7 3.43 Due 12-15-2059		258,524
	Pvtpl Navient Student Ln	Tr 2016-5 Nt Cla Fltg 144A Var Rt Due 06-25-2065 Beo		802,776
	Pvtpl Navient Student Ln	Tr Sr 2017-3 Cl A-1 Fltg Due 07-26-2066		8,288
	Pvtpl Navient Student Loan Trust	Sr 18-Ba Cl A1 Fltg Rt 12-15-2059		56,750
	Pvtpl Navient Student Loan Trust	Sr 17-A Cl A1 Fltg Due 12-16-2058		3,181
	Pvtpl Ncr Corp	6.125% Due 09-01-2029		271,280
	Pvtpl Nelnet Student Ln	Tr Fltg Rt Ser 19-2A Cl A 06-27-2067 Beo		876,104
	Pvtpl Nelnet Student Ln	Tr Ser 17-3A Cl A Fltg 02-25-2066		542,432
	Pvtpl Neptune Finco Corp	Sr 6.625% Due 10-15-2025/10-09-2015 Beo		212,750
	Pvtpl Netflix Inc	4.875% Due 06-15-2030/10-25-2019 Beo		172,656
	Pvtpl Neuberger Berman Clo Ltd	Sr Secd Nt Cl A-1-R2 Frns 3C7 04-15-2027		299,390
	Pvtpl New Enterprise Stone & Lime Co Inc	6.25% 03-15-2026		188,550
	Pvtpl Nissan Mtr Accep Corp	Fltg 09-21-2021 Beo		100,069
	Pvtpl Norbord Inc	5.75% Due 07-15-2027 Beo		124,500
	Pvtpl Nova Chemicals Corp	Sr Nt 144A 5.25% Due 08-01-2023/08-01-2019 Beo		112,342
	Pvtpl Nova Chemicals Corp	Sr Nt 144A 5.25 06-01-2027		200,363
	Pvtpl Nrg Energy Inc	Fixed 5.25% 06-15-2029 Beo		151,375
	Pvtpl Nva Hldgs Inc	Sr Nt 144A 6.875% Due 04-01-2026/03-20-2018 Beo		297,344
	Pvtpl Nxp B V / Nxp Fdg	Sr Nt 144A 3.875% Due 09-01-2022/08-01-2022 Beo		207,510
	Pvtpl Oasis Pete Inc	New 6.25% Due 05-01-2026		70,550
	Pvtpl Oci Nv	6.625% Due 04-15-2023 Beo		469,125
	Pvtpl Ocp Clo 2015-9 Ltd	Ser 15-9A Cl A1R Fltg 07-15-2027		501,396

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Ocp Clo Ltd	Ser 2015-10A Cl A-1-R Fltg 10-26-2027		$699,780
	Pvtpl Oscar Us Fdg Ix Llc	Nt Cl A-2B 144A Var Rt Due 08-10-2021 Beo		97,481
	Pvtpl Oscar Us Fdg Viii Llc	Nt Cl A-2B Fltg 144A 3C7 Var Rt Due 04-12-2021 Beo		26,512
	Pvtpl Ozlme Var Rt	Due 01-18-2030 Beo		280,271
	Pvtpl Palmer Square Ln	Fdg 2018-4A Ltd Cl A-1 Fltg Rt 11-15-2026		228,036
	Pvtpl Palmer Square Ln	Fltg Rt Ser 19-2A Cl A1 04-20-2027 Beo		533,695
	Pvtpl Palmer Square Ln	Ser 18-3A Cl A1 Fltg 08-15-2026		342,490
	Pvtpl Palmer Square Ln	Ser 19-4A Cl A1 Fltg 10-24-2027		550,004
	Pvtpl Park Aerospace Hldgs	5.25% 08-15-2022		69,251
	Pvtpl Parkland Fuel Corp	5.875% Due 07-15-2027 Beo		166,681
	Pvtpl Penarth Master Issuer P L C	Med Term Nt Cl A1 144A Var Rt Due 03-18-2022		199,992
	Pvtpl Penske Truck Leasing Co L P	Ptl 3.375% 02-01-2022		306,386
	Pvtpl Pernod Ricard	5.75% Due 04-07-2021		209,353
	Pvtpl Pernod Ricard Sa	4.45 Due 01-15-2022		156,926
	Pvtpl Pernod Ricard Sa	4.45 Due 01-15-2022		313,851
	Pvtpl Pfg Escrow Corp	10-15-2027/09-27-2019 Beo		203,063
	Pvtpl Polaris Inter Corp	8.5% 12-01-2022		103,366
	Pvtpl Post Hldgs Inc	Sr 5.5% Due 03-01-2025 Beo		402,240
	Pvtpl Post Hldgs Inc	Sr Nt 144A 5.5% Due12-15-2029/07-03-2019 Beo		143,951
	Pvtpl Pq Corp	Sr Secd 6.75% Due 11-15-2022/05-04-2016 Beo		351,475
	Pvtpl President & Fellows Harvard Cg	Taxable Bd 2008D 144A 6.5 Due 01-15-2039		891,025
	Pvtpl Qualitytech Lp	4.75% 11-15-2025		45,595
	Pvtpl Quicken Lns Inc	5.25% 01-15-2028		231,840
	Pvtpl Quicken Loans Inc	5.75% Due 05-01-2025 Beo		196,413
	Pvtpl Reckitt Benckiser Treas Svcs Plc	Fltg Due 06-24-2022		300,675
	Pvtpl Regionalcare Hosp Partners Hldgs Inc	144A 8.25% Due 05-01-2023/04-29-2016		243,225
	Pvtpl Rhp Hotel Pptys Lp & Rhp Fin Corp	Sr Nt 4.75% Due 10-15-2027		170,363
	Pvtpl Rockies Express Pipeline Llc	6.875% Due 04-15-2040/03-22-2010		263,120
	Pvtpl Sabre Glbl Inc	5.25% Due 11-15-2023/11-15-2019 Beo		189,856
	Pvtpl Sabre Glbl Inc	5.375% Due 04-15-2023/04-15-2019 Beo		30,735
	Pvtpl Scientific Games Intl Inc	7.25% Due 11-15-2029		151,900
	Pvtpl Scientific Games Intl Inc	Sr Nt 144A 8.25% 03-15-2026		159,863
	Pvtpl Sensata Technologies Inc	4.375% Due 02-15-2030		66,262
	Pvtpl Sinclair Television Group Inc	5.5% Due 03-01-2030 Beo		92,025
	Pvtpl Sirius Xm Radio Inc	5.375% Due 04-15-2025		282,085
	Pvtpl Sirius Xm Radio Inc	5.5% Due 07-01-2029		228,142
	Pvtpl Sirius Xm Radio Inc	Fixed 4.625% 07-15-2024		220,500
	Pvtpl Slm Stud Ln	Tr 2007-1 Ast Backed Nt Cl A-5A Var Rt Due 01-26-2026 Reg		59,110
	Pvtpl Slm Student Ln	Ser 04-10 Cl A7B Fltg 10-25-2029		696,301
	Pvtpl Smb Private Ed Ln	Tr Ser 2018-A Ln Cla-1 Fltg Rate 144A 03-16-2026		30,606
	Pvtpl Smb Private Ed Ln	Tr Sr 18-C Cl A-1 Fltg 09-15-2025		131,390
	Pvtpl Smbc Aviation Cap Fin Dac Gtd	Sr Nt 144A 2.65% Due 07-15-2021 Beo		302,108
	Pvtpl Sofi Consumer Loan Program	Trust 18-3 A1 3.2% 08-25-2027		113,931
	Pvtpl Sound Pt Clo X Ltd	Sound Pt Clo X Inc Sr Secd Nt Cl A-1-R 144A 01-20-2028		599,297
	Pvtpl Sound Pt Clo X Ltd	Sound Pt Clo Xiv Sr Secd Nt Cl A-R Fltg 144A 3C7 Var		499,843

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Speedway Motorsports Llc	Speedway 4.875% 11-01-2027		$106,444
	Pvtpl Sprint Nextel Corp	Formerly Sprintcorp Gtd Nt 7 Due 03-01-2020 Beo		301,596
	Pvtpl Ssl Robotics Llc	9.75% 12-31-2023		185,963
	Pvtpl Standard Chartered Plc	Nt Fltg Rate 01-20-2023		201,180
	Pvtpl Stars Group Hldgs B V	Stars Group Us C Sr Nt 7.0% 07-15-2026		465,475
	Pvtpl Std Inds Inc	Del 4.75% 01-15-2028		230,625
	Pvtpl Stericycle Inc	Sr Nt 5.375% Due 07-15-2024		193,200
	Pvtpl Summit Matls Llc	Fixed 6.5% 03-15-2027		102,125
	Pvtpl Suntory Hldgs Ltd	2.55% Due 06-28-2022		301,635
	Pvtpl Talen Energy Supply Llc	7.25% 05-15-2027		184,135
	Pvtpl Tallgrass Energy Partners Lp/Tallgrass	Sr 5.5% 09-15-2024		91,455
	Pvtpl Tegna Inc	144A 5.0% Due 09-15-2029 Beo		96,663
	Pvtpl Telesat Canada/Telesat Llc	4.875% Due 06-01-2027		101,750
	Pvtpl Telesat Cda	6.5% 10-15-2027		231,435
	Pvtpl Telos Clo Ltd	Ser 2014-5A Cl A-1-Rfltg Rate 04-17-2028		268,681
	Pvtpl Tempo Acquisition Llc	Tempo Acquisitio 6.75% 06-01-2025		289,100
	Pvtpl Tenet Healthcare Corp	4.875% 01-01-2026		497,515
	Pvtpl Tenet Healthcare Corp	5.125% 11-01-2027		396,094
	Pvtpl Ticp Clo Ii-2 Ltd	Ticp Clo Ii-2 Llc Ser 18-Iia Cl A1 Fltg 04-20-2028		298,570
	Pvtpl Towd Point Mortgage Trust	Ser 19-Sj3 Cls A1 Var Rt 09-25-2059		1,075,725
	Pvtpl Towd Pt Mtg	Tr Ser 2019-Hy3 Cl A1A Fltg 12-25-2048		1,046,328
	Pvtpl Transdigm Inc	6.25% 03-15-2026		135,326
	Pvtpl Transdigm Inc	Sr Sub Nt 144A 5.5% Due 11-15-2027/11-13-2019 Beo		202,246
	Pvtpl Transocean Inc	7.5% Due 01-15-2026 Beo		92,825
	Pvtpl Transocean Inc	Sr Nt 7.25% 11-01-2025 Beo		127,400
	Pvtpl Transocean Poseidon Ltd	Sr Secd Nt6.875% 02-01-2027		137,800
	Pvtpl Trillium Cr Card Tr Ii	Fltg Ser 2018-1A Cl A 02-27-2023 Beo		500,054
	Pvtpl Trinseo Matls Oper S C A	Trinseo 5.375% Due 09-01-2025		130,000
	Pvtpl Tronox Finance Plc	Bnds 5.75% 10-01-2025		28,524
	Pvtpl Tronox Inc	Sr Nt 144A 6.5% 04-15-2026		216,342
	Pvtpl Ubs Ag London Brh	Sr Nt Fltg Rate Due 06-08-2020		200,331
	Pvtpl Univision Communications Inc	Sr Secd Nt 144A 5.125% Due 05-15-2023 Beo		224,438
	Pvtpl Univision Communications Inc	Sr Secd Nt 6.75 Due 09-15-2022		123,830
	Pvtpl Upcb Fin Iv Ltd	Secd 144A 5.375% Due 01-15-2025/01-15-2020 Beo		282,700
	Pvtpl Valeant Pharmaceutical	5.875 Due 5-15-23		396,439
	Pvtpl Valeant Pharmaceutical	Sr 6.125% Due 04-15-2025/03-27-2015		103,323
	Pvtpl Valeant Pharmaceuticals Intl	8.5% 01-31-2027		239,148
	Pvtpl Valeant Pharmaceuticals Intl Inc Cda	6.5% Due 03-15-2022 Beo		470,350
	Pvtpl Valeant Pharmaceuticals Intl Inc Cda	Sr Nt 144A 5.5% Due 03-01-2023		222,105
	Pvtpl Venture Cdo Ltd	Ser 18-35A Cls As 144A Fltg Rt 10-22-2031 Beo		597,951
	Pvtpl Venture Cdo Ltd	Ser 15-21A Fltg Rate Due 07-15-2027		383,098
	Pvtpl Venture Cdo Ltd	Sr 14-17A Cl Arr Fltg 04-15-2027		198,451
	Pvtpl Venture Xii Clo Ltd	Ser 2012-12A Cl A-Rr Fltg 02-28-2026		512,028
	Pvtpl Venture Xvi Clo Ltd	Ser 14-16A Cl A-Rr Var Rate 01-15-2029		498,492
	Pvtpl Venture Xxv Clo Ltd	Venture Xxv Clo Ll Sr Secd Nt Cl A-R 144A 3C7 Var Rt		699,682

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Viasat Inc	Sr Nt 144A 5.625% 09-15-2025		$376,980
	Pvtpl Vici Pptys	Nt 4.25% Due 12-01-2026		144,200
	Pvtpl Vici Pptys L P	Vici Nt 4.625% Due 12-01-2029		213,713
	Pvtpl Viking Cruises Ltd	5.875% Due 09-15-2027 Beo		130,388
	Pvtpl Vistra Operations Co Llc	4.3% Due 07-15-2029		382,571
	Pvtpl Vistra Operations Co Llc	5.0% 07-31-2027		289,459
	Pvtpl Vistra Operations Co Llc	5.5% Due 09-01-2026 Beo		74,200
	Pvtpl Vistra Operations Co Llc	Sr Nt 144A 5.625% 02-15-2027		126,450
	Pvtpl Vizient Inc	Fixed 6.25% 05-15-2027 Beo		74,900
	Pvtpl Volkswagen Group Amer	Fltg Rate 3.875% Due 11-13-2020		711,429
	Pvtpl Volkswagen Group Amer Fin Llc	Fltg Rt 11-12-2021 Beo		302,613
	Pvtpl Voya Clo Ltd	Ser 14-3A Cl A1R Fltg Rt 07-25-2026 Due 07-25-2026 Beo		344,192
	Pvtpl Wand Merger Corp	Sr Nt 8.125% 07-15-2023		190,534
	Pvtpl Wex Inc	4.75 Due 02-01-2023		201,500
	Pvtpl Whitehorse X Ltd/Whitehorse X Llc	Sr Secd Nt Cl A-1-R Fltg 04-17-2027		230,371
	Pvtpl Williams Scotsman Intl Inc	6.875% Due 08-15-2023 Beo		163,138
	Pvtpl Williams Scotsman Intl Inc	Sr Secd Nt 7.875% 12-15-2022		163,673
	Pvtpl Xpo Logistics Inc	6.5% 06-15-2022		152,850
	Pvtpl Xpo Logistics Inc	6.75% 144A 08-15-2024		158,607
	Pvtpl Xpo Logistics Inc	Sr Nt 144A 6.125% Due 09-01-2023/09-01-2019 Beo		397,436
	Pvtpl Z Cap Cr Partners Clo	Ser 15-1A Cl A1R Fltgt Rt 07-16-2027		99,539
	Pvtpl Zais Clo 1 Ltd	Ser 14-1A Cl A-1A-R Fltg Rt 04-15-2028		199,177
	Pvtpl Zayo Group Llc/Zayo Cap Inc	Sr 5.75% 01-15-2027		59,959
	Pvtpl Zekelman Inds Inc	Sr Secd Nt 144A 9.875% Due 06-15-2023/06-15-2019 Beo		42,050
	Pvtpl1 Nielsen Fin Llc	144A 5 Due 04-15-2022		466,744
	Pvtpltralee Clo Iii Ltd	Ser 2014-3A Cl A-R Fltg 10-20-2027		699,613
	Pvtpltriumph Group Inc	6.25% Due 09-15-2024		154,534
	Pvtplvolkswagen Group Amer Fin Llc Gtd	Nt Fltg 11-13-2020		301,209
	Qep Res Inc	6.875% Due 03-01-2021		517,500
	Rabobank Nederland	Fltg Rt 2.80663% Due 09-26-2023		703,317
	Refinitiv Us Holdings Inc.	Fka Initial Dollar Term 10-01-2025 Beo		404,681
	Regency Energy Partners	5.75 Due 09-01-2020 Reg		304,232
	Regionalcare Hospital Partners, Inc.	Term Loan B Due 11-16-2025		236,704
	Reynolds Group	5.75 Due 10-15-2020		97,032
	Reynolds Group Issuer Inc/ Reynolds	Reynolds Fltg Rt 144A 7-15-2021		55,069
	Rhp Hotel Pptys Lp	5% Due 04-15-2023		153,000
	Ripon Mort. Plc	Frn M/Bkd 08/2056 Gbp 'A2'		387,574
	Rockwell Collins	2.8% Due 03-15-2022		203,521
	Royal Bk Cda	Global Medium Term Sr Bk Nt2.25% Due 11-01-2024		502,122
	Royal Bk Scotland	3.875% Due 09-12-2023		209,607
	Royal Bk Scotland	Fltg Rt 3.16175% Due 05-15-2023		303,305
	Royal Bk Scotland Group Plc	4.269% Due 03-22-2025		531,227
	Royal Bk Scotland Group Plc	4.519% Due 06-25-2024		318,712
	Royal Bk Scotland Group Plc	Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		203,032
	Royal Bk Scotland Group Plc	Plc Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		507,580

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Royal Bk Scotland Grp Plc	Perpetual Sub Fltg Rt Due 12-29-2049		$204,376
	Sabine Pass	5.625% Due 03-01-2025		563,154
	Sabine Pass Liquefaction Llc	Sr Secd Nt 5.625 Due 02-01-2021		308,368
	Salesforce Com Inc	3.25% Bnds 04-11-2023		312,067
	Santander Uk Group	3.571% Due 01-10-2023		204,767
	Santander Uk Group	Fltg Rt 4.796% Due 11-15-2024		971,947
	Santander Uk Plc	Plc Nt Fltg Due 06-01-2021 Reg		250,861
	Sba Communications	4% Due 10-01-2022		259,781
	Sempra Energy	3.75% Due 11-15-2025		423,384
	Sempra Energy	Nt Fltg Rate Due 03-15-2021 Reg		100,032
	Sensata	6.25% Due 02-15-2026		231,663
	Service Corp Intl	5.375% Due 05-15-2024		154,500
	Service Corp Intl	Fixed 5.125% 06-01-2029		95,625
	Silverstone Master	Frn M/Bkd 01/2070 Gbp'2A'		371,170
	Sinclair T.V	5.875% Due 03-15-2026		42,050
	Sl Green Oper	Fltg Rt 2.67175% Due 08-16-2021		1,000,207
	Slc Student Ln	Tr 2006-1 Asset Backed Ntcl A-5 Fltg Var 03-15-2027 Reg		134,020
	Slm Corp Medium Term	Nts Book Entry Tranche # Tr 00107 7.25% Due 01-25-2022		440,008
	Slm Student Ln Tr	2005-4 Cl A-3 Var Rt Due 01-25-2027		260,724
	Slm Student Ln Tr	2005-7 Student Ln-Bkd Nt Cl A-4 Var 10-25-2029 Reg		622,932
	Slm Student Ln Tr	Pvtpl Ser 2004-8A Cl A5 Flt Rt Due 04-25-2024		6,395
	Sm Energy Co	5.625% Due 06-01-2025		213,563
	Smbc Aviation Cap	4.125% Due 07-15-2023		210,459
	Solarwinds Holdings Inc	Term Ln B Due 02-05-2024 Beo		238,004
	Solenis Intl Lp/Solenis Hldgs 3 Llc	Due 06-26-2025 Beo		214,089
	Southern Pwr Co	Due 12-20-2020/12-20-2019 Beo		200,049
	Spectra Energy Partners Lp	Sr Nt Fltg Due 06-05-2020 Reg		200,352
	Spi Australia Assets Pty Mtn	3.3% 09/04/2023		410,932
	Springleaf Fin	5.375% Due 11-15-2029		109,599
	Springleaf Fin	6.125% Due 03-15-2024		191,625
	Springleaf Fin	6.875% Due 03-15-2025		113,750
	Springleaf Fin	8.25% Due 12-15-2020		104,925
	Springleaf Fin	7.75 Due 10-01-2021		217,250
	Springleaf Finance Corporation	6.625% 01-15-2028		124,168
	Sprint Cap Corp	6.875% Due 11-15-2028		589,393
	Sprint Corp	7.125% Due 06-15-2024		91,694
	Sprint Corporation	7.25% Due 09-15-2021		264,375
	Sprint Corporation	7.875% Due 09-15-2023		93,783
	Sprint Nextel Corp	6 Due 11-15-2022		157,313
	Sprint Nextel Corp	7% Due 08-15-2020		127,656
	Src Energy Inc	6.25% 12-01-2025		196,463
	Stars Group Holdings B.V.	Term Loan Due 07-10-2025 Beo		569,908
	Starwood Ppty Tr	5% Due 12-15-2021		347,563
	Starwood Ppty Tr	Fixed 3.625% Due 02-01-2021		115,719
	State Str Corp	Var Rate 3.776% 12-03-2024		105,831

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Steel Dynamics Inc	5% Due 12-15-2026		$40,414
	Steel Dynamics Inc	5.125% Due 10-01-2021		65,039
	Steel Dynamics Inc	5.25% Due 04-15-2023		43,838
	Steel Dynamics Inc	Fixed 4.125% 09-15-2025		38,024
	Subn Propane	5.5% Due 06-01-2024		66,788
	Subn Propane	5.875% Due 03-01-2027		104,000
	Sumitomo Mitsui	2.934% Due 03-09-2021		303,238
	Sumitomo Mitsui Banking	Fltg 10-16-2020 Beo		300,522
	Sumitomo Mitsui Banking	Fltg Rt Due 01-17-2020		300,058
	Sumitomo Mitsui Banking Corp	2.45% Due 01-16-2020		500,107
	Sumitomo Mitsui Finl Group Inc	2.448% Due 09-27-2024		300,767
	Sumitomo Mitsui Finl Group Inc	Sumibk 2.696% 07-16-2024 Beo		507,188
	Summit Matls Llc	Fin 6.125% 07-15-2023		195,120
	Summit Midstream Hldgs Llc	Summit Mids 5.75% 04-15-2025		123,728
	Sunoco Lp	Sunoco 4.875% Due 01-15-2023		250,517
	Sydney Airport Finance	144A 5.125 Due 02-22-2021		412,973
	Synchrony	3.65% Due 05-24-2021		255,267
	Syngenta Fin	NV 3.698% Due 04-24-2020		300,944
	Syngenta Fin	NV 5.182% Due 04-24-2028		646,703
	Tallgrass Energy	4.75% Due 10-01-2023		74,813
	Targa Res Partners	6.75% Due 03-15-2024		67,356
	Targa Res Partners	Fixed 5% Due 01-15-2028		158,100
	Targa Res Partners/Targa Res	Sr Nt 5.875% Due 04-15-2026 Beo		100,938
	Telecom Italia Cap	6% Due 09-30-2034		219,863
	Telecom Italia Cap	6.375% Due 11-15-2033		138,750
	Teleflex Inc	4.625% 11-15-2027		211,962
	Telenet Fin	Lux 5.5% Snr Sec 01/03/2028 Usd		430,600
	Tenneco Inc	5% Due 07-15-2026		165,600
	Teva	2.2% Due 07-21-2021		188,848
	T-Mobile Usa Inc	4.75% 02-01-2028		115,259
	T-Mobile Usa Inc	6% Due 04-15-2024		139,388
	T-Mobile Usa Inc	6.375% Due 03-01-2025		413,332
	T-Mobile Usa Inc	6.5 Due 01-15-2024		61,726
	T-Mobile Usa Inc	6.5% Due 01-15-2026		562,910
	Toledo Edison Co	7.25% Due 05-01-2020		83,169
	Toll Bros Fin Corp	3.8% Due 11-01-2029		114,425
	Toll Bros Fin Corp	4.35% Due 02-15-2028		36,488
	Towd Point Mt	19-13 Frn M/Bkd 07/2045 Gbp'A1'		1,585,962
	Toyota Mtr Cr Corp	Medium Term Nts Book Var 05-17-2022		200,589
	Toyota Tsusho Corp	3.625% Snr 13/09/23 Usd1000		208,903
	Transdigm Inc	6.5% Due 07-15-2024		149,546
	Transdigm Inc	Fixed 7.5% 03-15-2027		289,857
	Transocean Inc	6.8% Due 03-15-2038		127,800
	Treehouse Foods	4.875% Due 03-15-2022		125,469
	Treehouse Foods	6% Due 02-15-2024		108,806

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Triumph Group Inc	Fixed 7.75% Due 08-15-2025		$135,551
	Twitter Inc	3.875% Due 12-15-2027		372,806
	U S Bk Natl Assn Cincinnati Ohio	Medium Fltg 07-24-2020		250,239
	Ubs Ag London Brh	Nt Fltg 144A Due 12-01-2020/11-01-2020 Beo		200,510
	Ubs Ag Stamford	7.625% Due 08-17-2022		789,117
	Unicredit Spa	Fltg Rt 5.73775% Due 01-14-2022		366,905
	United Rentals North Amer Inc	5.5% Due 07-15-2025		62,344
	United Rentals North Amer Inc	6.5% Due 12-15-2026 Reg		450,616
	Univision	5.125% Due 02-15-2025		247,188
	Univision Communications Inc.	Term Loan Due 03-15-2024 Beo		98,845
	Usa Compression	Fixed 6.875% Due 04-01-2026		126,000
	Usa Compression Partners Lp Usa	6.875% Due 09-01-2027		104,160
	Utd Contl Hldg	Fixed 4.15% Due 04-11-2024		285,834
	Utd Rentals N Amer	5.5% Due 05-15-2027		80,345
	Utd Rentals N Amer	5.875% Due 09-15-2026		41,837
	Utd Technologies	3.1% Due 06-01-2022		307,812
	Valaris Plc	Fixed 7.75% Due 02-01-2026		50,846
	Valeant Pharmaceuticals Intl Inc Cda	Gtdsr Secd Nt 144A 7.0% Due 03-15-2024		322,400
	Verizon	3.376% Due 02-15-2025		458,681
	Verscend Holding Corp.	Term Loan 08-27-2025 Beo		98,610
	Vfh Parent Llc	Term Loan 01-03-2026		160,654
	Vici Pptys 1 Llc	8% Due 10-15-2023		265,213
	Virgin Media Secd Fin Plc	5.5% 05-15-2029		561,138
	Voc Escrow Ltd	5% Due 02-15-2028		29,330
	Volkswagen Group	4% Due 11-12-2021		310,285
	Wells Fargo & Co	Fltg Rt 2.00888% Due 12-07-2020		503,885
	Wells Fargo & Co	Fltg Rt 2.59375% Due 03-04-2021		202,456
	Wells Fargo & Co	Fltg Due 10-31-2023/10-31-2022 Reg		712,453
	Wells Fargo Bank Natl Association	Fltg Rt 07-23-2021		250,357
	Wells Fargo Bk N A	Fltg Rt 05-27-2022		502,147
	Wells Fargo Bk N A San Fran Cal	Fltg 03-25-2020		250,044
	Wells Fargo Home	Fltg Rt 2.62675% Due 10-25-2034		49,019
	Wesco Distr Inc	5.375% Due 06-15-2024		285,313
	Westinghouse Air Brake Technologies Corp	4.40% Due 03-15-2024		106,181
	Westinghouse Air Brake Technologies Corp	4.7% 09-15-2028		770,042
	Westlake	2.84% Due 09-15-2021		53,900
	Westpac Bkg Corp	Nt Fltg Rate Due 05-15-2020 Reg		200,147
	Wideopenwest Finance, Llc	Term Loan B Due 08-18-2023 Beo		195,344
	William Morris Endeavor Entmt Llc	Term B-1 Ln 05-18-25		244,286
	Woodside Fin Ltd	Gtd Nt 4.6% Due 05-10-2021/05-10-2011 Beo		102,447
	Wpx Energy Inc	5.25% Due 10-15-2027		131,875
	Wpx Energy Inc	Fixed 5.75% 06-01-2026		170,800
	Wyndham	4.625% Due 03-01-2030		125,313
	Wyndham Step Cpn	5.4% Due 04-01-2024		63,525
	Wyndham Worldwide Corp	3.9% Due 03-01-2023 Reg		90,900

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Wyndham Worldwide Corp	4.5% 04-01-2027		$43,400
	Wyndham Worldwide Corp	5.625 Due 03-01-2021 Reg		50,593
	Zayo Group Llc	6.375% Due 05-15-2025		223,690

	Derivative investments
	HSBC Bank USA, N.A.	HSBC BANK 0% ELN 29/10/2020 USD1		5,532,544
	JP Morgan Chase Bank, N.A.	CALL SWO USD CHASUS33 P 3MLIBOR / R 1.066% European 317U073U8 10/02/2020		17,127
	Citibank N.A.	CALL SWO USD CITIUS33 P 3MLIBOR / R 1.5% European 317U934T0 03/10/2020		1,543
	Deutsche Bank Ag	CALL SWO USD DEUTGB2L P 3MLIBOR / R 1.5% European 317U941T1 03/10/2020		1,594
	JP Morgan Chase Bank, N.A.	TOTALRTN AUD CHASUS33 18 MAR 2020 AQR11582065 M7AU INDEX		3,541
	Citigroup Global Markets	LCH_RPI SBSIUS33 15/11/2048 EUR P CPTFE / R 1.945% SWU0SC530		14,606
	Citigroup Global Markets	LCH_RPI SBSIUS33 15/11/2048 EUR P CPTFE / R 1.95% SWU0X8558		21,120
	Citigroup Global Markets	RPI EUR EUR CPI X-TOB/1.62% LCH_SBSIUS 15/05/2028 SWU0R0008		9,620
	Citigroup Global Markets	RPI EUR EUR CPI X-TOB/1.946% LCH_SBSIUS 15/03/2048 SWU09MT25		11,363
	Citigroup Global Markets	RPI EUR FRC CPI X-TOB/1.6175% LCH_SBSIUS15/07/2028 SWU0SS600		23,800
	Glodman Sachs and Co	IRS ILS 3MTELBO/12M 1.883% GSCMUS33 21/03/2028 SWU00OFD1		5,701
	Barclays Bank Plc Wholesale	IRS ILS 3MTELBO/12M 1.95% BARCGB5G 20/06/2028 SWU00OIT3		5,506
	Glodman Sachs and Co	IRS ILS 3MTELBO/12M 1.97125% GSCMUS33 16/02/2028 SWU00OD50		10,185
	Glodman Sachs and Co	IRS ILS 3MTELBO/12M 1.9975% GSCMUS33 20/06/2028 SWU00OFZ2		4,216
	HSBC Bank USA, N.A.	IRS ILS 3MTELBO/12M 1.9975% MRMDUS33 20/06/2028 SWU00OFN9		3,313
	JP Morgan Chase Bank, N.A.	IRS ILS 3MTELBO/12M 2.078% CHASUS33 20/06/2028 SWU00OE75		5,768
	JP Morgan Chase Bank, N.A.	TOTALRTN EUR/1M CHASUS33 18 MAR 2020 AQR11582113 M7IT INDEX		39,812
	JP Morgan Chase Bank, N.A.	TOTALRTN SGD/1M CHASUS33 18 MAR 2020 AQR11582085 M7SG INDEX		8,198
	Citigroup Global Markets	LCH_RPI SBSIUS33 15/06/2039 GBP P RPI / R 3.6% SWU0SF947		23,878
	Citigroup Global Markets	LCH_RPI SBSIUS33 15/09/2024 GBP P RPI / R 3.85% SWU0JD561		38,025
	Citigroup Global Markets	LCH_RPI SBSIUS33 15/11/2024 GBP P RPI / R 3.386% SWU0JD652		869
	Citigroup Global Markets	LCH_RPI SBSIUS33 15/11/2028 GBP P RPI / R 3.603% SWU0X8517		973
	Citigroup Global Markets	LCH_RPI SBSIUS33 15/12/2028 GBP P RPI / R 3.632% SWU084084		5,388
	Citigroup Global Markets	RPI GBP UK RPI/3.3575% LCH_SBSIUS 15/04/2035 SWU09FQ31		43,116
	Citigroup Global Markets	RPI GBP UK RPI/3.47% LCH_SBSIUS 15/09/2032 SWU09TR71		56,844
	Citigroup Global Markets	RPI GBP UK RPI/3.5% LCH_SBSIUS 15/09/2033 SWU0Z8093		1,464
	Citigroup Global Markets	RPI GBP UK RPI/3.579% LCH_SBSIUS 15/10/2033 SWU0TY838		4,629
	Citigroup Global Markets	LCH_RPI SBSIUS33 03/14/2021 USD P 1.875% / R CPI SWU0SF418		561
	Citigroup Global Markets	LCH_RPI SBSIUS33 03/18/2021 USD P 1.927% / R CPI SWU086717		1,193
	Citigroup Global Markets	LCH_RPI SBSIUS33 03/20/2020 USD P 1.957% / R CPI SWU0SF244		6,572
	Citigroup Global Markets	LCH_RPI SBSIUS33 05/13/2021 USD P 1.816% / R CPI SWU087004		223
	Citigroup Global Markets	LCH_RPI SBSIUS33 07/25/2021 USD P 1.432% / R CPI SWU0JD801		3,422
	Citigroup Global Markets	LCH_RPI SBSIUS33 08/06/2021 USD P 1.432% / R CPI SWU0ZA536		3,549
	Citigroup Global Markets	LCH_RPI SBSIUS33 09/09/2021 USD P 1.445% / R CPI SWU0FA470		9,809
	Citigroup Global Markets	LCH_RPI SBSIUS33 09/20/2021 USD P 1.592% / R CPI SWU0SH562		6,800
	Citigroup Global Markets	LCH_RPI SBSIUS33 10/01/2021 USD P 1.487% / R CPI SWU0FC195		5,340
	Citigroup Global Markets	RPI USD 1.55%/US CPI LCH_SBSIUS 07-26-2021 SWU0C8494		7,227
	Citigroup Global Markets	RPI USD 1.57%/US CPI BOFAUS6NGFX 11-23-2020 SWU0AN162		38,019
	Citigroup Global Markets	RPI USD 1.6025%/US CPI LCH_SBSIUS 09-12-2021 SWU0C8486		6,145
	Citigroup Global Markets	RPI USD 1.6775%/US CPI LCH_SBSIUS 05-24-2021 SWU029980		25,030

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citigroup Global Markets	RPI USD 2.02125%/US CPI LCH_SBSIUS 11-25-2020 SWU0C8452		$480
	Citigroup Global Markets	RPI USD 2.0265%/US CPI LCH_SBSIUS 11-23-2020 SWU0C8403		535
	Citigroup Global Markets	RPI USD US CPI/2.15% LCH_SBSIUS 09-25-2027 SWU0A1962		3,091
	Citigroup Global Markets	RPI USD US CPI/2.18% LCH_SBSIUS 09-20-2027 SWU0Y4614		3,804
	Citigroup Global Markets	RPI USD US CPI/2.335% LCH_SBSIUS 02-05-2028 SWU0Y9274		25,870
	Citigroup Global Markets	RPI USD US CPI/2.3525% LCH_SBSIUS 05-09-2028 SWU080215		9,097
	Citigroup Global Markets	RPI USD US CPI/2.36% LCH_SBSIUS 05-09-2028 SWU02Y712		13,888
	Citigroup Global Markets	RPI USD US CPI/2.364% LCH_SBSIUS 05-10-2028 SWU0Z3011		13,997
	Credit Suisse International	LCH_IRS CSFBUS33 17/03/2031 JPY P 0.25% / R 6MLIBOR SWU00W8H2		27,568
	Credit Suisse International	LCH_IRS CSFBUS33 20/03/2024 JPY P 6MLIBOR / R 0.1% SWU00PS44		10,701
	Credit Suisse International	LCH_IRS CSFBUS33 18/03/2030 GBP P 0.75% / R 6MLIBOR SWU00W8Y5		56,524
	Glodman Sachs and Co	CME_IRS CME_GOLDUS USD P 3M LIBOR/R 2.75% 02/25/2020 SWU00OGP3		28,113
	Glodman Sachs and Co	CME_IRS CME_GOLDUS USD P 3M LIBOR/R 3.0% 09/20/2020 SWU00PNG2		46,820
	Citigroup Global Markets	CME_IRS CME_SBSIUS USD P 3M LIBOR/R 2.68% 10/25/2023 SWU00L7Y0		36,064
	Citigroup Global Markets	CME_IRS SBSIUS33 09/12/2029 USD P 1.75% / R 3MLIBOR SWU00VGI3		4,295
	Citigroup Global Markets	LCH_IRS LCH_SBSIUS USD P 1.75%/R 3M LIBOR 12/21/2026 SWU00INB9		2,236
	Citigroup Global Markets	LCH_IRS LCH_SBSIUS USD P 3M LIBOR/R 2.75% 12/19/2023 SWU00PV24		8,059
	HSBC Bank USA, N.A.	CDS MRMDUS33 03/20/2020 SELL FED REPUBLIC OF BRAZIL SWPC0IGS0		481
	CSFB	CDS ICE_SBSIUS 20/12/2020 SWPC0GNL1		384
	JP Morgan Chase Bank, N.A.	CDS CHASUS33 12-20-2023 SWPC0HMU0		28,795
	Credit Suisse International	CDS / STS CSFPGB2L 09-17-2058 SWPC0CLY4		3,895
	Goldman Sachs International London	CDS / STS GSILGB2X 01-17-2047 SWPC03Q03		6,983
	Goldman Sachs International London	CDS / STS GSILGB2X 05-11-2063 SWPC722Y0		798
	Goldman Sachs International London	CDS / STS GSILGB2X 05-11-2063 SWPC722Y0		792
	Goldman Sachs International London	CDS / STS GSILGB2X 10-17-2057 SWPC0ATK0		6,489
	Goldman Sachs & Co	CDS / STS ICE_SBSIUS 06-20-2023 SWPC0GS10		24,414
	Goldman Sachs & Co	CDS / STS ICE_SBSIUS 12-20-2023 SWPC0HFI5		18,783
	Glodman Sachs and Co	CDS ICE_GOLDUS 06-20-2023 SWPC0GQG9		2,799
	CSFB	CDS ICE_SBSIUS 12-20-2023 SWPC0HJ26		1,331
	Citigroup Global Markets	CDX SBNYUS33 08/17/2061 SELL CMBX.NA.AAA.12 SWPC0HTX7		136
	Glodman Sachs and Co	ICE_CDS GOLDUS33 12/20/2024 SELL GENERAL ELECTRIC CO 2. SWPC0IIT6		672
	Glodman Sachs and Co	ICE_CDX GOLDUS33 06/20/2024 SELL CDX.NA.IG.32 SWPC0HY52		385,771
	Glodman Sachs and Co	ICE_CDX GOLDUS33 12/20/2024 SELL CDX.NA.IG.33 SWPC0IJA6		762,411
	Goldman Sachs	SYN_SWAP 0.0 20 MAR 2020 SMH0 INDEX FSMIH20_SW		6,259,464
	Brown Brothers Harriman and Co.	FX DEAL TRANSACTED ON 30 DEC, 2019 DKK USD EX.RATE 6.678130		170
	HSBC Bank USA, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2019 DKK USD EX.RATE 6.675622		8,404
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 FEB, 2019 USD BRL EX.RATE 0.259949		5,002
	BNP Paribas Paris	FX DEAL TRANSACTED ON 27 FEB, 2019 USD BRL EX.RATE 0.260905		46,832
	Banco Santander S.A. New York	FX DEAL TRANSACTED ON 17 OCT, 2019 BRL USD EX.RATE 4.157599		38,679
	Citibank N.A.	FX DEAL TRANSACTED ON 22 NOV, 2019 BRL USD EX.RATE 4.220699		15,088
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 BRL USD EX.RATE 4.142100		3,150
	BNP Paribas Paris	FX DEAL TRANSACTED ON 31 DEC, 2019 BRL USD EX.RATE 4.030700		1,846
	Citibank N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 BRL USD EX.RATE 4.030700		486
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 BRL USD EX.RATE 4.030700		214
	State Street Bank and Trust Co.	FX DEAL TRANSACTED ON 31 DEC, 2019 BRL USD EX.RATE 4.030699		629

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citibank N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 USD HKD EX.RATE 0.128346		$5
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 GBP USD EX.RATE 0.760527		13,662
	Citibank N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 GBP USD EX.RATE 0.760528		13,664
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 USD HKD EX.RATE 0.128346		5
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 PEN USD EX.RATE 3.357500		217
	Natwest Markets Plc	FX DEAL TRANSACTED ON 27 SEP, 2019 COP USD EX.RATE 3476.200011		33,095
	Citibank N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 PEN USD EX.RATE 3.320300		711
	Citibank N.A.	FX DEAL TRANSACTED ON 22 NOV, 2019 MXN USD EX.RATE 19.585000		20,993
	BNP Paribas Paris	FX DEAL TRANSACTED ON 18 DEC, 2019 MXN USD EX.RATE 19.007299		2,398
	HSBC Bank USA, N.A.	FX DEAL TRANSACTED ON 14 OCT, 2019 RUB USD EX.RATE 65.090795		2,774
	Goldman Sachs Bank USA	FX DEAL TRANSACTED ON 01 OCT, 2019 MXN USD EX.RATE 20.140500		8,998
	State Street Bank and Trust Co.	FX DEAL TRANSACTED ON 18 DEC, 2019 BRL USD EX.RATE 4.054450		2,186
	Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 EUR USD EX.RATE 0.898150		846
	BNP Paribas Paris	FX DEAL TRANSACTED ON 11 DEC, 2019 EUR USD EX.RATE 0.898065		2,251
	Goldman Sachs Bank USA	FX DEAL TRANSACTED ON 05 NOV, 2019 RUB USD EX.RATE 64.110015		14,854
	Citibank N.A.	FX DEAL TRANSACTED ON 23 OCT, 2019 CNH USD EX.RATE 7.096200		1,994
	BNP Paribas Paris	FX DEAL TRANSACTED ON 29 OCT, 2019 CNH USD EX.RATE 7.085531		5,957
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 AUD USD EX.RATE 1.466063		84,993
	Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 GBP USD EX.RATE 0.770601		21,280
	Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 AUD USD EX.RATE 1.466065		84,996
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 GBP USD EX.RATE 0.770600		21,279
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 AUD USD EX.RATE 1.466526		55,597
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 SEK USD EX.RATE 9.571646		385
	Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 SEK USD EX.RATE 9.571659		385
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 DKK USD EX.RATE 6.691394		638
	Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 DKK USD EX.RATE 6.691402		638
	Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2019 AUD USD EX.RATE 1.466528		55,599
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 GBP USD EX.RATE 0.771619		2,224
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 SEK USD EX.RATE 9.575445		1,697
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 GBP USD EX.RATE 0.772556		23,623
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 GBP USD EX.RATE 0.771620		2,224
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 GBP USD EX.RATE 0.772555		23,621
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 SEK USD EX.RATE 9.575457		1,697
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 HKD USD EX.RATE 7.835863		375
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 HKD USD EX.RATE 7.835872		375
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 AUD USD EX.RATE 1.462876		51,370
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 ILS USD EX.RATE 3.446082		193
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 EUR USD EX.RATE 0.896957		4,637
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 AUD USD EX.RATE 1.462874		51,368
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 ILS USD EX.RATE 3.446087		193
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 AUD USD EX.RATE 1.465545		8,899
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 EUR USD EX.RATE 0.896956		4,636
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 SGD USD EX.RATE 1.359757		2,903
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 AUD USD EX.RATE 1.465544		8,899
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2019 SGD USD EX.RATE 1.359756		2,903

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 21 NOV, 2019 GBP USD EX.RATE 0.769672		$20,163
	Citibank N.A.	FX DEAL TRANSACTED ON 21 NOV, 2019 GBP USD EX.RATE 0.769673		20,165
	Deutsche Bank AG	FX DEAL TRANSACTED ON 21 NOV, 2019 IDR USD EX.RATE 14294.000002		16,040
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 21 NOV, 2019 AUD USD EX.RATE 1.467064		56,218
	Citibank N.A.	FX DEAL TRANSACTED ON 21 NOV, 2019 EUR USD EX.RATE 0.896301		61
	Citibank N.A.	FX DEAL TRANSACTED ON 21 NOV, 2019 AUD USD EX.RATE 1.467066		56,221
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 21 NOV, 2019 EUR USD EX.RATE 0.896301		61
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 22 NOV, 2019 GBP USD EX.RATE 0.771166		21,958
	Citibank N.A.	FX DEAL TRANSACTED ON 22 NOV, 2019 GBP USD EX.RATE 0.771167		21,959
	Citibank N.A.	FX DEAL TRANSACTED ON 22 NOV, 2019 AUD USD EX.RATE 1.469189		58,668
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 22 NOV, 2019 AUD USD EX.RATE 1.469187		58,666
	Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2019 ILS USD EX.RATE 3.445108		163
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2019 ILS USD EX.RATE 3.445103		163
	Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2019 AUD USD EX.RATE 1.467051		56,203
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2019 AUD USD EX.RATE 1.467049		56,201
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2019 SGD USD EX.RATE 1.362419		3,376
	Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2019 SGD USD EX.RATE 1.362420		3,377
	Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2019 GBP USD EX.RATE 0.773588		24,855
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2019 GBP USD EX.RATE 0.773587		24,854
	Citibank N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 DKK USD EX.RATE 6.726809		213
	Citibank N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 JPY USD EX.RATE 108.206093		1
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 DKK USD EX.RATE 6.726804		213
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 NZD USD EX.RATE 1.554654		38,650
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 JPY USD EX.RATE 108.205958		1
	Citibank N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 NZD USD EX.RATE 1.554656		38,651
	Citibank N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 EUR USD EX.RATE 0.900985		15,558
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 EUR USD EX.RATE 0.900984		15,556
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 AUD USD EX.RATE 1.470864		60,594
	Citibank N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 GBP USD EX.RATE 0.774827		26,329
	Citibank N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 AUD USD EX.RATE 1.470866		60,596
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 GBP USD EX.RATE 0.774826		26,328
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 ILS USD EX.RATE 3.443632		118
	Citibank N.A.	FX DEAL TRANSACTED ON 26 NOV, 2019 ILS USD EX.RATE 3.443636		118
	Citibank N.A.	FX DEAL TRANSACTED ON 27 NOV, 2019 ILS USD EX.RATE 3.441507		53
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 NOV, 2019 ILS USD EX.RATE 3.441502		53
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 NOV, 2019 AUD USD EX.RATE 1.469107		58,574
	Citibank N.A.	FX DEAL TRANSACTED ON 27 NOV, 2019 AUD USD EX.RATE 1.469109		58,576
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 NOV, 2019 GBP USD EX.RATE 0.774586		26,043
	Citibank N.A.	FX DEAL TRANSACTED ON 27 NOV, 2019 GBP USD EX.RATE 0.774587		26,044
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 NOV, 2019 GBP USD EX.RATE 0.772025		22,988
	Citibank N.A.	FX DEAL TRANSACTED ON 29 NOV, 2019 GBP USD EX.RATE 0.772026		22,989
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 02 DEC, 2019 GBP USD EX.RATE 0.772445		23,490
	Citibank N.A.	FX DEAL TRANSACTED ON 02 DEC, 2019 GBP USD EX.RATE 0.772446		23,492
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 02 DEC, 2019 ILS USD EX.RATE 3.451858		369
	Citibank N.A.	FX DEAL TRANSACTED ON 02 DEC, 2019 ILS USD EX.RATE 3.451863		369

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citibank N.A.	FX DEAL TRANSACTED ON 02 DEC, 2019 AUD USD EX.RATE 1.472698		$62,698
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 02 DEC, 2019 AUD USD EX.RATE 1.472696		62,696
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 ILS USD EX.RATE 3.459211		95
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 AUD USD EX.RATE 1.458254		45,987
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 ILS USD EX.RATE 3.458382		568
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 SEK USD EX.RATE 9.441788		756
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 ILS USD EX.RATE 3.459215		95
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 AUD USD EX.RATE 1.458253		45,985
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 ILS USD EX.RATE 3.458377		568
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 SEK USD EX.RATE 9.441775		756
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 CHF USD EX.RATE 0.982948		2,353
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 JPY USD EX.RATE 108.451417		6,616
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 SGD USD EX.RATE 1.363542		217
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 CHF USD EX.RATE 0.982947		2,353
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 JPY USD EX.RATE 108.451553		6,619
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 SGD USD EX.RATE 1.363540		217
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 JPY USD EX.RATE 108.460093		1,151
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 JPY USD EX.RATE 108.459958		1,151
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 GBP USD EX.RATE 0.767829		17,938
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 NZD USD EX.RATE 1.533495		45,291
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 GBP USD EX.RATE 0.767830		17,939
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2019 NZD USD EX.RATE 1.533493		45,289
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2019 AUD USD EX.RATE 1.460541		48,654
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2019 AUD USD EX.RATE 1.460539		48,652
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2019 GBP USD EX.RATE 0.764711		14,149
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2019 GBP USD EX.RATE 0.764710		14,148
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2019 ILS USD EX.RATE 3.467180		834
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2019 ILS USD EX.RATE 3.467175		834
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 05 DEC, 2019 GBP USD EX.RATE 0.758426		6,420
	Citibank N.A.	FX DEAL TRANSACTED ON 05 DEC, 2019 GBP USD EX.RATE 0.758427		6,421
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 05 DEC, 2019 SGD USD EX.RATE 1.360661		3,064
	Citibank N.A.	FX DEAL TRANSACTED ON 05 DEC, 2019 SGD USD EX.RATE 1.360662		3,064
	Citibank N.A.	FX DEAL TRANSACTED ON 05 DEC, 2019 AUD USD EX.RATE 1.459016		46,876
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 05 DEC, 2019 AUD USD EX.RATE 1.459014		46,874
	Citibank N.A.	FX DEAL TRANSACTED ON 06 DEC, 2019 AUD USD EX.RATE 1.458604		46,396
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 06 DEC, 2019 AUD USD EX.RATE 1.458603		46,394
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 06 DEC, 2019 SGD USD EX.RATE 1.358778		2,728
	Citibank N.A.	FX DEAL TRANSACTED ON 06 DEC, 2019 SGD USD EX.RATE 1.358779		2,729
	SCBLGB2L	FX DEAL TRANSACTED ON 09 DEC, 2019 TWD USD EX.RATE 30.255000		4,497
	HSBC Bank USA, N.A.	FX DEAL TRANSACTED ON 09 DEC, 2019 KRW USD EX.RATE 1186.200000		6,290
	Barclays Bank PLC Wholesale	FX DEAL TRANSACTED ON 09 DEC, 2019 KRW USD EX.RATE 1185.600000		3,947
	Citibank N.A.	FX DEAL TRANSACTED ON 09 DEC, 2019 GBP USD EX.RATE 0.758012		1,507
	Credit Suisse International	FX DEAL TRANSACTED ON 09 DEC, 2019 TWD USD EX.RATE 30.240000		4,314
	Credit Suisse International	FX DEAL TRANSACTED ON 09 DEC, 2019 TWD USD EX.RATE 30.272000		1,590
	Credit Suisse International	FX DEAL TRANSACTED ON 09 DEC, 2019 KRW USD EX.RATE 1186.100000		3,223

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citibank N.A.	FX DEAL TRANSACTED ON 09 DEC, 2019 USD JPY EX.RATE 0.009273		$379
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 09 DEC, 2019 GBP USD EX.RATE 0.758011		1,507
	Credit Suisse International	FX DEAL TRANSACTED ON 09 DEC, 2019 KRW USD EX.RATE 1185.300000		85
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 09 DEC, 2019 EUR USD EX.RATE 0.897014		22,027
	Credit Suisse International	FX DEAL TRANSACTED ON 09 DEC, 2019 KRW USD EX.RATE 1185.300000		3,797
	Citibank N.A.	FX DEAL TRANSACTED ON 09 DEC, 2019 EUR USD EX.RATE 0.897015		22,030
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 09 DEC, 2019 SGD USD EX.RATE 1.358344		3,315
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 09 DEC, 2019 USD JPY EX.RATE 0.009273		379
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 CHF USD EX.RATE 0.978895		8
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 CHF USD EX.RATE 0.978895		8
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 DKK USD EX.RATE 6.699055		441
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 DKK USD EX.RATE 6.699064		442
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 NZD USD EX.RATE 1.521550		30,827
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 DKK USD EX.RATE 6.694720		17
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 SEK USD EX.RATE 9.462416		25
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 NZD USD EX.RATE 1.521552		30,828
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 DKK USD EX.RATE 6.694720		17
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2019 SEK USD EX.RATE 9.462416		25
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 NZD USD EX.RATE 1.512485		13,389
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 NZD USD EX.RATE 1.512483		13,388
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 EUR USD EX.RATE 0.892276		1,574
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 EUR USD EX.RATE 0.892275		1,574
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 HKD USD EX.RATE 7.798828		16
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 ILS USD EX.RATE 3.473307		93
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 HKD USD EX.RATE 7.798818		16
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2019 ILS USD EX.RATE 3.473303		93
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 DKK USD EX.RATE 6.698101		600
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 SEK USD EX.RATE 9.365778		69
	Citibank N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 GBP USD EX.RATE 0.763230		268
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 GBP USD EX.RATE 0.763229		268
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 AUD USD EX.RATE 1.445503		9,730
	Citibank N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 AUD USD EX.RATE 1.445505		9,730
	Citibank N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 DKK USD EX.RATE 6.698110		600
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 JPY USD EX.RATE 108.825944		2,554
	Citibank N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 SEK USD EX.RATE 9.365790		69
	Citibank N.A.	FX DEAL TRANSACTED ON 20 DEC, 2019 JPY USD EX.RATE 108.826081		2,554
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 DKK USD EX.RATE 6.696770		6
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 EUR USD EX.RATE 0.897028		20,855
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 GBP USD EX.RATE 0.771314		124
	Citibank N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 EUR USD EX.RATE 0.897029		20,857
	Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 GBP USD EX.RATE 0.771316		124
	Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 SGD USD EX.RATE 1.355412		248
	Citibank N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 GBP USD EX.RATE 0.767433		61,516
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 SGD USD EX.RATE 1.355411		248
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 CHF USD EX.RATE 0.975077		13

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2019

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 31 DEC, 2019 GBP USD EX.RATE 0.767433		$61,512
	Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 CHF USD EX.RATE 0.975077		13
	Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 HKD USD EX.RATE 7.801513		22
	Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 DKK USD EX.RATE 6.696770		6
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2019 HKD USD EX.RATE 7.801504		22
	Citibank N.A.	FX DEAL TRANSACTED ON 31 OCT, 2019 MXN USD EX.RATE 19.666299		16,181
	Natwest Markets Plc	FX DEAL TRANSACTED ON 10 DEC, 2019 MXN USD EX.RATE 19.616499		9,798

	Repurchase agreements
*	PIMCO	Agreement to repurchase securities W/Citigroup 1.55% From 12-31-2019 To 01-02-2020		5,800,000

	Collective trust funds
*	AQR	Aqr Emerging Equities Collective Investment Fund - Class D 35,188,579 Shares		365,925,289
*	Blackrock	Blackrock Msci Acwi Ex Us Imi Index Nl Und Cl F 17,111,957 Shares		284,607,774
*	Blackrock	Blackrock Emerging Markets Index Nl Fund F 3,282,930 Shares		79,939,334
*	Blackrock	Blackrock Equity Non Lending Class F 28,095,611 Shares		1,521,163,795
*	Blackrock	Blackrock Midcap Equity Index (S&P Midcap 400) Nl Cl F 7,651,644 Shares		266,727,124
*	Blackrock	Blackrock Russell 2000 Index Nl 7,372,763 Shares		244,451,315
*	Blackrock	Blackrock Us Debt Index Non Lendablefund F 11,132,938 Shares		172,371,277
	State Street	Ssga Global Reit 1,193,463 Shares		27,742,057
	State Street	Ssga Target Retirement 2025 Nl Fund 10,854,780 Shares		267,440,076
	State Street	Ssga Target Retirement 2035 Nl Fund 14,438,730 Shares		378,800,089
	State Street	Ssga Target Retirement 2045 Nl Fund 8,769,748 Shares		236,309,625
	State Street	Ssga Target Retirement 2055 Nl Fund 6,090,417 Shares		127,770,862
	State Street	Ssga Target Retirement 2060 Nl Fund 4,286,280 Shares		61,058,056
	State Street	Ssga Us Hi Yield Bd Index Nl Sf Cl A 1,328,100 Shares		26,194,119
	State Street	State Street Retirement 2050 Nl Fund 7,121,698 Shares		189,871,579
	State Street	Invt Fds Tx Exmp Ssga Target Ret 2020 Non-Len Ser Fd Cl A 5,903,230 Shares		155,219,540
	State Street	Invt Fds Tx Exmp Ssga Target Ret 2030 Non-Len Ser Fd Cl A 9,603,830 Shares		288,633,503
	State Street	Invt Fds Tx Exmp Ssga Target Ret 2040 Non-Len Ser Fd Cl A 7,575,527 Shares		237,682,165
	State Street	Invt Fds Tx Exmp Ssga Target Ret Inc Non-Len Ser Fd Cl A 9,038,802 Shares		172,722,469
*	MSIF	Morgan Stanley Investment Management Global Real Estate Class O 12,894,360 Shares		158,600,627
*	Northern Trust	Short Term Investment Fund		392,613,334
*	PIMCO	Pimco Short Term Floating Nav Ii 3,138,218 Shares		31,413,562
	Wellington	Wellington Opportunistic Emerging Markets Debt (Series 1) 5,565,221 Shares		62,608,732

	Participant-directed investments at fair value			$12,197,615,656

*	Various Participants	Participant Loans (secured by account, rates ranging from		$102,723,614
		4.25% to 9.25% with maturity dates ranging from 2020 to 2035)

* Party-in-interest

** Cost information is not required for Participant-directed investments and therefore is not included.

See Report of Independent Registered Public Accounting Firm

(concluded)